SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant     [X]

Filed by a Party other than the Registrant     [  ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement

[X]   Definitive Proxy Statement

[ ]   Definitive Additional Materials

[ ]   Soliciting Material Under Rule 14a-12

[ ] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                               MAYNARD OIL COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
               Payment of Filing Fee (Check the appropriate box):

[ ]   No fee required.

[X]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)   Title of each class of securities to which transaction applies:

      Common stock, par value $.10 per share

(2)   Aggregate number of securities to which transaction applies:

      4,880,368 shares of common stock

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      $17.00 per share. The filing fee is based on a total of 4,880,368 shares currently outstanding.

(4)   Proposed maximum aggregate value of transaction:

      $82,966,256.00

(5)   Total fee paid:  $16,593.26

[X]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)   Amount previously paid:

(2)   Form, Schedule or Registration Statement No.:

(3)   Filing party:

(4)   Date filed:

                               MAYNARD OIL COMPANY

                               Maynard Oil Company
                                    Suite 660
                               Dallas, Texas 75206

                                  June 26, 2002

Dear Maynard Oil Stockholder:

         You are cordially invited to attend a special meeting of Stockholders of Maynard Oil Company to be held at the offices of the Company, 8080 N. Central Expressway, Dallas, Texas, on July 17, 2002 at 9:30 a.m., local time.

         At the special meeting, you will be asked to vote on a proposal to approve the Agreement and Plan of Merger dated as of April 25, 2002 by and among Maynard Oil Company, Plantation Petroleum Holdings, LLC, and Plantation Petroleum Acquisition Corp., a newly formed subsidiary of Plantation Petroleum Holdings.

         If Maynard Oil's Stockholders approve the merger agreement, the Plantation subsidiary will be merged with and into Maynard Oil, and each outstanding share of Maynard Oil common stock will be converted into the right to receive $17.00 in cash, without interest. As a result of the merger, Maynard Oil will become a wholly owned subsidiary of Plantation. You will not become a stockholder of Plantation as a result of the merger. Information concerning the merger is in the accompanying proxy statement, and a copy of the merger agreement is attached as Annex A. We urge you to read these documents carefully. Approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Maynard Oil common stock. Holders of approximately 56% of the outstanding shares of Maynard Oil common stock have entered into a voting agreement with Plantation to vote to approve the merger and adopt the merger agreement. The proxy statement and enclosed form of proxy are first being mailed to Stockholders on or about June 26, 2002.

         Your board of directors, after careful consideration, has unanimously approved the merger and adopted the merger agreement and has determined that the merger is advisable and fair to and in the best interests of Maynard Oil and Maynard Oil's Stockholders. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

         Whether or not you plan to attend the special meeting, we urge you to complete, sign and return the enclosed proxy card as soon as possible to ensure that your shares will be voted at the special meeting. If you attend the special meeting, you may vote in person, even if you have submitted a proxy. Your vote is important regardless of the number of shares that you own.

Sincerely yours,



James G. Maynard
Chairman

                               MAYNARD OIL COMPANY
                           8080 N. Central Expressway
                                    Suite 660
                               Dallas, Texas 75206

                           ---------------------------

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           To be held on July 17, 2002

To the Stockholders of Maynard Oil Company:

         A special meeting of Stockholders of Maynard Oil Company will be held at 9:30 a.m., local time, on July 17, 2002 at 8080 N. Central Expressway, Suite 660, Dallas, Texas, for the following purposes:

         1. To vote on the Agreement and Plan of Merger dated as of April 25, 2002 among Maynard Oil, Plantation Petroleum Holdings, and Plantation Petroleum Acquisition, a newly formed subsidiary of Plantation Petroleum Holdings, pursuant to which each outstanding share of Maynard Oil common stock will be converted into the right to receive $17.00 in cash, without interest; and

         2. To transact any other business that may properly come before the special meeting or any adjournment of the special meeting.

         The board of directors has fixed the close of business on June 13, 2002 as the record date for determining the Stockholders entitled to notice of, and to vote at, the special meeting or any adjournment of the meeting. Only Stockholders of record on the record date are entitled to notice of, and to vote at, the special meeting or any adjournment of the meeting.

         The accompanying proxy statement describes the proposed merger and the merger agreement in more detail. A copy of the merger agreement is attached as Annex A. We encourage you to read these documents carefully.

         The board of directors has unanimously approved the merger and adopted the merger agreement and has determined that the merger is advisable and fair to and in the best interests of Maynard Oil and its Stockholders. THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

         Your vote is important regardless of the number of shares that you own. The affirmative vote of the holders of a majority of the outstanding shares of Maynard Oil common stock is required for approval of the merger and the merger agreement. Holders of approximately 56% of the outstanding shares of Maynard Oil common stock have entered into a voting agreement with Plantation to vote to approve the merger and adopt the merger agreement. Even if you plan to attend the special meeting in person, please sign and return the enclosed proxy card as soon as possible to ensure that your shares will be represented at the special meeting if you cannot attend. If you attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

                                            By Order of the Board of Directors,



                                            Linda K. Burgess
                                            Secretary
Dallas, Texas
June 26, 2002

                                TABLE OF CONTENTS

Questions and Answers About the Merger and the Special Meeting.............iii
Summary of the Proxy Statement...............................................1
   The Parties...............................................................1
   Overview..................................................................1
   What Stockholders Will Receive in the Merger (see page 6).................1
   Federal Income Tax Consequences (see page 12).............................1
   Board Recommendation (see pages 6 and 10).................................1
   Interests of Certain Persons in the Merger (see page 13)..................2
   Opinion of the Company's Financial Advisor (see page 18)..................2
   Special Meeting of Stockholders (see page 4)..............................2
   Record Date for Voting; Required Vote (see page 5)........................2
   Conditions to Completion of the Merger (see page 27)......................2
   Termination of the Merger Agreement (see page 28).........................2
   Dissenters' Rights (see page 14)..........................................3
Special Meeting of Maynard Oil Stockholders..................................4
   General...................................................................4
   Date, Time and Place of the Special Meeting...............................4
   Purpose of the Special Meeting............................................4
   Proxies...................................................................4
   How to Vote Your Shares...................................................4
   Solicitation of Proxies...................................................4
   Record Date and Voting Rights.............................................5
   How to Revoke Your Proxy..................................................5
   Quorum....................................................................5
   Required Vote.............................................................5
   Recommendation of the Maynard Oil Board...................................6
The Merger...................................................................6
   Effects of the Merger.....................................................6
   What Stockholders Will Receive in the Merger..............................6
   Maynard Oil After the Merger..............................................6
   Background of the Merger..................................................6
   Recommendation of Maynard Oil's Board of Directors and Reasons
     for the Merger.........................................................10
   Federal Income Tax Consequences..........................................12
   Interests of Certain Persons in the Merger...............................13
   Accounting Treatment.....................................................13
   Regulatory Approval......................................................13
   Dissenters' Rights.......................................................14
   Completion and Effectiveness of the Merger...............................17
   Payment of Cash for Maynard Oil Stock....................................17
   Delisting of Maynard Oil Common Stock After the Merger...................17
   Financing for the Merger.................................................18
   Opinion of William Blair & Company, L.L.C................................18
The Merger Agreement........................................................23
   Representations and Warranties...........................................24
   Covenants................................................................25
   Conditions to the Merger.................................................27
   Termination of the Merger Agreement......................................28
   Effect of Termination....................................................29
   Extension, Amendment and Waiver of the Merger Agreement..................29
Information About Maynard Oil company.......................................29
   The Company..............................................................29
   Market Price.............................................................29
   Maynard Oil's Board of Directors and Management..........................30
   Ownership of Principal Stockholders and Management of Maynard Oil........31

SUMMARY OF FEES BILLED TO MAYNARD OIL BY INDEPENDENT ACCOUNTANTS............33
Information About Plantation Petroleum Holdings, LLC........................33
Forward-Looking Statements..................................................33
Other Information...........................................................35
   Where Stockholders Can Find More Information.............................35
   Stockholder Proposals....................................................35
   Other....................................................................36

Index to Financial Statements..............................................F-1
Merger Agreement...........................................................A-1
Voting Agreement...........................................................B-1
Opinion of William Blair & Company, L.L.C..................................C-1
Section 262 of the Delaware General Corporation Law........................D-1

         QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q: IF THE MERGER IS COMPLETED, WHAT WILL I RECEIVE FOR MY MAYNARD OIL COMMON STOCK? (SEE PAGE 6)

         A: You will receive $17.00 in cash, without interest, for each share of Maynard Oil Company common stock that you own immediately before the merger.

Q:       WHAT IS THE DATE, PLACE AND TIME OF THE SPECIAL MEETING?  (SEE PAGE 4)

         A: The special meeting of Stockholders will take place on July 17, 2002 at 8080 N. Central Expressway, Dallas, Texas, at 9:30 a.m., local time.

Q:       WHO CAN VOTE AT THE SPECIAL MEETING? (SEE PAGE 5)

         A: You can vote at the special meeting, if you owned Maynard Oil Company common stock at the close of business on June 13, 2002.

Q:       HOW DO I VOTE? (SEE PAGE 4)

         A: After you have read this proxy statement, you may grant a proxy by completing, signing and returning the proxy card in the enclosed envelope or by attending the special meeting and voting in person.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES? (SEE PAGES 4)

         A: Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker how to vote your shares by following the directions your broker provides to you. Without instructions, your broker is not entitled to vote your shares and your shares will not be voted.

Q:       CAN I CHANGE MY VOTE AFTER I HAVE SENT MY PROXY CARD? (SEE PAGE 5)

         A: Yes. You may change your proxy instructions at any time before the vote at the special meeting for shares held directly in your name. You may do this by completing a new proxy card. You may also change your vote by attending the special meeting and voting in person. However, merely attending the special meeting will not cause your previously granted proxy to be revoked, unless you vote in person at the meeting. For shares held in "street name," you may change your vote by timely submitting new voting instructions to your broker or nominee.

Q:       AM I ENTITLED TO DISSENTERS' RIGHTS?  (SEE PAGE 14 AND ANNEX D).

         A: Yes. As a Maynard Oil Stockholder, you have the right to dissent from the merger and seek an appraisal of the fair value of your shares. If you wish to do so, you must strictly follow certain procedures

Q:       WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED? (SEE PAGE 17)

         A: We hope to complete the merger as soon as practical after the special meeting, assuming the required Stockholder approval and other conditions to the merger are obtained or met.

Q: IS THERE A CHANCE THE MERGER WON'T BE COMPLETED EVEN IF THE STOCKHOLDERS APPROVE IT? (SEE PAGE 27)

         A: Yes. The merger is subject to other conditions in addition to approval and adoption of the merger agreement by Maynard Oil's Stockholders.

Q:       SHOULD I SEND IN MY STOCK CERTIFICATES NOW? (SEE PAGE 17)

         A: No. Do not send in your stock certificates now. After the merger is completed, you will receive written instructions for exchanging your Maynard Oil Company stock certificates for cash.

Q: WHAT IF I SELL MY MAYNARD OIL COMPANY STOCK BEFORE THE MERGER IS COMPLETED? (SEE PAGE 17)

         A: The record date for the special meeting is June 13, 2002. If you hold your Maynard Oil Company shares on the record date, but subsequently transfer your Maynard Oil Company shares after the record date but before the merger, you will retain your right to vote at the special meeting, but not the right to receive the merger consideration. The right to receive the merger consideration will pass to the person to whom you transferred your shares.

Q:       WHO CAN I CONTACT FOR MORE INFORMATION? (SEE PAGE 35)

         A: If you have additional questions about the merger or anything discussed in this proxy statement, you should contact:

                           Maynard Oil Company
                           8080 N. Central Expressway
                           Suite 660
                           Dallas, Texas  75206
                           Attention:  Linda K. Burgess
                           Telephone:  (214) 891-8880

                         SUMMARY OF THE PROXY STATEMENT

         This summary highlights selected information contained elsewhere in this proxy statement. This summary does not contain all of the information that is important to Stockholders. To better understand the merger, Maynard Oil urges its Stockholders to carefully read this entire proxy statement, the annexes attached to this proxy statement, and the other documents referred to in this proxy statement.

THE PARTIES

         Maynard Oil Company is engaged in the exploration, development and production of oil and natural gas in the United States. The Company's common stock is traded over the counter under the Nasdaq symbol MOIL.

         Plantation Petroleum Holdings, LLC is a privately owned exploration and production company formed to acquire, develop and produce oil and gas properties. Plantation Petroleum Acquisition Corp. is a subsidiary of Plantation Petroleum Holdings, LLC, that was formed specifically to merge into Maynard Oil.

OVERVIEW

         Maynard Oil Company, Plantation Petroleum Holdings and Plantation Petroleum Acquisition Corp., which is a wholly owned subsidiary of Plantation Petroleum Holdings, LLC, entered into a merger agreement on April 25, 2002. The full text of the merger agreement is attached as Annex A. The merger agreement provides that, upon completion of the merger, Maynard Oil will become a wholly owned subsidiary of Plantation Petroleum Holdings. Whether or not the merger takes place, Stockholders will not become stockholders of Plantation Petroleum Holdings or Plantation Petroleum Acquisition. Completion of the merger requires that holders of a majority of the outstanding Maynard Oil common stock vote to approve and adopt the merger agreement. Holders of approximately 56% of the outstanding Maynard Oil common stock have agreed with Plantation Petroleum Holdings to vote to approve the merger agreement. The full text of the voting agreement is attached as Annex B.

WHAT STOCKHOLDERS WILL RECEIVE IN THE MERGER (SEE PAGE 6)

         If the merger is completed, Stockholders will receive $17.00 in cash, without interest, for each share of Maynard Oil common stock that the Stockholder owns immediately before the merger. There will no longer be a public market for Maynard Oil's common stock after the Merger. It will no longer be listed on Nasdaq or any stock exchange.

FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 12)

         The receipt of cash in exchange for shares of Maynard Oil common stock will be a taxable event for federal income tax purposes for Maynard Oil Stockholders. It may also be a taxable transaction under applicable foreign, state and local income tax laws. Generally, for federal income tax purposes, Maynard Oil Stockholders will recognize capital gain or loss in an amount equal to the difference between the cash that each Maynard Oil Stockholder receives in the merger and the adjusted tax basis in the shares of Maynard Oil common stock that the Stockholder surrenders in the merger.

         The tax consequences of the merger to each Stockholder will depend on each particular situation. Maynard Oil urges its Stockholders to consult their tax advisors for a full understanding of the tax consequences of the merger to each individual Stockholder.

BOARD RECOMMENDATION (SEE PAGES 6 AND 10)

         The board of directors, after careful consideration, has unanimously approved and adopted the merger agreement and has determined that the merger is advisable and fair to and in the best interests of Maynard Oil and Maynard Oil's Stockholders. THE MAYNARD OIL BOARD OF DIRECTORS RECOMMENDS THAT ITS STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (SEE PAGE 13)

         Stockholders should note that some members of Maynard Oil's board of directors and management have interests in the merger that may be different from, or in addition to, the interests of Maynard Oil Stockholders. These interests include their receipt of cash payments under specified circumstances.

OPINION OF THE COMPANY'S FINANCIAL ADVISOR (SEE PAGE 18)

         William Blair & Company, L.L.C. acted as financial advisor to Maynard Oil in connection with the Company's exploration of strategic alternatives, including the proposed merger with Plantation. On April 23, 2002, William Blair delivered its opinion to Maynard Oil's board of directors that, as of that date and based upon and subject to the assumptions and qualifications stated in its opinion, the merger consideration to be paid to the Company's Stockholders in the merger pursuant to the merger agreement is fair to the Company's Stockholders from a financial point of view. The full text of William Blair's written opinion is attached as Annex C.

SPECIAL MEETING OF STOCKHOLDERS (SEE PAGE 4)

         The special meeting of Maynard Oil's Stockholders will take place on July 17, 2002 at 8080 N. Central Expressway, Suite 660, Dallas, Texas, at 9:30 a.m., local time. At the meeting, Stockholders will vote on a proposal to approve and adopt the merger agreement and the merger.

RECORD DATE FOR VOTING; REQUIRED VOTE (SEE PAGE 5)

         Stockholders can vote at the special meeting, if they were Stockholders of record of Maynard Oil common stock at the close of business on June 13, 2002. As of that date, 4,880,368 shares of Maynard Oil common stock were outstanding.

         Each Stockholder is entitled to one vote per share on each matter presented for a stockholder vote at the special meeting. The approval of a majority of the outstanding shares of Maynard Oil common stock is required to approve and adopt the merger agreement and the merger. Stockholders holding approximately 56% of the outstanding shares have entered into a voting agreement with Plantation to vote to approve the merger and adopt the merger agreement. The full text of the voting agreement is attached as Annex B.

CONDITIONS TO COMPLETION OF THE MERGER (SEE PAGE 26)

         The obligations of Maynard Oil and Plantation to complete the merger are subject to the following conditions:

          0    our Stockholders must approve and adopt the merger agreement; and

          0 no temporary restraining order, decree, ruling or injunction or other order of a court or other governmental entity or can be in effect directing that the merger not be completed or making the merger illegal or which would materially limit or restrict the ownership or operation of Maynard Oil after the merger.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 28)

         Either Maynard Oil or Plantation may terminate the merger agreement in any of the following circumstances:

          0    at any time before the merger by mutual written consent;

          0 if the merger has not been completed by October 31, 2002, unless the party asking to terminate the merger agreement has breached the merger agreement; and

          0 if any law or regulation makes completion of the merger illegal or if the merger is prohibited by any judgment, injunction, order or decree and no appeal of the judgment, injunction, order or decree is possible.

         Plantation may terminate the merger agreement in any of the following circumstances:

          0 if Maynard Oil breaches any of its covenants, obligations or other agreements or Maynard Oil's representations are no longer true and correct in a way that would have a material adverse effect on Maynard Oil, although Maynard Oil has the ability to cure breaches in some situations within fifteen (15) days of Plantation's notice to Maynard Oil of the breach; or

          0 if Maynard Oil's board of directors notifies Plantation of its intention to pursue a superior acquisition proposal and does not withdraw the notice within three business days. Termination under these circumstances would entitle Plantation to a $1,500,000 termination fee.

         Maynard Oil may terminate the merger agreement in any of the following circumstances:

          0 if Plantation breaches any of its covenants, obligations or other agreements or its representations are no longer true and correct in a way that would have a material adverse effect on Plantation, although Plantation has the ability to cure breaches in some situations within fifteen (15) days of Maynard Oil's notice to Plantation of the breach; or

          0 if Maynard Oil's board of directors terminates the merger agreement to pursue a superior acquisition proposal and pays Plantation a $1.5 million termination fee.

DISSENTERS' RIGHTS (SEE PAGE 14)

         Maynard Oil Stockholders have the right under Delaware law to dissent from the merger and seek an appraisal of the fair value of their shares. Any Maynard Oil Stockholder wishing to do so must strictly follow certain procedures. For a description of these procedures, see "Dissenters' Rights" beginning on page 13, as well as Annex D to this proxy statement.

                   SPECIAL MEETING OF MAYNARD OIL STOCKHOLDERS

GENERAL

         This proxy statement is first being mailed to Maynard Oil's Stockholders on or about June 26, 2002, and is accompanied by the notice of the special meeting of Maynard Oil Stockholders and a proxy card being solicited by Maynard Oil's board of directors for use at the special meeting.

DATE, TIME AND PLACE OF THE SPECIAL MEETING

         The special meeting of Maynard Oil's Stockholders will be held at 8080
N. Central Expressway, Suite 660, Dallas, Texas 75206, on July 17, 2002, at 9:30 a.m., local time.

PURPOSE OF THE SPECIAL MEETING

         At the special meeting, Stockholders will vote on a proposal to approve the merger and adopt the merger agreement. Approval and adoption requires the affirmative vote of the holders of a majority of the outstanding shares of Maynard Oil common stock. Holders of approximately 56% of the outstanding shares of Maynard Oil common stock have entered into a voting agreement with Plantation to approve the merger and adopt the merger agreement. Stockholders could be asked to consider and vote on any other matters that are properly submitted for stockholder action at the special meeting. Additionally, Stockholders could be asked to vote on a proposal to adjourn the special meeting. An adjournment could be used for the purpose of allowing us more time to solicit additional votes to approve the merger agreement.

         Maynard Oil does not know of any matters other than those described in the notice of special meeting of Stockholders that are to come before the special meeting. If any other matter is presented for action at the special meeting, the persons named in the enclosed form of proxy will have discretion to vote on the matters in accordance with their judgment.

         The matters to be considered at the special meeting are important to you. Accordingly, Maynard Oil urges the Stockholders to read and carefully consider the information presented in this proxy statement.

PROXIES

         The accompanying form of proxy is for use at the special meeting. To ensure that the shares of the Stockholders are represented at the special meeting, Maynard Oil urges the Stockholders to sign and return the proxy card in the enclosed envelope as soon as possible, regardless of whether the Stockholders will be able to attend the special meeting. All shares of Maynard Oil common stock represented by properly authorized proxies will, unless the proxies previously have been revoked, be voted in accordance with the instructions indicated in the proxies. If no instructions are indicated, shares of Maynard Oil common stock represented by proxies will be voted "FOR" approval and adoption of the merger agreement and the merger.

HOW TO VOTE YOUR SHARES

         Stockholders may vote their shares either in person at the special meeting or by a duly authorized proxy. Stockholders may grant a proxy by completing, signing and returning the proxy card in the enclosed envelope. If their shares are held in "street name" by a broker, their broker will vote their shares only if Stockholders provide instructions on how to vote. Stockholders should instruct their brokers how to vote their shares by following the directions provided by their broker.

SOLICITATION OF PROXIES

         Proxies are being solicited by and on behalf of Maynard Oil's board of directors. Stockholders will bear all expenses in connection with the solicitation of proxies. In addition to solicitation by use of the mails, Maynard Oil's directors, officers and employees may solicit proxies from holders of Maynard Oil common stock by telephone, in person or through other means of communication. Maynard Oil's directors, officers and employees will not be additionally compensated for, but may be reimbursed by us for out-of-pocket expenses incurred in connection with, the solicitation.

         In addition, arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of shares of Maynard Oil common stock and secure their voting instructions, if necessary. Maynard Oil will reimburse these record holders for their reasonable out-of-pocket expenses in doing so.

RECORD DATE AND VOTING RIGHTS

         Only holders of Maynard Oil common stock at the close of business on June 13, 2002, the record date, are entitled to notice of and to vote at the special meeting. As of the record date, there were 4,880,368 shares of Maynard Oil common stock issued and outstanding, each entitled to one vote.

HOW TO REVOKE YOUR PROXY

         Stockholders may change their voting instructions or revoke their proxies at any time before their proxy is voted at the special meeting. If Stockholders have given a proxy by using the enclosed proxy card, Stockholders can write to Maynard Oil's corporate secretary stating that they wish to revoke their proxies and that they need another proxy card. A Stockholder's last proxy will determine how his shares will be voted. If Stockholders attend the meeting, they may vote in person and cancel any previous proxy. However, mere attendance at the special meeting will not by itself have the effect of revoking a Stockholder's proxy. If a Stockholder's broker has been instructed to vote his shares, the Stockholder must follow directions received from his broker to change his vote.

QUORUM

         A majority of the outstanding shares will constitute a quorum for purposes of the special meeting. For purposes of determining whether a quorum is present, the inspectors of election will include shares that are present or represented by proxy, even if the holders of the shares abstain from voting on any particular matter.

         The Stockholders present at the special meeting, in person or by proxy, may by a majority vote adjourn the meeting despite the absence of a quorum. If there is not a quorum at the meeting, Maynard Oil expects that the meeting will be adjourned, so Maynard Oil can solicit additional proxies.

REQUIRED VOTE

         Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Maynard Oil common stock. The merger agreement provides that approval of Maynard Oil's Stockholders is a condition to completion of the merger. The inspectors of election appointed for the special meeting will tabulate votes cast by proxy or in person at the special meeting.

         Since approval and adoption of the merger agreement is based on the number of outstanding shares, rather than the number of shares that actually vote on the merger agreement, failures to vote, abstentions and broker non-votes will have the effect of a "no" vote on the proposal to approve the merger agreement. A Stockholder's broker will vote shares only if the Stockholder provides instructions on how to vote by following the information provided by the broker.

         If a Stockholder votes against the merger agreement by proxy and a proposal to adjourn the meeting for the purpose of soliciting additional votes in favor of the merger agreement is presented, the persons named in the enclosed form of proxy will not vote his or her shares in favor of the adjournment proposal.

         On the date of this proxy statement, Maynard Oil's directors and officers beneficially owned a total of 2,765,796 shares of Maynard Oil common stock, or approximately 56.67% of the shares of Maynard Oil common stock issued and outstanding on that date. Maynard Oil expects that all of these persons will vote for approval of the merger agreement. James G. Maynard, his wife and BCTM,

Inc., a corporation owned by Mr. Maynard, have entered into a voting agreement with Plantation under which they have agreed to vote 2,756,596 shares (56.48%) for approval of the merger and adoption of the merger agreement. The full text of the voting agreement is attached as Annex B. The shares covered by this voting agreement are included in the total of shares owned by officers and directors of the Company.

RECOMMENDATION OF THE MAYNARD OIL BOARD

         Maynard Oil board of directors, after careful consideration, has unanimously adopted the merger and the merger agreement and has determined that the merger is advisable and fair to and in the best interests of Maynard Oil and Maynard Oil's Stockholders and recommends that the Shareholders vote "FOR" approval and adoption of the merger agreement and the merger.

                                   THE MERGER

         The following discussion summarizes the proposed merger and related matters. This discussion does not, however, contain a complete explanation of the merger. See "THE MERGER AGREEMENT" beginning on page 22. A copy of the merger agreement is attached as Annex A.

EFFECTS OF THE MERGER

         The merger agreement provides that Plantation Petroleum Acquisition will be merged with and into Maynard Oil. Maynard Oil will survive the merger and will be a wholly owned subsidiary of Plantation Petroleum Holdings. Plantation Petroleum Holdings will be the only stockholder of Maynard Oil immediately after the merger is completed. A Stockholder will no longer be a stockholder of Maynard Oil after the merger. Stockholders will not become stockholders of Plantation Petroleum Holdings or Plantation Petroleum Acquisition as a result of the merger.

WHAT STOCKHOLDERS WILL RECEIVE IN THE MERGER

         Under the terms of the merger agreement, Stockholders will receive $17.00 in cash, without interest, in exchange for each share of Maynard Oil common stock owned immediately before the completion of the merger.

MAYNARD OIL AFTER THE MERGER

         Maynard Oil has been informed that Plantation Petroleum Holdings, LLC currently intends to maintain Maynard Oil as an operating subsidiary.

         The officers and directors of Plantation Petroleum Acquisition immediately before completion of the merger will become the officers and directors of Maynard Oil following the merger. The merger agreement provides that all of Maynard Oil's current directors and officers will resign as of the effective time of the merger.

BACKGROUND OF THE MERGER

         As part of Maynard Oil's strategic planning, Maynard Oil continually reviews trends and strategic opportunities in the oil and gas industry. In the past several years, this planning has focused on growing primarily through developmental drilling and opportunistic acquisitions of properties in Oklahoma and West Texas for Maynard Oil's own account and the subsequent development, operation and exploitation of these properties.

         In late May 2001, Maynard Oil was approached on an unsolicited basis concerning a possible sale of Maynard Oil. On June 11, 2001 the board of directors met to discuss the unsolicited inquiry and determined to actively explore strategic alternatives available to Maynard Oil, including a possible sale of Maynard Oil. The board was counseled on its legal duties by McDermott, Will & Emery, who along with John L. Roach, Inc., would provide legal advice during the process. Following discussions with three investment banking firms, Maynard Oil retained William Blair to evaluate strategic alternatives to maximize stockholder value. Maynard Oil selected William Blair based upon their reputation, standing as a nationally recognized investment banking firm, personnel to be assigned to the engagement, and competitive fee arrangement. Maynard Oil entered into an agreement with William Blair, which provided that William Blair would provide certain financial advisory services in connection with the evaluation of strategic alternatives, including the possible sale of Maynard Oil. The board of directors also approved the concept of retention incentive and bonus arrangements recognizing management and employees as a valuable asset of the Company. The board also took into account the uncertainty involved in evaluating strategic alternatives in approving the use of retention incentives and bonus arrangements. The board authorized preparation of agreements and a schedule of amounts for its approval.

         Maynard Oil met with representatives of the potential acquiror regarding its unsolicited expression of interest at $23 cash per share. The party executed a confidentiality agreement and was provided with non-public information relating to the Company. Subsequent to this review, the party declined to increase its cash offer to a level high enough to preclude checking to see if others might be interested in acquiring Maynard Oil and negotiations were discontinued. This party never met with management to review the business and chose not to participate in the sale process.

         On July 13, 2001, Maynard Oil was approached on an unsolicited basis by a publicly-held corporation expressing interest in a cash acquisition of Maynard Oil common stock. This corporation (referred to in this discussion as Company A) executed a confidentiality agreement and conducted a due diligence investigation. Company A expressed interest in the range of $25.00 cash per share, which would be reduced by $2.00 to $3.00 per share for transaction expenses and retention bonus arrangements for employees. The proposed price per share was also subject to downward adjustment for any decline in the market price of oil. Closing was subject to satisfactory completion of its due diligence investigation. Company A also sought restrictions on Maynard Oil's ability to consider acquisition proposals by other parties at a higher price per share. The board was unwilling to commit to a transaction where the price per share could be reduced without the ability to terminate the agreement. In the view of the board of directors of Maynard Oil, the lack of a firm price coupled with the various contingencies to closing was not attractive enough to forego a wider review of the market for potential acquirors. The parties exchanged drafts, but were unable to reach agreement on a letter of intent that would preempt a general solicitation of interest for the acquisition of Maynard Oil. On July 23, 2001, Maynard Oil publicly announced its intention to explore strategic alternatives, including the possible sale of Maynard Oil.

         Maynard Oil and William Blair continued to have discussions with Company A, looking to negotiate a letter of intent. During this time, Maynard Oil, its legal advisors and William Blair prepared confidential offering materials concerning Maynard Oil, its oil and gas assets and operations. Maynard Oil also prepared a reserve report relating to its proved reserves as of June 30, 2001 which was audited by Netherland Sewell & Associates, Inc.

         On August 2, 2001, the board held a meeting by telephone to update the status of negotiations with Company A and to discuss other candidates who might be interested in acquiring Maynard Oil. Given the current status of negotiations, the board authorized a general mailing of a confidential offering memorandum to potentially interested parties. William Blair began contacting the interested parties on August 6, 2001.

         On August 7, 2001, the board reviewed a draft merger agreement proposed by Company A. Following meetings on August 8 and 10, 2001, Company A raised a variety of valuation issues related to Maynard Oil's reserves and stated it would materially reduce its proposed per share price. Maynard Oil responded that, if the price were materially reduced, they would proceed to solicit other potential acquirors. William Blair was subsequently informed by Company A's advisor that a formal revision in the proposal, if made, would have been below $20 per share although they declined to say how much below. The board of directors met by telephone on August 14, 2001 to discuss Company A's valuation and analysis, as well as the second quarter results and Maynard Oil's Form 10-Q filing. The board directed management and its advisors to pursue Company A for a description of Company A's oil and gas reserve valuation concerns.

         On August 22, 2001, the board of directors of Maynard Oil met by telephone to review the status of discussions with Company A. Company A had declined to describe or quantify the reasons for announcing it would reduce its proposed prices per share. Company A also declined to propose a new per share valuation or to continue negotiations at this time. The board determined that, although they would keep the lines of communication open, this potential acquiror had lost interest in pursuing a transaction. The board authorized management to pursue other contacts. Subsequently, Company A withdrew from the sale process and declined to participate in the solicitation of bids conducted by William Blair. The board also approved retention incentive and bonus arrangements for management and full-time employees of the Company in the aggregate amount of $5,092,205.

         During August and September 2001, Maynard Oil assembled a "data room" at its headquarters in Dallas where potentially interested financiers, buyers or combination candidates could, upon signing a confidentiality agreement and making an acceptable initial proposal for acquiring Maynard Oil, review technical and other relevant information about Maynard Oil, its oil and gas assets and operations. From the public announcement of its intention to consider strategic alternatives through the execution of the merger agreement with Plantation on April 25, 2002, William Blair held discussions with 70 potential acquirors, 44 of whom signed a confidentiality agreement and reviewed the offering memorandum and related materials. Fourteen submitted initial expressions of interest and of these 10 reviewed the data room materials. Nine parties (consisting of Companies A through H and Plantation) submitted a bid, and Maynard Oil reviewed the terms of a merger agreement with 3 of these parties.

         At a meeting of the board of directors on October 18, 2001, the board reviewed the status of the general solicitation process and initial indications of interest from various parties. The board authorized due diligence sessions with management in Dallas with five parties, including Plantation (referred to in the discussion below as Plantation and Companies B, C, D and E). On November 8, 2001, William Blair sent out a request for proposals to the five interested parties, including a proposed form of acquisition agreement.

         On November 30, 2001, Maynard Oil received proposals from three of the five parties who had expressed interest (Companies C, D and E). In each case, the per share price was meaningfully below the party's initial indication of value and each was below the price of the Maynard Oil's stock as quoted on Nasdaq. On December 4, 2001, the board met to review the proposals and determined to go back to the two other parties who had conducted a further due diligence investigation, but had not submitted a response to the request for proposals. Plantation was one of those parties and on December 10, 2001, Plantation submitted a proposal at $14.25. Following further discussions, Plantation increased its offer to $15.00 per share, and began negotiating a merger agreement with the Company's legal counsel. During this time, the Company received an expression of interest from a publicly-held corporation which had not been among the five asked to respond to the request for proposals (referred to in this discussion as Company F). Company F was invited in to review data room materials. On December 12, 2001, the board met in Dallas to discuss the status of proposals and further due diligence being conducted, as well as the potential for contacting new parties. On December 14, after continued discussions, Plantation orally increased its offer to $15.25 per share, and continued to negotiate terms of a merger agreement.

         On December 20, 2001, Maynard Oil publicly announced receipt of expressions of interest from a number of strategic buyers regarding the possible acquisition of the Maynard Oil's stock. In addition, the press release indicated that, while the board of directors found the valuations disappointing, the board had instructed management to continue discussions regarding the possible sale or merger of Maynard Oil. The price per share was $19.74 prior to the press release and $20.50 at the close of trading on the day of the release.

         On January 9, 2002, the Company received a proposal at $14.65 per share from Company B, the other privately-held corporation which had not responded on the November 30, 2001 request for proposals deadline. On January 14, 2002, Plantation confirmed in writing that it had increased its proposal to $15.25. Companies C, D and E were unwilling to compete at the increased price level. From January through March Maynard Oil continued to work with Company B and Plantation, as well as provide information and due diligence opportunities to other interested parties, including a publicly-held corporation (Company F) and two privately-held entities (Company G and Company H). Maynard Oil also prepared its year end audited reserve report and financial statements.

         On March 8, 2002, Company B increased its offer to $15.00 per share, but required the Company to enter into a hedge to cover the future selling price on over half of its oil and gas production. On March 18, 2002, Plantation reiterated its proposed $15.25 per share proposal, but added the condition that Maynard Oil needed to enter into a pricing hedge on price of over half of its oil and gas production. Company B and Plantation, as well as other privately held parties proposing on all cash acquisition of Maynard Oil, sought to implement a hedge on the future selling price of Maynard Oil's production in order to reduce the impact of fluctuations in the market price of oil and gas and to assure their potential lenders that any acquisition financing could be repaid from Maynard Oil's operating revenues.

         On April 1, 2002, the Company issued its 2001 earnings release. In the release was a statement that the Company would continue its evaluation of strategic alternatives, including discussions regarding the possible acquisition of the Company's stock, and a notation that the proposals by potential acquirors were at a price to Stockholders below the recent trading range for Maynard Oil's common stock. The trading price per share of the Company's common stock was $19.50 prior to the release and $19.49 at the close of trading on the day of the release.

         On April 3, 2002, the board met to discuss the four privately-held and one publicly-held candidates (Plantation, Company B, Company F, Company G and Company H) that had expressed the most recent serious interest in acquiring Maynard Oil. The board authorized William Blair to request that each submit its best and final offer by April 8, 2002. On April 9, 2002, the board discussed revised expressions of interest. Plantation stood by its prior offer of $15.25 per share. The offer from Company F was at $18.94 per share and consisted of 60-70% stock and 40-30% cash, despite the Company's expressed preference for all cash consideration. The proposal did not include a proposed form of merger agreement or adequately address the ability of Maynard Oil Stockholders to sell the equity portion of the proposed merger consideration. James Maynard (and depending on the percentage of Company F shares used to fund the purchase price, other Maynard stockholders) would be affiliates of Company F, and Company F was asked to address resale and liquidity concerns in its proposal. Most Maynard Oil Stockholders, however, would not be affiliates of Company F. The offer from Company F was subject to a number of contingencies, including satisfactory completion of its due diligence investigation. The board also wanted protection against price declines in Company F's stock and representation on the board if the Company F shares received would not be readily marketable. The board's concerns about the value and volatility of the equity portion of the proposed price were never adequately addressed by this bidder. The board determined this proposal to be less attractive and more uncertain of completion than the all cash proposals. The board authorized William Blair to advise this bidder of its concerns. Company F never responded with a form of agreement or a more complete description of the terms and conditions of its proposal. The board authorized management to work with Company H proposing a per share price of $19.53 cash and a pricing hedge on Maynard Oil's production. The board noted that Company H had not finished its due diligence investigation and had not submitted a proposed form of agreement. Maynard Oil and its legal counsel met with Company H to negotiate a more fully formed offer. On April 11, 2002, Plantation submitted a revised offer of $16.50 per share with a $1.5 million termination fee. The Plantation offer was the only proposal which did not require Maynard Oil to enter into a hedging arrangement, which would place a ceiling and a floor on the selling price of its oil and gas production for the next twelve to thirty-six months. Plantation had also negotiated a form of merger agreement with the Maynard Oil's representatives. On April 12, 2002 following a rapid, significant drop in the price per barrel of oil, Company H, although still interested, advised that it would reduce its price.

         William Blair advised Plantation, Company B and Company H, the three interested parties that had finished their due diligence investigations, had formally submitted preliminary thoughts on a proposed form of agreement and had held contract negotiations with Maynard Oil and its counsel, to submit their best and final offer, including comments on Maynard Oil's proposed form of merger agreement, by April 18, 2002. All three of these corporations submitted bids. Company B was at $16.15, but did not submit a final form of merger agreement and was subject to implementation of an acceptable hedge arrangement on the future selling price of Maynard Oil's oil and gas production, as well as a significantly higher break up fee payable upon any termination of the merger agreement. Company H submitted a bid of $17.05, but did not submit a form of merger agreement on detailed terms and conditions, and required the Company to contractually commit to selling price of its future oil and gas production and a break-up fee of $3.5 million. The board did not view these as complete proposals and was also concerned that the price would be subject to reduction. The hedge would need to be in place at the time of the execution of any merger agreement with either Company B or Company H. Plantation submitted a bid of $17.00 cash per share, with a negotiated agreement acceptable to Maynard Oil and which did not require a hedge and provided for a break-up fee of only $1.5 million. On April 19 and thereafter, the Company met with representatives of Plantation to finalize the merger agreement. Several drafts of the merger agreement were circulated and reviewed. Throughout the negotiations of the merger agreement, Plantation continued its due diligence investigation of Maynard Oil and Maynard Oil prepared and delivered certain documents and other information to Plantation and its advisors.

         On April 23, 2002, Maynard Oil's board of directors held a special meeting to review and discuss with Maynard Oil's management and legal and financial advisors the terms of the proposed acquisition and the merger agreement. William Blair joined for a portion of this meeting to review with the board its financial analysis of the consideration payable in the merger. In addition to its presentation, William Blair rendered a written opinion to the board, that based upon and subject to certain matters stated in the opinion, the cash consideration of $17.00 per share of common stock to be received in the merger by Stockholders was fair, from a financial point of view, to those holders. For a discussion of the other factors considered by the board of directors in approving the merger at this meeting, see "Recommendation of Maynard Oil's Board of Directors and Reasons for the Merger," below. For a discussion of William Blair's fairness opinion, see "Opinion of William Blair & Company, L.L.C." beginning on page 17. At the meeting, the board of directors determined that the proposed merger agreement was fair to and in the best interests of Maynard Oil and the Stockholders and determined to recommend that Stockholders vote in favor of approval of the merger agreement. The board also acknowledged that James G. Maynard and his wife, as trustees, and BCTM, Inc., a corporation owned by Mr. Maynard, would enter into a voting agreement with Plantation to vote their shares of Maynard Oil common stock to approve the merger and adopt the merger agreement. On April 24, 2002, the board met by telephone to discuss the status of finalizing the merger agreement and to authorize the press release. In addition, the board authorized management to enter into a hedge of up to 75% of Maynard Oil's oil and gas production, if requested following execution of the merger agreement. Maynard Oil prepared the disclosure schedules to complete the merger agreement.

         On April 25, 2002, the merger agreement with Plantation was executed and delivered. Also on April 25, 2002, James G. Maynard, as trustee of a trust for his benefit, Joan B. Maynard, spouse of James G. Maynard, as trustee of a trust for her benefit, and a corporation controlled by James G. Maynard, entered into a voting agreement with Plantation agreeing to vote their 2,756,596 shares of Maynard Oil common stock for the approval and adoption of the merger agreement and the merger. Maynard Oil issued a press release announcing the execution of the merger agreement and the voting agreement.

         By letter dated May 20, 2002, Maynard Oil received an expression of interest in acquiring Maynard Oil's common stock at $18.00 cash per share on terms and conditions substantially similar to those contained in the merger agreement with Plantation from a joint venture to be composed of Company G, a party that had previously expressed interest on April 8, 2002, but did not submit a bid on April 18, 2002, and a publicly-held corporation which had declined to participate in the bid process and had not reviewed the materials available in the data room. The publicly-held corporation stated that it had done no review of Maynard Oil and that the expression of interest, and in particular the per share price, was subject to a complete due diligence investigation.

         On May 22, 2002, the Maynard Oil Board met to discuss the proposal with management, Blair and the Company's legal advisors. Following the meeting, Maynard Oil gave Plantation notice of receipt of the acquisition proposal as required by the merger agreement, advising of its intent to provide information and enter into discussions with the joint venture. On May 23, 2002, representatives of Maynard Oil discussed the proposal with representatives of the joint venture and provided additional information requested by the joint venture to confirm its per share valuation. Various discussions took place among management, lawyers and investment bankers for the parties. On May 30, 2002, Maynard Oil was advised that the two joint venture parties were unable to reach agreement on the terms of their joint venture between them, and, consequently, the proposal was withdrawn.

RECOMMENDATION OF MAYNARD OIL'S BOARD OF DIRECTORS AND REASONS FOR THE MERGER

         Our board of directors has determined that the terms of the merger agreement are advisable and fair to and in the best interests of Maynard Oil and its Stockholders. In reaching this determination, the board consulted with management, as well as the Company's financial advisors and legal counsel, and considered many factors, including the following:

          0 the public announcement of Maynard Oil's intention to evaluate strategic alternatives, including the possible sale of Maynard Oil;

          0 the public manner in which Maynard Oil broadly solicited interest from and responded to a substantial number of parties likely to have an interest in a potential transaction;

          0 information regarding historical market prices for Maynard Oil common stock;

          0 the financial and other terms and conditions of the merger agreement, including the likely timing of the merger;

          0    the competitive environment in which Maynard Oil operates;

          0 that the $17.00 per share price to be received by the Company's Stockholders in the merger would be payable in cash, thus eliminating any uncertainties in valuing the consideration to be received by Maynard Oil's Stockholders;

          0 that the merger would not be subject to any financing condition and Plantation represented that commitments for a credit facility with Bank of Texas, N.A. and for equity investments by EnCap Energy Capital Fund IV, L.P. and EnCap Energy Capital Fund IV-B, L.P., along with its available cash resources, would provide the funds necessary to consummate the merger;

          0 that the merger agreement did not require entering into a futures contract or a hedge of Maynard Oil's oil and gas production;

          0 the opinion of William Blair that the $17.00 per share to be received by the holders of the Company's common stock in the merger is fair to Stockholders from a financial point of view;

          0 management's discussions with other potential interested parties concerning possible business combinations;

          0 that Maynard Oil may terminate the merger agreement to pursue an acquisition proposal with terms more favorable to Maynard Oil's Stockholders than the merger upon the payment of a $1.5 million termination fee;

          0 the low trading volume for Maynard Oil's common stock which suggested that there was not an active market of buyers and sellers, and that the current market prices for Maynard Oil common stock may not be a reliable indication of fair value;

          0 a comparison of selected recent acquisitions and merger transactions in the oil and gas industry;

          0 the board's knowledge of Maynard Oil's business, operations, properties, assets, financial condition, operating results, sources of capital and access to capital markets, prospects and strategic alternatives and their view that the merger represents the best alternative for maximizing the value of the Stockholder's investment in Maynard Oil common stock;

          0    the volatility of the current market price for oil;

          0 that Stockholders who do not support the merger will be entitled to seek dissenters' rights under Delaware law (see "Dissenters' Rights" beginning on page 12); and

          0 that the merger agreement could not be terminated based upon the number of persons seeking dissenter's rights.

         Our board of directors also considered many potentially negative factors relating to the merger, including:

          0    that the price was below the per share price quoted on Nasdaq;

          0 that Stockholders will not be able to participate in any future growth of Maynard Oil;

          0 that the merger will result in a taxable transaction for Stockholders;

          0 that some members of the board of directors and senior management have interests in the merger that are different from the other Stockholders (see "Interests of Certain Persons in the Merger" beginning on page 11);

          0 that Maynard Oil's employees may be concerned about their employment status;

          0 the possible distraction of the management from day-to-day operations while the merger is pending;

          0 the fact that Maynard Oil would not obtain an updated fairness opinion in the event that any of the assumptions relied upon to reach the opinion were no longer accurate;

          0 the necessity of granting Plantation the right to conduct a further review of Maynard Oil's oil and gas properties, with the right to terminate the merger agreement if they discovered more than $2.5 million of deficiencies prior to June 20, 2002; and

          0 the conditions required in connection with the merger, as well as the risks, costs, uncertainties and possible delays associated with completion of the merger.

         The board of directors believes that the potential benefits of the merger outweigh these negative factors, and that the merger is fair to and in the best interests of Maynard Oil and its Stockholders. ACCORDINGLY, THE MAYNARD OIL BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

         The foregoing discussion concerns the main factors considered by Maynard Oil's board. In view of the wide variety of factors considered, the board did not find it practicable to quantify, or attempt to assign relative weights to, the various factors that it considered.

FEDERAL INCOME TAX CONSEQUENCES

         This section summarizes the material United States federal income tax consequences of the merger. This discussion does not address the consequences of the merger under state, local or foreign law, nor does it address all aspects of federal income taxation that may be relevant to you in light of your particular circumstances. The Company encourages you to consult your own tax advisor about the specific tax consequences of the proposed merger, including the application and effect of state, local, foreign and other tax laws, changes in tax laws and tax return reporting requirements. Special tax consequences not described in this proxy statement may apply to a particular class of taxpayers, such as financial institutions, insurance companies, broker-dealers, individuals and entities who are not citizens or residents of the United States, tax-exempt entities, persons holding Maynard Oil stock as part of an integrated investment composed of Maynard Oil stock and one or more other positions, and Stockholders who acquired their Maynard Oil common stock through the exercise of an employee stock option or otherwise as compensation.

         The receipt of cash in exchange for shares of Maynard Oil common stock will be a taxable transaction for federal income tax purposes under the Internal Revenue Code, and also may be a taxable transaction under applicable state, local, foreign and other laws. Generally, for federal income tax purposes, a Stockholder will recognize gain or loss in an amount equal to the difference between the amount of cash that the Stockholder receives in the merger and his adjusted basis in the shares of Maynard Oil common stock that he surrenders in the merger. For federal income tax purposes, any gain or loss will be capital gain or loss to the Stockholder if his Maynard Oil common stock was held as a capital asset. It will be long-term capital gain or loss if the Stockholder held his shares of Maynard Oil stock for more than one year. Long-term capital gain of individuals will be subject to federal income tax at a maximum rate of 20%.

         Payments to a Stockholder in connection with the merger may be subject to 30% "backup withholding" unless the Stockholder provides (see "Payment of Cash For Maynard Oil Stock" beginning on page 16) a taxpayer identification number or social security number and certifies that the number is correct or properly certifies that the Stockholder has applied for and is waiting for a number. Certain holders (including all corporations and certain foreign individuals) are not subject to these backup withholding requirements. If backup withholding applies to a Stockholder, Plantation will be required to withhold 30% of any payments made in the merger to that Stockholder. Backup withholding is not an additional tax; it is an advance tax payment and is subject to refund if it results in an overpayment of tax.

         This discussion is based on the Internal Revenue Code of 1986, as amended, applicable Treasury Department regulations, judicial authority and current administrative ruling and practice, all as in effect as of the date of this proxy statement. Future legislative, judicial or administrative changes or interpretations could change the statements and conclusions above, and could have retroactive effect. Maynard Oil disclaims any obligation to update this discussion as a result of these changes or interpretations.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         You should be aware that some members of Maynard Oil's board and management have interests in the merger that may be different from the interests of Maynard Oil's Stockholders generally. These interests could influence their decisions in voting on the merger. The Company has agreed to pay incentive and retention compensation to directors, other than James G. Maynard, and employees pursuant to the incentive bonus letters and management retention agreements in the approximate amount of $5.1 million. Maynard Oil's board of directors was aware of these interests before adopting the merger agreement.

         Indemnification; Directors and Officers Insurance. After the merger, Plantation will cause Maynard Oil to indemnify and hold harmless all of Maynard Oil's past and present officers, directors and employees against all losses, claims, damages, expenses or liabilities arising out of any actions or omissions, or alleged actions or omissions, occurring at or before the effective time of the merger. This indemnification will be to the same extent and on the same terms and conditions currently provided by Maynard Oil. Maynard Oil expects to continue the current directors and officers insurance policy. In addition, each of the four directors has an indemnification agreement with Maynard Oil pursuant to which Maynard Oil is obligated to provide indemnification as described above and to advance expenses. These agreements provide for an escrow of up to $500,000 per director to assure coverage of expenses and liabilities incurred.

ACCOUNTING TREATMENT

         The merger will be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their estimated fair values.

REGULATORY APPROVAL

         Maynard Oil and Plantation have determined that no material governmental or regulatory approvals are required for the merger to occur. In particular, a filing is not required under Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, because the merger is exempt under rule
802.3 and rule 802.4 of the Act which exempts the purchase of voting securities of an issuer which has oil and gas reserves and associated exploration or production assets with a value of less than $500 million.

         However, at any time before or after consummation of the merger, the Department of Justice, the Federal Trade Commission or any state or foreign governmental authority could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

         Maynard Oil and Plantation believe that the merger will be effected in compliance with federal, state and foreign antitrust laws. However, there can be no assurance that a challenge to the consummation of the merger on antitrust grounds will not be made or that, if such a challenge were made, Maynard Oil and Plantation would prevail.

         The merger agreement provides that Maynard Oil and Plantation will use their reasonable best efforts to cause the merger to be completed, including obtaining all necessary waivers, authorizations, orders and consents of third parties. Except for filing the certificate of merger with the State of Delaware after Stockholder approval of the merger agreement and compliance with federal and state securities laws, neither Maynard Oil nor Plantation is aware of any material U.S. federal, state or foreign regulatory requirements that must be complied with, or approvals that must be obtained, in order to complete the merger.

DISSENTERS' RIGHTS

         Maynard Oil is a Delaware corporation. Section 262 of the Delaware General Corporation Law provides appraisal rights (sometimes referred to as "dissenters' rights") under some circumstances to stockholders of a Delaware corporation that is involved in a merger.

         Record holders of Maynard Oil common stock who follow the appropriate procedures are entitled to appraisal rights under Section 262 in connection with the merger.

         THE FOLLOWING DISCUSSION IS NOT A COMPLETE STATEMENT OF THE LAW PERTAINING TO APPRAISAL RIGHTS UNDER THE DELAWARE GENERAL CORPORATION LAW AND IS QUALIFIED IN ITS ENTIRETY BY THE FULL TEXT OF SECTION 262, WHICH IS REPRINTED IN ITS ENTIRETY AS ANNEX D TO THIS DOCUMENT. ALL REFERENCES IN SECTION 262 AND IN THIS DISCUSSION TO A "STOCKHOLDER" OR "RECORD HOLDER" ARE TO THE HOLDERS OF RECORD OF MAYNARD OIL COMMON STOCK IMMEDIATELY BEFORE THE EFFECTIVE TIME OF THE MERGER AS TO WHICH APPRAISAL RIGHTS ARE ASSERTED.

         Eligible Stockholders. If the merger proposals are approved by the required vote of Maynard Oil Stockholders and the merger agreement is not abandoned or terminated, Maynard Oil Stockholders who did not vote in favor of the merger agreement may, by complying with Section 262 of the Delaware General Corporation Law, be entitled to appraisal rights as described in Section 262. Failure to vote against the merger will not constitute a waiver of your appraisal rights. If a Maynard Oil Stockholder has a beneficial interest in shares of Maynard Oil common stock that are held of record in the name of another person, such as a broker or nominee, and the Stockholder desires to perfect whatever appraisal rights the beneficial stockholder may have, the beneficial stockholder must act promptly to cause the holder of record to timely and properly follow the steps summarized below. A VOTE IN FAVOR OF THE MERGER AGREEMENT BY A MAYNARD OIL STOCKHOLDER WILL RESULT IN A WAIVER OF THE STOCKHOLDER'S APPRAISAL RIGHTS.

         Exercising Procedures. Under the Delaware General Corporation Law, record holders of Maynard Oil common stock that follow the procedures set forth in Section 262 and that have neither voted in favor of the approval and adoption of the merger agreement, nor consented to it in writing, will be entitled to have their shares of common stock appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, as determined by the Delaware Court of Chancery.

         Under Section 262, where a merger agreement is to be submitted for approval and adoption at a meeting of Stockholders, as in the case of the special meeting of Maynard Oil Stockholders, not less than 20 days prior to the meeting, Maynard Oil must notify each of its Stockholders as of the record date, who are entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. THIS DOCUMENT CONSTITUTES SUCH NOTICE TO MAYNARD OIL STOCKHOLDERS. Any Maynard Oil Stockholder who wishes to exercise appraisal rights or wishes to preserve the holder's right to do so should review the following discussion and Annex D carefully. Failure to timely and properly comply with the procedures specified in Section 262 will result in the loss of appraisal rights under the Delaware General Corporation Law.

         A Maynard Oil Stockholder wishing to exercise appraisal rights must deliver to Maynard Oil, before the vote on the approval and adoption of the merger agreement at the special meeting of Maynard Oil Stockholders, a written demand for appraisal of the Stockholder's Maynard Oil common stock, which must reasonably inform Maynard Oil of the identity of the holder of record, as well as the intention of the holder to demand an appraisal of the fair value of the shares held. In addition, a Maynard Oil Stockholder wishing to exercise appraisal rights or wishing to preserve the Stockholder's right to do so must hold of record the shares on the date the written demand for appraisal is made, must continue to hold the shares through the effective time of the merger, and must either vote against or abstain from voting for the approval and adoption of the merger agreement.

         Only a record holder of Maynard Oil common stock is entitled to assert appraisal rights for the Maynard Oil common stock registered in the holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder's name appears on the holder's stock certificates, and must state that the holder intends to demand appraisal of the holder's shares of Maynard Oil common stock. A PROXY OR VOTE AGAINST THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT WILL NOT CONSTITUTE A DEMAND FOR APPRAISAL.

         If the shares of Maynard Oil common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and, if the shares of Maynard Oil common stock are owned of record by more than one person, as in a joint tenancy, or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for the owner or owners. A record holder, such as a broker who holds Maynard Oil common stock as nominee for several beneficial owners, may exercise appraisal rights with respect to the shares of Maynard Oil common stock held for one or more beneficial owners while not exercising appraisal rights with respect to the shares of Maynard Oil common stock held for other beneficial owners. In such case, however, the written demand should set forth the number of shares of Maynard Oil common stock as to which appraisal is sought. If no number of shares of Maynard Oil common stock is expressly mentioned, the demand will be presumed to cover all Maynard Oil common stock held in the name of the record holder. Holders of Maynard Oil common stock who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

         All written demands for appraisal of Maynard Oil common stock should be mailed or delivered to Maynard Oil at 8080 N. Central Expressway. Suite 660, Dallas, Texas 75206, Attention: Linda Burgess, Secretary, so as to be received before the vote on the approval and adoption of the merger agreement at the special meeting of Maynard Oil Stockholders.

         Within ten days after the effective time of the merger, Plantation must send a notice as of the effective date of the merger to each person that satisfied the appropriate provisions of Section 262. Within 120 days after the effective time of the merger, but not after that date, Plantation, or any Maynard Oil Stockholder entitled to appraisal rights under Section 262 and who has complied with the foregoing procedures, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of such shares. Plantation is not under any obligation, and has no present intention, to file a petition with respect to the appraisal of the fair value of the Maynard Oil common stock. Accordingly, it is the obligation of the Maynard Oil Stockholder to initiate all necessary action to perfect the Stockholder's appraisal rights within the time prescribed in Section 262.

         Within 120 days after the effective time of the merger, any record holder of Maynard Oil common stock that has complied with the requirements for exercise of appraisal rights will be entitled to request in writing a statement from Plantation, setting forth the aggregate number of shares of Maynard Oil common stock not voted in favor of the merger with respect to which demands for appraisal have been received and the aggregate number of holders of the shares. The statement must be mailed within ten days after the written request has been received by Plantation, or within ten days after expiration of the period for delivery of demands for appraisal, whichever is later.

         If a holder of Maynard Oil common stock timely files a petition for appraisal and serves a copy of the petition upon Plantation, Plantation will then be obligated, within 20 days, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all Maynard Oil Stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the Maynard Oil Stockholders as required by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those Maynard Oil Stockholders that have complied with Section 262 and that have become entitled to appraisal rights. The Delaware Court of Chancery may require the holders of shares of Maynard Oil common stock that demanded payment for their shares to submit their stock certificates to the Delaware Register in Chancery for notation of the pendency of the appraisal proceeding. If any Maynard Oil Stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to that Stockholder.

         Fair Value Determination. After determining the holders of Maynard Oil common stock entitled to appraisal, the Delaware Court of Chancery will appraise the fair value of their shares of Maynard Oil common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Maynard Oil Stockholders considering seeking appraisal should be aware that the fair value of their Maynard Oil common stock as determined under Section 262 could be more than, the same as or less than the value of the merger consideration, and that investment banking opinions as to fairness from a financial point of view are not opinions as to fair value under
Section 262. The Delaware Supreme Court has stated that "proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. More specifically, the Delaware Supreme Court has stated that: "Fair value, in an appraisal context, measures `that which has been taken from the stockholder, viz., his proportionate interest in a going concern.' In the appraisal process the corporation is valued `as an entity,' not merely as a collection of assets or by the sum of the market price of each share of its stock. Moreover, the corporation must be viewed as an on-going enterprise, occupying a particular market position in the light of future prospects." In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a stockholder's exclusive remedy. The Delaware Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of Maynard Oil common stock have been appraised.

         Costs. The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. The Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any Maynard Oil Stockholder in connection with an appraisal, including reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged PRO RATA against the value of all of the shares of Maynard Oil common stock entitled to appraisal.

         Voting Rights; Dividends. Any Maynard Oil Stockholder that has duly demanded an appraisal in compliance with Section 262 will not, from and after the effective time of the merger, be entitled to vote the Stockholder's shares of Maynard Oil common stock subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares.

         Withdrawal; Loss of Appraisal Rights. If any Maynard Oil Stockholder that demands appraisal of shares of Maynard Oil common stock under Section 262 fails to perfect, or effectively withdraws or loses the right to appraisal, as provided in the Delaware General Corporation Law, the Maynard Oil common stock of the Stockholder will be converted into the merger consideration in accordance with the merger agreement (without interest), as more fully described under "The Merger Agreement -- The Merger -- Conversion of Securities in the Merger." A Maynard Oil Stockholder will fail to perfect, or will effectively lose, the right to appraisal, if no petition for appraisal is filed within 120 days after the effective time of the merger. A Maynard Oil Stockholder may withdraw a demand for appraisal by delivering to Maynard Oil a written withdrawal of the demand for appraisal and acceptance of the terms of the merger. Any attempt to withdraw made more than 60 days after the effective time of the merger will, however, require the written approval of Plantation. Further, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any Maynard Oil Stockholder absent court approval.

         FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS, IN WHICH EVENT THE HOLDER OF MAYNARD OIL COMMON STOCK WILL BE ENTITLED TO RECEIVE ONLY THE CONSIDERATION SET FORTH IN THE MERGER AGREEMENT FOR EACH SHARE OF MAYNARD OIL COMMON STOCK ISSUED AND OUTSTANDING IMMEDIATELY BEFORE THE EFFECTIVE TIME OF THE MERGER OWNED BY THE MAYNARD OIL STOCKHOLDER.

COMPLETION AND EFFECTIVENESS OF THE MERGER

         Completion of the merger will occur as soon as practicable after all of the conditions to the merger are satisfied or waived. The merger will become effective when a certificate of merger is filed with the Delaware Secretary of State. Maynard Oil and Plantation are working toward completing the merger as quickly as possible and hope to complete the merger shortly after the special meeting. However, as discussed in "Conditions to the Merger" beginning on page 26, there are several conditions that must be satisfied or waived before the merger can occur. Maynard Oil cannot assure the Stockholders that the merger will occur.

PAYMENT OF CASH FOR MAYNARD OIL STOCK

         Under the merger agreement, upon completion of the merger, each share of Maynard Oil common stock outstanding immediately before the merger (except shares held by those asserting dissenters' rights as described on page 13) will automatically be converted into the right to receive $17.00 in cash, without interest. Each holder of a certificate representing shares of Maynard Oil common stock will no longer have any rights with respect to the shares of Maynard Oil common stock, except the right to receive $17.00 in cash, without interest, for each share.

         If Stockholders sell their Maynard Oil common stock prior to the merger, the right to receive the $17.00 in cash will pass to the person to whom the Stockholder transferred the shares. Promptly after the merger is completed, Maynard Oil's exchange agent will mail to each Stockholder of record as of the completion of the merger a letter of transmittal and instructions for surrendering Maynard Oil stock certificates in exchange for cash. When a Stockholder surrenders Maynard Oil stock certificates to the exchange agent, together with a properly completed letter of transmittal and any other required documents, the Maynard Oil stock certificates will be canceled and the Stockholder will receive $17.00 in cash, without interest, for each share of Maynard Oil common stock owned as of the effective time of the merger.

         Mellon Investor Services, the Company's transfer agent, will act as exchange agent. Their address is 85 Challenger Road, Ridgefield Park, NJ 07660.

         After completion of the merger, there will be no more transfers on Maynard Oil's records or on Maynard Oil's transfer agent's records of certificates representing shares of Maynard Oil common stock. If certificates are presented to Maynard Oil or Maynard Oil's transfer agent for transfer, the certificates will be canceled and in exchange the holder will receive $17.00 in cash, without interest, for each share of Maynard Oil common stock represented by the certificate. Until surrendered, each certificate formerly representing shares of Maynard Oil common stock will be deemed after completion of the merger to represent only the right to receive $17.00 in cash, without interest, upon surrender of the certificate. No interest or other payment will be paid or will accrue on the cash payment.

         Stockholders should not send Maynard Oil stock certificates to the exchange agent until they have received transmittal forms. Stockholders should not return their Maynard Oil stock certificates with the enclosed proxy card.

DELISTING OF MAYNARD OIL COMMON STOCK AFTER THE MERGER

         Maynard Oil common stock is currently listed on Nasdaq. Since all of the Maynard Oil common stock outstanding immediately before the merger will be cancelled in exchange for the right to receive cash, Maynard Oil common stock will be delisted from Nasdaq market, if the merger is completed.

         Maynard Oil common stock is currently registered under the Securities Exchange Act of 1934. Plantation intends to terminate the registration of Maynard Oil common stock under the Securities Exchange Act promptly after the merger. The termination of the registration of Maynard Oil common stock under the Securities Exchange Act will mean that Maynard Oil will no longer be required to file various reports, such as Forms 10-K and 10-Q, with the SEC.

FINANCING FOR THE MERGER

         The funds to pay the total amount of the merger consideration to Maynard Oil's Stockholders and pay estimated fees, expenses and other transaction costs of Plantation Petroleum Holdings and Plantation Petroleum Acquisition in connection with the merger will come from Plantation's available cash resources and commitments for a credit facility with Bank of Texas, N.A. and for equity investments by EnCap Energy Capital Fund IV, L.P. and EnCap Energy Capital Fund IV-G, L.P.

OPINION OF WILLIAM BLAIR & Company, L.L.C.

         William Blair & Company, L.L.C. acted as financial advisor to Maynard Oil in connection with the Company's exploration of strategic alternatives, including a possible transaction with Plantation. As part of its engagement, Maynard Oil asked William Blair to render a fairness opinion relating to the merger. On April 23, 2002, William Blair delivered an oral opinion, later confirmed in writing as of that date, to Maynard Oil's board of directors that, as of that date and based upon and subject to the assumptions and qualifications stated in its opinion, the merger consideration to be paid to the Company's Stockholders in the merger pursuant to the merger agreement is fair to the Company's Stockholders from a financial point of view.

         THE FULL TEXT OF WILLIAM BLAIR'S WRITTEN OPINION, DATED APRIL 23, 2002, IS ATTACHED AS ANNEX C TO THIS PROXY STATEMENT AND IS INCORPORATED IN THIS DOCUMENT BY REFERENCE. THE STOCKHOLDERS ARE URGED TO READ THE ENTIRE OPINION CAREFULLY TO LEARN ABOUT THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED, AND LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY WILLIAM BLAIR IN RENDERING ITS OPINION. WILLIAM BLAIR'S OPINION RELATES ONLY TO THE FAIRNESS, AS OF THE DATE OF THE OPINION AND FROM A FINANCIAL POINT OF VIEW, TO THE MAYNARD OIL STOCKHOLDERS OF THE MERGER CONSIDERATION TO BE PAID TO THE MAYNARD OIL STOCKHOLDERS IN THE MERGER PURSUANT TO THE MERGER AGREEMENT, AND WILLIAM BLAIR'S OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF MAYNARD OIL AS TO HOW SUCH STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE APPROVAL OF THE MERGER. THE FOLLOWING SUMMARY OF WILLIAM BLAIR'S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. WILLIAM BLAIR'S OPINION WAS DIRECTED TO THE COMPANY'S BOARD OF DIRECTORS FOR ITS BENEFIT AND USE IN EVALUATING THE FAIRNESS OF THE MERGER CONSIDERATION. MAYNARD OIL URGES THE STOCKHOLDERS TO READ THE OPINION CAREFULLY AND IN ITS ENTIRETY.

         In connection with rendering its opinion, William Blair reviewed the following:

          0 the financial terms and conditions set forth in a draft of the merger agreement;

          0 the audited financial statements of Maynard Oil for the years ended December 31, 1999, 2000, and 2001;

          0 certain internal business, operating and financial information and projections for Maynard Oil prepared by senior management of the Company;

          0 the Company's 2001 year-end reserve engineering report, prepared by the Company's management and audited by Netherland, Sewell & Associates, Inc., an independent petroleum consulting firm, relating to estimates of the proved oil and gas reserves of the Company, as of December 31, 2001;

          0 current and historical market prices and trading volumes of the Maynard Oil's common stock;

          0    historical, current and projected oil and gas commodity prices;

          0 financial and stock market information on selected public equity securities of businesses that William Blair deemed relevant;

          0 publicly available financial terms of certain recently completed corporate transactions and asset sales that William Blair deemed relevant;

          0 the financial position and operating results of the Company compared with those of certain other publicly traded companies that William Blair deemed relevant; and

          0 such other materials and information as William Blair deemed relevant.

         In rendering its opinion, William Blair assumed and relied upon the accuracy and completeness of the financial and other information obtained from public sources or provided to it by the Company, and did not attempt to verify independently any of such information, nor did it make or obtain an independent valuation or appraisal of any of the assets or liabilities of the Company. William Blair held discussions with members of senior management of the Company concerning the Company's historical and current operations, financial condition and prospects. William Blair assumed that the merger would be consummated upon the terms set forth in the draft merger agreement without material alteration thereof. In addition, William Blair assumed that the estimates of proved oil and gas reserves contained in the Company's 2001 year-end reserve report were reasonably prepared on bases reflecting the best available estimates and judgments of the Company's management and/or its engineering consultants. William Blair also considered other matters which it deemed relevant to its inquiry, and has taken into account the accepted financial and investment banking procedures and considerations that it deemed relevant or appropriate. William Blair was advised by the senior management of the Company that the business, operating data, financial information and projections of the Company, and the other information and data provided to, or otherwise reviewed by, discussed with, or examined by William Blair, had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of the Company. William Blair's opinion is necessarily based solely upon information available to it and business, market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Although subsequent events may affect its opinion, William Blair does not have any obligations to update, revise or reaffirm its opinion.

         William Blair expressed no opinion as to the price at which the Maynard Oil common stock has traded or will trade following the announcement of the merger. Such trading prices may be affected by a number of factors, including changes in prevailing interest rates and other factors which generally influence the price of securities, adverse changes in the capital markets, the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of the Company specificially, or in the oil and gas markets in general, any actions by or restrictions of federal, state or other governmental agencies or regulatory authorities, and the timely completion of the merger.

         The following is a summary of the material factors considered and principal financial analyses performed by William Blair to arrive at its opinion. William Blair performed certain procedures, including each of the financial analyses described below, and reviewed with Maynard Oil's management and board of directors the assumptions upon which such analyses were based, as well as other factors. Although the summary does not purport to describe all of the analyses performed or factors considered by William Blair in this regard, it does set forth those considered by William Blair to be material in arriving at its opinion.

         The following table summarizes the implied per share equity value for Maynard Oil derived from the analyses indicated, all of which are described in greater detail below. Additional analyses performed by William Blair that were not intended to arrive at an implied equity value range are also described below but are not included in the table.

                                                                  Implied Equity
         Valuation Methodology                                      Value Range
         ---------------------                                      -----------
         Comparable Public Company Analysis                      $8.34 - $40.73
         Comparable Corporate Transactions Analysis             $10.01 - $76.10
         Comparable Asset Transactions Analysis                  $7.12 - $19.35
         Discounted Cash Flow Analysis                           $8.03 - $18.48

         Value of Merger Consideration per Share                         $17.00

         Process Review. William Blair considered the events that resulted in the negotiation of the merger agreement, including the 10-month process that was undertaken by Maynard Oil's board of directors and Maynard Oil's legal and financial advisors to identify and negotiate with prospective purchasers of the Company. William Blair also considered the Company's several public disclosures regarding the initiative Maynard Oil board of directors was undertaking to maximize shareholder value. In connection with this process, William Blair held discussions with 70 potential parties regarding the sale of the Company, and of those parties, 44 entered into confidentiality agreements with the Company and reviewed summary due diligence materials about the Company's operations and financial condition. Of these 44 parties, 10 also reviewed data room materials about the Company's operations and financial condition. In addition, William Blair considered the provisions contained in the draft merger agreement which permit the Company to terminate the merger agreement in connection with a superior proposal upon the payment of a termination fee. Specifically, William Blair reviewed termination fees as a percentage of transaction values of certain recently completed corporate merger transactions considered comparable in size to the merger, and found that, when expressed as a percentage of total transaction value, the termination fee in the merger was in the lower range of such termination fees.

         Comparable Public Company Analysis. William Blair selected a comparable group of publicly-traded oil and gas companies with the following characteristics: (i) market capitalization between $50 million and $200 million,
(ii) operating locations in West Texas, Gulf Coast Onshore in Texas, and/or Oklahoma, and (iii) at least 40% of reserves in oil. These regions were selected because they were deemed by William Blair to be representative of elements of Maynard Oil's oil and gas asset base. Regional analysis is important because hydrocarbon producing regions differ with respect to quantitative factors such as reserve life, realized commodity prices and the predominant type and quality of hydrocarbon produced.

         In total William Blair analyzed the following seven companies: Carrizo Oil & Gas, Clayton Williams Energy, EXCO Resources, Goodrich Petroleum, Mission Resources, Parallel Petroleum, and Wiser Oil. Although William Blair compared the trading multiples of the selected companies at the date of William Blair's opinion to the merger multiples of Maynard, none of the selected companies is identical to Maynard Oil.

         Among the information William Blair considered were "Discretionary Cash Flow" (defined as net income plus deferred taxes, depreciation, depletion and amortization and other non- cash or extraordinary items), earnings before interest, taxes, depreciation, depletion and amortization and exploration expense ("EBITDAX"), "After-tax PV-10 Proved Reserves" (defined as the value of future net cash flows from proved reserves after taxes discounted at 10% at December 31, 2001), total proved reserves, oil reserves as a percentage of total reserves, year-end proved reserves divided by the prior year's production ("Reserve/Production Ratio"), EBITDAX margins, and average production costs per net equivalent barrel of oil ("NEB"). The multiples and ratios for the comparable companies were based on the most recent publicly-available financial information and on consensus Discretionary Cash Flow estimates for 2002 and were based on the closing share prices as of April 18, 2002.

         Information regarding the multiples implied by the terms of the merger compared to the multiples derived from William Blair's analysis of selected comparable companies are set forth in the following table. LTM refers to the latest twelve months. TEV refers to Total Enterprise Value, which is defined as market value plus total debt less cash and, in the case of Maynard, plus amounts owed under existing management agreements.


                                                                           Comparable Companies
                                                  Maynard Implied   -----------------------------------
Multiple                                          Merger Multiple       Range         Mean     Median
------------------------------------------------  ----------------  ---------------  -------  ---------
Market Value/LTM Discretionary Cash Flow               3.0 x        1.5 x -  6.3 x    3.9 x      4.1 x
Market Value/Calendar '02 Discretionary Cash
Flow Estimate                                          3.5 x        2.4 x -  8.4 x    5.4 x      5.1 x
TEV/LTM EBITDAX                                        3.1 x        2.3 x -  6.4 x    5.2 x      5.5 x
TEV/Fiscal Year 2001 Total Proved Reserves
($/NEB)                                                 $6.1         $4.6 -  $10.5     $7.2       $7.8
TEV/Fiscal Year 2001 After-tax PV-10 Proved
Reserves                                                138%          79% -   157%     123%       118%



         The multiples implied by the terms of the merger were in each case within the range implied by the comparable public company analysis. William Blair calculated a range of per share equity values for Maynard Oil derived from these implied multiples of between $8.34 and $40.73, based upon 4,880,368 shares outstanding as of April 18, 2002. William Blair noted that while many of the multiples implied by the terms of the merger were below the mean and median for the selected comparable companies, this was likely due to the fact that several of Maynard Oil's operating statistics were below the mean and median operating statistics for the selected comparable companies.

         Information regarding the operating statistics of Maynard Oil compared to the operating statistics derived from William Blair's analysis of selected comparable companies are set forth in the following table.


                                                                              Comparable Companies
                                                      Maynard        ----------------------------------------
Operating Statistic                                  Operating            Range         Mean       Median
                                                     Statistic
------------------------------------------------ ------------------- ---------------- ---------- ------------
% Oil of Total Reserves                                    68%          43%-     84%        59%          59%
Reserve/Production Ratio                                  7.1 x        5.1 x-  24.1 x     12.5 x       10.9 x
LTM EBITDAX Margin                                       58.9%        50.0%-   71.5%      62.2%        62.0%
Fiscal Year  2001 Average Production Costs ($/NEB)       $7.91        $4.62-   $8.09      $6.28        $5.74
Last Three Years Average Production Costs ($/NEB)        $6.88        $4.08-   $7.18      $5.30        $4.82


         Comparable Corporate Transactions Analysis. William Blair selected a comparable group of 100% control transactions involving publicly-traded oil and gas companies with the following characteristics (i) total enterprise value between $50 million and $300 million, (ii) operating locations in West Texas, Gulf Coast Onshore in Texas, and/or Oklahoma, and (iii) at least 40% of reserves in oil. In total, William Blair analyzed seven corporate transactions that were announced since January 1, 2000. The selected corporate transactions were not intended to be representative of the entire range of possible transactions in the industry. Although William Blair compared the transaction multiples of these transactions to the implied merger multiples of Maynard Oil, none of the selected corporate transactions is identical to the merger. The corporate transactions were (target/acquiror):

          0    Synergy Oil & Gas, Inc./Penn Virginia Corporation
          0    Cody Energy Company/Cabot Oil & Gas Corp.
          0    Bargo Energy Company/Bellwether Exploration Co.
          0    Pontotoc Production, Inc./Ascent Energy Inc.
          0    Texoil, Inc./Ocean Energy, Inc.
          0    Southern Mineral Corp./PetroCorp Inc.
          0    Home-Stake Oil & Gas Company/Cortez Oil & Gas, Inc.

         Among the information William Blair considered were Discretionary Cash Flow and total proved reserves. Information regarding the multiples implied by the terms of the merger compared to the transaction multiples from William Blair's analysis is set forth in the following table.


                                                                      Comparable Transactions
                                                Maynard Implied   ---------------------------------
                  Multiple                      Merger Multiple       Range         Mean    Median
----------------------------------------------  ----------------  ---------------  -------  -------

TEV/Total Proved Reserves ($/NEB)                     $6.1         $4.0  -  $11.4    $6.2     $5.0
Market Value/LTM Discretionary Cash Flow               3.0x         2.6x -   13.5x    5.9x     4.6x


         The multiples implied by the terms of the merger were in each case within the range implied by the comparable corporate transactions analysis. William Blair calculated a range of per share equity values for Maynard Oil derived from these implied multiples of between $10.01 and $76.10, based upon 4,880,368 shares outstanding as of April 18, 2002.

         Comparable Asset Transactions Analysis. William Blair selected a comparable group of asset sales with the following characteristics: (i) total enterprise value between $50 million and $300 million, (ii) operating locations in West Texas, Gulf Coast Onshore in Texas, and/or Oklahoma, and (iii) at least 40% of reserves in oil. In total, William Blair analyzed eight asset transactions that were announced since January 1, 2000. The selected asset transactions were not intended to be representative of the entire range of possible transactions in the industry. Although William Blair compared the transaction multiples of these asset sales to the multiple implied by the terms of the merger, none of the selected asset sales is identical to the merger. The asset transactions were (target/acquiror):

          0    First Permian, L.L.C., Parallel Petroleum Corp./Energen
               Corporation, Energen Resources Corporation
          0    Conoco Inc./Encore Acquisition Company
          0    Parker & Parsley Limited Partnerships/Pioneer Natural Resources
               Co., Pioneer Natural Resources USA Inc.
          0    Apache Corp./Prize Energy Corp.
          0    Undisclosed/Denbury Resources, Inc.
          0    Texaco Exploration & Production, Inc./EnerVest Energy, L.P.
          0    Texaco, Inc./Bargo Energy Company
          0    USX-Marathon Group/Santa Fe Snyder Corporation

         Among the information William Blair considered was estimated reserve value and total proved reserves. Information regarding the multiple implied by the terms of the merger compared to the merger multiples from William Blair's analysis is set forth in the following table.


                                                                      Comparable Transactions
                                                Maynard Implied   ---------------------------------
                  Multiple                      Merger Multiple       Range         Mean    Median
----------------------------------------------  ----------------  ---------------  -------  -------

Reserve Value/Total Proved Reserves ($/NEB)           $5.7         $3.0 -   $6.7     $5.0     $5.1


         The reserve value per NEB implied by the terms of the merger was within the range implied by this comparable asset transactions analysis. William Blair calculated a range of per share equity values for Maynard Oil derived from these implied multiples of between $7.12 and $19.35, based upon 4,880,368 shares outstanding as of April 18, 2002.

         All multiples for each of the selected corporate transactions and selected asset transactions were based on John S. Herold Inc. data and public information available at the time of announcement of those transactions, without taking into account differing commodity and financial market and other conditions during the two and one-quarter year period during which these transactions occurred.

         Discounted Cash Flow Analysis. William Blair utilized management projections of future cash flows for the period from 2002 to 2022, which considered: (i) current reserves and projected production levels; (ii) oil and gas prices as of April 18, 2002, adjusted for decrement levels provided by management; (iii) management estimates of direct and indirect expenses including production and ad-valorem taxes; depreciation, depletion and amortization; direct operating expenses; and general & administrative expenses; (iv) a 34% tax rate; and (v) management's estimates of future investments. William Blair discounted these future cash flows using a discount rate range of 8.0% to 10.0% based on its judgment of the weighted average cost of capital of comparable public companies. This analysis resulted in a range of estimated total enterprise values, from which William Blair deducted net debt (total debt less cash) and the amount owed under existing management agreements to arrive at an estimated equity value per share. Assuming a constant oil price of $26.18 per barrel and a constant gas price of $3.485 per mcf (the prices of oil and gas on April 18, 2002) and using a discount rate of 9.0%, the discounted cash flow analysis resulted in estimated equity values per share of Maynard Oil common stock of $14.11. The $17.00 per share merger price represented a 20.5% premium to such estimated equity value. Additionally, William Blair utilized a range of oil prices (from $20.00 to $30.00 per barrel) to determine the effect on the discounted cash flow analysis resulting from changes in the price of oil. Assuming a constant gas price of $3.485 per mcf, the range of estimated equity values per share of Maynard Oil common stock indicated by this sensitivity analysis was $8.03 to $18.48. The $17.00 per share merger price fell within the range of these estimated equity values.

         Stock Price and Volume Analysis. William Blair examined the history of the trading prices and volume for the Company's common stock for the last five years and the relationship between movements of such common stock and movements in common stock of the comparable group of publicly-traded oil and gas companies identified in the Comparable Public Company Analysis. William Blair noted Maynard Oil had relatively low trading volumes and limited public float relative to the comparable group. In addition, William Blair noted that the comparable group's stock price on April 18, 2002 was on average 11.1% lower than five years ago, while the $17.00 per share merger price for Maynard Oil was 38.8% higher than the Maynard Oil stock price five years ago. Similarly, William Blair noted that the comparable group's stock price on April 18, 2002 was on average 29.8% lower than a year ago, while the $17.00 per share merger price was 0.4% higher than the Maynard Oil stock price a year ago.

         General. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to summary description. The preparation of a fairness opinion does not involve a mathematical evaluation or weighing of the results of the individual analyses performed, but requires William Blair to exercise its professional judgment, based on its experience and expertise in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by William Blair was carried out in order to provide a different perspective on the merger and add to the total mix of information available. William Blair did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness. Rather, in reaching its conclusion, William Blair considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. William Blair did not place particular reliance or weight on any particular analysis, but instead concluded its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, William Blair believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. No company or transaction used in the above analyses as a comparison is directly comparable to Maynard Oil or the merger. In performing its analyses, William Blair made numerous assumptions with respect to industry performance, commodity prices, business and economic conditions, and other matters. The analyses performed by William Blair are not necessarily indicative of future actual values and future results, which may be significantly more or less favorable than suggested by such analyses. Estimates of values of companies or assets do not purport to be appraisals or necessarily reflect the price at which companies or assets may actually be sold.

         William Blair is a nationally recognized firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of strategic combinations and acquisitions. William Blair acted as Maynard Oil's financial advisor in connection with, and participated in certain of the negotiations leading to, the merger agreement. In the ordinary course of its business, William Blair and its affiliates may trade shares of the Company's common stock for their own accounts and for the accounts of their customers and accordingly may hold a long or short position in these securities.

         Maynard hired William Blair based on its qualifications and expertise in providing financial advice to companies and its reputation as a nationally recognized investment banking firm. Maynard agreed to pay William Blair a fee equal to 1.25% of the transaction value paid in the merger. A significant portion of that fee is contingent upon completion of the merger. $500,000 of this fee was paid to William Blair after it delivered its fairness opinion to Maynard Oil's board of directors. Also, Maynard Oil agreed to indemnify William Blair and its affiliates against certain liabilities, including liabilities arising under applicable securities laws and its out-of-pocket expenses.

         William Blair was not retained as an advisor or agent to Maynard Oil's Stockholders or any other person other than as an advisor to Maynard Oil's board of directors. Maynard Oil's board of directors and Plantation determined the proposed merger in arm's-length negotiations in which William Blair advised Maynard Oil's board of directors. The Company's board of directors did not impose any restrictions or limitations upon William Blair with respect to the investigations made or the procedures that William Blair followed in rendering its opinion.

                              THE MERGER AGREEMENT

         The following discussion summarizes the material terms of the merger agreement. The discussion does not, however, contain a complete statement of all provisions of the merger agreement and is qualified in its entirety by reference to the merger agreement. A copy of the merger agreement is attached as Annex A to this proxy statement and is incorporated in this proxy statement by reference. Stockholders should read the merger agreement because it, and not this proxy statement, is the legal document that governs the merger.

         In addition to providing for the merger of Plantation Petroleum Acquisition into Maynard Oil and the conversion of Maynard Oil common stock into cash, the merger agreement contains many other provisions, some of which are discussed in this section.

REPRESENTATIONS AND WARRANTIES

         Maynard Oil, Plantation Petroleum Holdings and Plantation Petroleum Acquisition each made a number of representations and warranties in the merger agreement regarding various aspects of their respective businesses and other facts relevant to the merger .

          0 Representations and Warranties of Maynard Oil. Maynard Oil's representations and warranties include representations as to:

          0    Maynard Oil's corporate organization and good standing;

          0    Maynard Oil's capital structure and capitalization;

          0    Maynard Oil's subsidiary, MOC Resources, Inc.;

          0    the authorization and enforceability of the merger agreement;

          0 the absence of a conflict with any charter document, agreement, law or governmental order applicable to us;

          0 regulatory filings, consents or approvals required to complete the merger;

          0    Maynard Oil's SEC filings;

          0 Maynard Oil's business and any changes in Maynard Oil's business since December 31, 2001; this proxy statement;

          0    Maynard Oil's compliance with laws;

          0    Maynard Oil's taxes;

          0    Maynard Oil's liabilities and obligations;

          0    Maynard Oil's litigation;

          0 Maynard Oil's employee benefit plans, employees and labor matters;

          0    Maynard Oil's broker, William Blair & Company, L.L.C.;

          0 payments required to be made by us to brokers and agents as a result of the merger;

          0 Maynard Oil's board's adoption of the merger and the merger agreement;

          0 the Stockholder vote required to approve the merger and the merger agreement;

          0    Maynard Oil's environmental compliance;

          0    Maynard Oil's contracts;

          0    Maynard Oil's oil and gas properties;

          0    Maynard Oil's intellectual property rights;

          0 the estimates of Maynard Oil's oil and gas reserves contained in Maynard Oil's reserve report;

          0    Maynard Oil's drilling obligations; and

          0    Maynard Oil's wells.

         Representations and Warranties of Plantation Petroleum Holdings and Plantation Petroleum Acquisition. The representations and warranties of Plantation Petroleum Holdings and Plantation Petroleum Acquisition include representations as to:

          0    their corporate organization, power and authority;

          0 the authorization and execution of the merger agreement and related matters;

          0 the absence of a conflict with any charter document, agreement, law or governmental order applicable to Plantation Petroleum Holdings or Plantation Petroleum Acquisition;

          0    Plantation's financial statements;

          0 Plantation's business and any changes in their business since April 23, 2002;

          0 information supplied by Plantation Petroleum Holdings in this proxy statement;

          0 the lack of any other activities by Plantation Petroleum Acquisition since its formation;

          0    Plantation's litigation;

          0 payments required to be made by Plantation Petroleum Holdings to brokers and agents as a result of the merger;

          0    the availability of funds to complete the merger;

          0    the fact that neither of them own any Maynard Oil stock; and

          0 Plantation's fair market value determination of Maynard Oil's oil and gas reserves.

         The representations and warranties of Maynard Oil, Plantation Petroleum Holdings and Plantation Petroleum Acquisition will expire upon the completion of the merger.

COVENANTS

         The merger agreement contains a number of covenants, most of which provide limitations within which we will operate Maynard Oil's business until the merger is completed. These covenants include the following.

         Conduct of Maynard Oil's Business Pending the Merger. From the date of the merger agreement until completion of the merger we will:

          0 operate in the ordinary and usual course of business as we have in the past twelve months, in compliance with applicable laws.

         From the date of the merger agreement until completion of the merger, without the consent of Plantation, we will not, and will not authorize, commit or agree to:

          0    split, combine or reclassify any of Maynard Oil's stock;

          0 declare, set aside or pay any dividends on, or make any other distributions on Maynard Oil's stock;

          0 issue, deliver, sell, transfer, pledge or subject to any lien any shares of stock, warrants, options or other securities of Maynard Oil;

          0    amend Maynard Oil's charter or bylaws;

          0 merge, liquidate, consolidate or reorganize Maynard Oil or Maynard Oil's subsidiary;

          0 acquire or agree to acquire any other business or company or their assets, which are worth more than $50,000 individually or $100,000 in the aggregate;

          0 sell, lease, license, farm out, mortgage or encumber or subject to any lien or otherwise dispose of any of Maynard Oil's material oil and gas properties;

          0    make any change in Maynard Oil's method of accounting;

          0 make any material tax election, compromise or settle any tax liability, or amend any tax return;

          0 incur any indebtedness or guarantee any indebtedness of another business;

          0 issue or sell any debt securities, warrants, calls or other rights to acquire any debt securities of Maynard Oil or any of its subsidiaries or any debt securities of another company;

          0 increase Maynard Oil's debt, make any loans, advances or capital contributions to, or investments in, any other business, or enter into any commodity price hedging agreements;

          0 pay, discharge, settle or satisfy any material claims, liabilities, obligations or litigation;

          0 adopt a plan of liquidation, merger, recapitalization or other plan to acquire Maynard Oil's shares;

          0 enter into, adopt or amend in any material respect or terminate any employee benefit plan or similar policy or agreement;

          0 except for normal increases, increase the compensation of any director, officer, employee or agent or consultant or pay any benefit not required by an employee benefit plan or other arrangement;

          0 modify, amend, alter or change terms, provisions or rights and obligations of any material contracts;

          0 allow any insurance policy naming Maynard Oil or Maynard Oil's subsidiary as beneficiary or loss payee to be cancelled or terminated;

          0    settle or compromise any pending or threatened litigation;

          0 enter into any contract or agreement that materially limits Maynard Oil's ability to engage in or compete in any business or in any geographic area; or

          0 enter into any contract or agreement to do any of the above activities.

         Access to Information. Upon reasonable notice, we have agreed to give Plantation and its representatives access to Maynard Oil's properties, books, records, employees and other service providers.

         Stockholder Meeting. Maynard Oil has agreed to call a Stockholder meeting to vote on the merger agreement, and recommend approval of the merger agreement to Maynard Oil's Stockholders. Subject to its fiduciary duties, Maynard Oil's board has agreed not to withdraw or modify its recommendation of the merger.

         Acquisition Proposals. Until completion of the merger, Maynard Oil has agreed not to:

          0 directly or indirectly initiate, solicit, encourage or knowingly facilitate any inquiries or the making of any acquisition proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Maynard Oil, any purchase or sale of Maynard Oil's assets or securities, or any tender or exchange offer; or

          0 directly or indirectly, have any discussion with or provide any confidential information or data to any third party relating to an acquisition proposal, or engage in any negotiations concerning an acquisition proposal, or knowingly facilitate any effort or attempt to make or implement an acquisition proposal or accept an acquisition proposal.

         However, in response to an acquisition proposal from a third party, we may furnish information to, and negotiate, explore or otherwise engage in substantive discussions with that third party, only if Maynard Oil's board of directors concludes in good faith, after consultation with Maynard Oil's financial advisors and legal counsel, that the acquisition proposal may reasonably be expected to lead to a transaction that is more favorable to Maynard Oil's Stockholders from a financial point of view than the transactions contemplated by the merger agreement.

         If Maynard Oil's board determines that in response to a superior acquisition proposal we must withdraw or modify Maynard Oil's recommendation that the Stockholders approve and adopt the merger agreement, we may do so, but we must give Plantation at least three business days written notice of the proposal, specifying the company making the proposal and the terms and conditions of the proposal. If the merger agreement is terminated because of Maynard Oil's determination to pursue a superior acquisition proposal, Maynard Oil must pay Plantation $1,500,000.

         Maynard Oil has not received any acquisition proposals from third parties since we entered into the merger agreement.

         Employee Benefit Matters. Maynard Oil has agreed, prior to the effective time of the merger, to take all necessary action so that employees of the Company before the merger remain employees of the Company after the merger.

         Public Announcements. Maynard Oil and Plantation have agreed to consult with each other concerning press releases and other similar communications.

         Expenses. All expenses relating to the merger will be paid by the party incurring the expense, except the corporation surviving the merger will pay all applicable property or transfer taxes.

         Indemnification of Maynard Oil's Officers, Directors and Employees. For a discussion of the provisions of the merger agreement concerning indemnification of Maynard Oil's officers, directors and employees, see "Indemnification; Directors and Officers Insurance" on page 17.

CONDITIONS TO THE MERGER

         Due Diligence Investigation of Oil and Gas Properties. The merger agreement permitted Plantation to do additional due diligence investigations of title, environmental matters and material contracts related to Maynard Oil's oil and gas properties. Plantation had until June 20, 2002 to advise us of the existence of $2.5 million or more of undisclosed defects in order to terminate the merger agreement. Plantation provided written notice that on June 13, 2002 no defects would be asserted.

         Conditions to Completion of the Merger. The obligations of Maynard Oil, Plantation Petroleum Holdings, LLC and Plantation Petroleum Acquisition to complete the merger are subject to the following conditions:

          0    the Stockholders must approve and adopt the merger agreement; and

          0 no temporary restraining order, decree, ruling or injunction or other order of a court or other governmental entity or can be in effect directing that the merger not be completed or making the merger illegal.

TERMINATION OF THE MERGER AGREEMENT

         Either Maynard Oil or Plantation may terminate the merger agreement in any of the following circumstances:

          0 at any time before the merger by mutual written consent of Plantation Petroleum Holdings, Plantation Petroleum Acquisition and Maynard Oil;

          0 if the merger has not been completed by October 31, 2002, unless the failure to consummate the merger is the result of a breach of the merger agreement by the party seeking to terminate the merger agreement; and

          0 if any law or regulation makes completion of the merger illegal or if the merger is prohibited by any judgment, injunction, order or decree and no appeal of this judgment, injunction, order or decree is possible.

         Plantation Petroleum Holdings may terminate the merger agreement in any of the following circumstances:

          0 if Maynard Oil breaches any of Maynard Oil's covenants, obligations or other agreements or Maynard Oil's representations are no longer true and correct in a way that would have a material adverse effect on Maynard Oil, although Maynard Oil has the ability to cure breaches in some situations within fifteen
               (15) days of Plantation's notice to use of the breach; or

          0 if Maynard Oil's board of directors notifies Plantation of its intention to pursue a superior acquisition proposal and does not withdraw the notice within three business days. Termination under these circumstances would entitle Plantation to the $1,500,000 termination fee.

         We may terminate the merger agreement in any of the following circumstances:

          0 if Plantation Petroleum Holdings or Plantation Petroleum Acquisition breaches any of their covenants, obligations or other agreements or their representations are no longer true and correct in a way that would have a material adverse effect on Plantation, although Plantation Petroleum Holdings or Plantation Petroleum Acquisition have the ability to cure breaches in some situations within fifteen (15) days of or notice to Plantation of the breach; or

          0 if Maynard Oil's board of directors terminates the merger agreement to pursue a superior acquisition proposal and pays Plantation a $1,500,000 termination fee.

         The termination fee provisions permit Maynard Oil's board to terminate the merger agreement and pursue a superior acquisition proposal, subject to paying Plantation a $1,500,000 termination fee. However, the existence of a termination fee provision also may reduce the amount that a third party would be willing to pay to acquire Maynard Oil's company. The amount of the termination fee was reached through arm's length negotiations with Plantation and was in the lower range of termination fees in similar transactions with which Maynard Oil was familiar.

EFFECT OF TERMINATION

         If the merger agreement is terminated, the merger will be abandoned and the merger agreement will be void, except that agreements concerning confidentiality, payment of expenses and representations and warranties concerning brokers and investment bankers will remain in effect. The termination of the merger agreement will not result in liability on the part of any party or its affiliates, directors, officers or Stockholders, except for payment of the $1,500,000 termination fee in certain circumstances.

EXTENSION, AMENDMENT AND WAIVER OF THE MERGER AGREEMENT

         The merger agreement provides that Plantation and Maynard Oil may agree to:

          0 amend the merger agreement before the approval of Maynard Oil's Stockholders has been obtained;

          0 extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement;

          0 waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

          0 waive compliance with any of the agreements or conditions contained in the merger agreement.

                      INFORMATION ABOUT MAYNARD OIL COMPANY

THE COMPANY

         Maynard Oil Company is a Delaware corporation which was organized in 1971 to continue the oil and gas operations conducted on an individual basis by its founders, including Mr. James G. Maynard, its Chairman of the Board and Chief Executive Officer. Maynard Oil's principal executive office is located at 8080 N. Central, Ste. 660, Dallas, Texas 75206, and its telephone number is
(214) 891-8880.

         Maynard Oil's principal line of business is the production and sale of, and exploration and development of crude oil and natural gas. Maynard Oil's oil and gas operations are conducted exclusively in the United States, primarily in the states of Texas, Oklahoma, Louisiana, New Mexico and Arkansas.

         Further information on Maynard Oil's business and operations, including financial information and oil and gas reserves, is contained in the Company's annual report on Form 10-K for the year ended December 31, 2001 and Maynard Oil's quarterly report for the three months ended March 31, 2002 on Form 10-Q, copies of which are attached hereto beginning on page F-1.

         During May, 2002, Maynard Oil entered into a derivative financial instrument (collar) whereby Maynard Oil hedged 2,400 barrels of daily production from June 1, 2002 through May 31, 2003 with a ceiling price of $29.19 per barrel and a floor price of $20.00 per barrel. This agreement provides for monthly financial settlements between the two parties should either the floor or ceiling amounts be exceeded.

MARKET PRICE

         Our common stock is quoted on Nasdaq under the ticker symbol "MOIL." The following table lists the high and low sale prices for Maynard Oil's common stock for the periods indicated, all as reported on Nasdaq:

                                                             HIGH          LOW
                                                             ----          ---
1999 Calendar Year
     Quarter ended March 31                              $   8.6875   $   7.00
     Quarter ended June 30                               $  10.375    $   8.25
     Quarter ended September 30                          $  10.875    $   9.375
     Quarter ended December 31                           $  12.00     $   9.50

2000 Calendar Year
     Quarter ended March 31                              $  26.125    $   9.875
     Quarter ended June 30                               $  19.1875   $  10.125
     Quarter ended September                             $  22.875    $  14.75
     Quarter ended December 31                           $  23.125    $  15.25

2001 Calendar Year
     Quarter ended March 31                              $  19.00     $  15.75
     Quarter ended June 30                               $  21.50     $  15.25
     Quarter ended September 30                          $  25.07     $  18.75
     Quarter ended December 31                           $  24.00     $  17.40

2002 Calendar Year
     Quarter ended March 31                              $  22.00     $  17.50
     Quarter through June 19                             $  19.55     $  16.58

         On April 25, 2002, the last trading day before announcement of the merger agreement, the closing price of Maynard Oil common stock as reported by Nasdaq was $18.20 per share. On June 19, 2002, the closing price of Maynard Oil common stock as reported on Nasdaq was $16.78 per share. Maynard Oil urges Stockholders to obtain current market quotations before voting on the merger agreement.

MAYNARD OIL'S BOARD OF DIRECTORS AND MANAGEMENT

         Information about each director of Maynard Oil is set forth below.

                                  Position with Maynard Oil Company, Business
Name                      Age     Experience and Other Directorships
----                      ---     ----------------------------------

Ralph E. Graham           82      Director of the Company since 1993.
                                  Independent oil and gas producer

James G. Maynard          76      Chief Executive Officer and Chairman of the
                                  board of the Company since its incorporation in 1971.

Robert B. McDermott       74      Director of the Company since 1971.  Business
                                  consultant.

Fred L. Oliver            78      Director of the Company since 2001.
                                  Independent consulting geologist and engineer.

         Information about the executive officers of Maynard Oil is set forth below.

                    EXECUTIVE OFFICERS OF MAYNARD OIL COMPANY

Name                    Position                                    Age    Since
----                    --------                                    ---    -----

James G. Maynard        Chairman of the Board, Chief Executive       76     1971
                        Officer and Treasurer

Glenn R. Moore          President and Chief Operating Officer        64     1982

L. Brent Carruth        Executive Vice President of Operations       68     1984

Kenneth W. Hatcher      Executive Vice President of Finance          58     1983

Linda K. Burgess        Vice President of Accounting and             53     1984
                        Corporate Secretary

Cassondra Foster        Vice President of Land                       59     1999

Jerry G. Keen           Vice President of Engineering                53     1999

         Mr. Maynard has been a director since 1971 and engaged in oil and gas exploration as an independent operator and private investor for the past 40 years.

         Mr. Moore has over 35 years experience in domestic and foreign oil and gas exploration and production. Prior to joining Maynard Oil in November, 1982, Mr. Moore served as President of Shannon Oil and Gas, Inc. and Hanover Petroleum Corporation.

         Mr. Carruth has over 35 years of petroleum engineering experience. Prior to joining Maynard Oil in January, 1984, he served for one year as Vice President of Operations of Cordova Resources. Preceding that, Mr. Carruth was a petroleum consultant for three years and served as Manager of Engineering of Texas Pacific Oil Company for eight years.

         Mr. Hatcher has over 35 years of finance and accounting experience in the oil and gas industry and is a Certified Public Accountant. Prior to joining Maynard Oil in February, 1983, Mr. Hatcher served as Controller and Vice President of Finance of Shannon Oil and Gas, Inc. for three years and as Controller and Vice President of Hanover Petroleum Corporation for four years.

         Ms. Burgess has in excess of 30 years of oil and gas accounting experience. Prior to joining Maynard Oil in May, 1984, Ms. Burgess served as Controller for Trans-Western Exploration Inc. for four years and as Controller for Energy Resources Oil and Gas for three years.

         Ms. Foster has over 30 years of petroleum land management experience, joining Maynard Oil Company's Land Department in 1974. Prior to that Ms. Foster was a Title Analyst for Texas Oil & Gas.

         Mr. Keen has over 30 years of petroleum engineering experience and has been employed by Maynard Oil Company since 1984.

OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT OF MAYNARD OIL

         The table below sets forth each Stockholder who, based on public filings, is known to Maynard Oil to be the beneficial owner of more than 5% of the Company's common stock as of April 15, 2002. On the date of this proxy statement, 4,880,368 shares of the Company's common stock were issued and outstanding.

Name of Beneficial Owner                 Number of Shares(1)    Percent of Class
------------------------                 -------------------    ----------------

James G. Maynard                             2,756,596(2)             56.48
9933 Lawler Avenue
Suite 344
Skokie, IL  60077

Franklin Resources, Inc.(3)                    465,000                 9.53
777 Mariners Island Blvd.
San Mateo, CA  94404

Dimensional Fund Advisors Inc.(4)              394,000                 8.07
1299 Ocean Avenue
11th Floor
Santa Monica, CA  90401

FMR Corp.(5)                                   488,000                10.00
82 Devonshire Street
Boston, MA  02109

Robert B. McDermott                              5,000                 0.10

Ralph E. Graham                                  2,200                 0.05

Fred L. Oliver                                   2,000                 0.04

Glenn R. Moore                                   --                    --

L. Brent Carruth                                 --                    --

Kenneth W. Hatcher                               --                    --

Jerry G. Keen                                    --                    --

All directors and executive officers         2,765,796                56.67
as a group (10 persons)

------------------
(1) In accordance with regulations of the Securities and Exchange Commission, stock ownership reflects shares with respect to which the director, nominee, principal stockholder or executive officer has voting power or investment power, or has a right to acquire such power. Each director, nominee, principal stockholder or executive officer has both sole voting power and sole investment power with respect to the shares set forth in the table. Beneficial ownership is disclaimed by each director, nominee, principal stockholder or executive officer of shares listed of which he or it would not, but for Rule 13d-3 under the Securities Exchange Act of 1934, be deemed to be the beneficial owner.

(2) Includes 300,000 shares held of record by a corporation controlled by Mr. Maynard; 10,000 shares held of record by Joan B. Maynard, spouse of James
      G. Maynard, as trustee of a trust for her benefit; and 2,446,596 shares held of record by Mr. Maynard, as trustee of a trust for his benefit.

(3) According to a Form 13G dated February 2, 2001 filed with the Securities and Exchange Commission, these shares are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries of Franklin Resources, Inc. Advisory contracts grant to the advisory subsidiaries all investment and/or voting power over the securities owned by such advisory clients, and therefore, the advisory subsidiaries may be deemed to be the beneficial owner of the shares listed above.

      Additionally, Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10% of the outstanding common stock of Franklin Resources and are the principal stockholders of Franklin Resources and may be deemed to be the beneficial owner of shares held by persons and entities advised by Franklin Resources subsidiaries.

(4) According to a Form 13G dated January 30, 2002 filed with the Securities and Exchange Commission, Dimensional Fund Advisers, Inc., a registered investment adviser, furnishes investment advice to four investment companies and serves as investment manager to certain other investment vehicles, including commingled group trusts and separate accounts(these investment companies, trusts, and accounts are the "Funds"). In its role as investment adviser or manager, Dimensional possesses both voting and/or investment power over the shares owned by the Funds and may be deemed to be the beneficial owner of such shares.

(5) According to a Form 13G dated February 14, 2002 filed with the Securities and Exchange Commission, FMR Corp. is the parent holding company which has the right to receive or the power to direct the receipt of dividends or the proceeds from the sale of the above referenced securities through its wholly-owned subsidiary Fidelity Management & Research Company, on behalf of Fidelity Low-Priced Stock Fund, a registered investment company, and as such, FMR and Fidelity may be deemed to be the beneficial holder's of such shares. Additionally, Edward C. Johnson, 3d, Abigail P. Johnson, and members of the Edward C. Johnson, 3d family are the predominant owners of common stock of FMR Corp. and may be deemed to be the beneficial owners of shares held by persons and/or entities advised by FMR Corp.

        SUMMARY OF FEES BILLED TO MAYNARD OIL BY INDEPENDENT ACCOUNTANTS

         AUDIT FEES

         The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered in connection with (I) the audit of Maynard Oil's annual financial statements set forth in the Report on Form 10-K for the year ended December 31, 2001, and (ii) the review of the Company's quarterly financial statements set forth in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001, were approximately $70,000.

         FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

         There were no fees billed to Maynard Oil by PricewaterhouseCoopers LLP in this category for the most recent fiscal year.

         ALL OTHER FEES

         The aggregate fees for all other services rendered by PricewaterhouseCoopers LLP for Maynard Oil's most recent fiscal year were estimated to be approximately $22,000. These fees include work performed by the independent accountants with respect to income tax compliance and consultation in connection with the potential merger.

              INFORMATION ABOUT PLANTATION PETROLEUM HOLDINGS, LLC

         Plantation Petroleum Holdings, LLC, a Delaware limited liability company, is a privately owned exploration and production company that is actively engaged in acquiring, developing and producing oil and gas properties. Plantation Petroleum Holdings was formed on April 19, 2002 in anticipation of entering into the merger agreement with Maynard Oil and has not conducted any business operations. The principal executive offices of Plantation Petroleum Holdings are located at 14520 Wunderlich, Suite 200, Houston, Texas 77069, telephone (281) 444-3156.

         Plantation Petroleum Acquisition Corp. is a newly formed Delaware corporation, and wholly owned subsidiary of Plantation Petroleum Holdings. Plantation Petroleum Acquisition was formed on April 19, 2002 solely for the purpose of entering into the merger agreement with Maynard Oil and has not conducted any business operations. The principal executive offices of Plantation Petroleum Acquisition are located at 14520 Wunderlich, Suite 200, Houston, Texas 77069, telephone (281) 444-3156.

                           FORWARD-LOOKING STATEMENTS

         This proxy and the documents that are attached or incorporated by reference in this proxy statement contain statements that are not historical facts. These statements are called "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve important known and unknown risks, uncertainties and other factors and can be identified by phrases using "estimate," "anticipate," "believe," "project," "expect," "intend," "predict," "potential," "future," "may," "should" and similar expressions or words.

         Maynard Oil's future results, performance or achievements may differ materially from the results, performance or achievements discussed in the forward-looking statements. There are numerous factors that could cause actual results to differ materially from the results discussed in forward-looking statements, including the impact that the following factors can have on Maynard Oil's business and the energy resource industry in general:

          0 Lack of geographical diversity: due to Maynard Oil's concentration in Oklahoma and West Texas, Maynard Oil is susceptible to regional factors that may place us at a disadvantage relative to Maynard Oil's competitors; these regional factors include: regional disasters, such as tornadoes, floods and wind storms; or particularly harmful changes in state or local laws.

          0 Changes in competition and pricing environments: if competition increases in segments of the energy resource industry, larger companies with greater capital reserves and greater diversification may have more options at their disposal for handling increased competition than we do.

          0 Risks incident to the drilling and operation of natural gas and oil wells.

          0    Changes in future production development costs.

          0 Inaccuracies inherent in modern methods of estimating underground reserves: differences between these estimates and the actual amount of reserves could impair any plans or forecasts that we made based on the estimates.

          0 Changes in existing energy resource industry laws or the introduction of new laws, regulations or policies that could affect Maynard Oil's business practices: these laws, regulations or policies could impact the energy industry as a whole, or could impact only those portions of the energy resource industry in which we are currently active, for example, laws regulating natural gas; in either case, Maynard Oil's profitability could be injured due to an industry-wide market decline or due to Maynard Oil's inability to compete with other energy resource industry companies that are unaffected by these laws, regulations or policies.

          0 Changes in environmental laws and regulations could be harmful if they:

               o impact the energy resource industry as a whole, causing market decline;

               o impact those segments of the economy on which we rely heavily, such as natural gas; or

               o are concentrated in Oklahoma and West Texas, within which we conduct a large percentage of Maynard Oil's business.

          0 Prices of relevant commodities: these prices can, of course, be affected not only by matters outside of Maynard Oil's control, but also by matters entirely outside of the control of the United States, such as actions of the Organization of Petroleum Exporting Countries.

         This list provides examples of factors that could affect the results described by forward-looking statements contained in this proxy statement. However, this list is not intended to be exhaustive; many other factors could impact Maynard Oil's business and it is impossible to predict with any accuracy which factors could result in which negative impacts. Although we believe that the forward-looking statements contained in this proxy statement are reasonable, Maynard Oil cannot provide the Stockholders with any guarantee that the anticipated results will be achieved. All forward-looking statements in this proxy statement are expressly qualified in their entirety by the cautionary statements contained in this section and the Stockholders are cautioned not to place undue reliance on the forward-looking statements contained in this proxy statement. In addition to the risks listed above, other risks may arise in the future, and Maynard Oil disclaims any obligation to update information contained in any forward-looking statement.

         As noted throughout this proxy statement, the merger will not occur unless Maynard Oil's Stockholders approve the merger agreement. Furthermore, even if Maynard Oil's Stockholders approve the merger agreement, the merger is subject to conditions in addition to Stockholder approval. These conditions are discussed under the heading "Conditions to the Merger" beginning on page 26. Because of these conditions, Maynard Oil cannot assure the Stockholders that the merger will occur.

                                OTHER INFORMATION

WHERE STOCKHOLDERS CAN FIND MORE INFORMATION

         Maynard Oil files annual, quarterly and other current reports, proxy statements and other information with the SEC. Stockholders may read and copy these reports, proxy statements and other information at the public reference rooms of the SEC located at Judiciary Plaza, Room 1024, Washington, D.C. 20549.

         Copies of these materials also can be obtained from the SEC Public Reference Section at the Washington, D.C. address noted above at prescribed rates. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding us. The address of the website is http://www.sec.gov.

         Copies of these materials (other than certain exhibits to them) are also available without charge to each person to whom this proxy statement is delivered, upon written or oral request to: Secretary, Maynard Oil Company, 8080 North Central Expressway, Suite 660, Dallas, Texas 75206.

STOCKHOLDER PROPOSALS

         If We Complete the Merger. If Maynard Oil completes the merger, Maynard Oil will no longer have public Stockholders. Accordingly, neither Maynard Oil's 2002 annual meeting of Stockholders, nor any subsequent annual meetings, will be held.

         If We Do Not Complete the Merger. If Maynard Oil does not complete the merger, we will hold an annual meeting of Stockholders in 2002. In that case, if a Stockholder is still a Stockholder of record as of the record date for that meeting, Stockholders would be entitled to attend and vote at that meeting.

         If Maynard Oil does not complete the merger and, as a result, calls an annual meeting of Stockholders in 2002, the deadline for submitting Stockholder proposals is a reasonable time before we begin printing and mailing the proxy statement and form of proxy relating to that meeting.

         Stockholder proposals intended for inclusion in the proxy statement and form of proxy statement relating to that meeting (if there is one) should be made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934. All Stockholder proposals should be addressed to the attention of the Secretary of Maynard Oil Company, 8080 North Central Expressway, Suite 660, Dallas, Texas 75206.

OTHER

         We have not authorized anyone to give any information or to make any representation other than contained in this proxy statement in connection with the merger and related transactions. If anyone gives any information or makes representations, you must not regard it as having been authorized by us or Plantation. The delivery of this proxy statement shall not under any circumstances, create an implication that there has been no change in the facts set forth in this proxy statement since the date of this proxy statement. This proxy statement does not constitute an offer or a solicitation to buy securities where, or to any person to whom, it is unlawful to make an offer or solicitation.

                                             By Order of the Board of Directors

                                             James G. Maynard, Chairman
June 26, 2002

                              INDEX TO MAYNARD OIL
                              FINANCIAL STATEMENTS


                                                                       Page
                                                                       ----

1.       Maynard Oil 10-K..............................................F-2

2.       Maynard Oil 10-KA............................................F-46

3.       Maynard Oil 10-Q.............................................F-54

                        REPORT OF INDEPENDENT ACCOUNTANTS
                        ---------------------------------




To the Board of Directors and Shareholders of Maynard Oil Company

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Maynard Oil Company and its subsidiary at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and the financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.






PricewaterhouseCoopers LLP
Dallas, TX
March 27, 2002

                       MAYNARD OIL COMPANY AND SUBSIDIARY
                           Consolidated Balance Sheets


                                                            December 31,
                                                   -----------------------------
                                                      2001              2000
                                                      ----              ----
ASSETS
Current assets:
     Cash and cash equivalents                    $  14,277,119    $ 21,228,040
     Accounts receivable, trade                       6,457,897       8,773,669
     Income taxes receivable                          1,769,928       1,437,587
     Other current assets                               448,194         441,027
                                                   ------------     -----------
         Total current assets                        22,953,138      31,880,323
                                                   ------------     -----------

Property and equipment, at cost:
   Oil and gas properties, successful
     efforts method                                 188,246,168     162,572,339
   Other property and equipment                         491,699         450,885
                                                   ------------     -----------
                                                    188,737,867     163,023,224
   Less accumulated depreciation and
    amortization                                   (104,457,017)    (87,045,360)
                                                   ------------     -----------
      Net property and equipment                     84,280,850      75,977,864
                                                   ------------     -----------

                                                  $ 107,233,988    $107,858,187
                                                   ============     ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Current installments of
       long-term debt                             $   7,650,000    $  7,650,000
   Accounts payable                                   5,962,824       8,350,643
   Accrued expenses                                     746,806         927,828
   Income taxes payable                                 513,352         800,799
                                                   ------------     -----------
              Total current liabilities              14,872,982      17,729,270
                                                   ------------     -----------

Deferred income taxes                                 3,110,000       1,179,000

Long-term debt                                       17,212,500      24,862,500

Shareholders' equity:
   Preferred stock of $.50 par value.
     Authorized 1,000,000 shares; none
        issued                                              --              --
   Common stock of $.10 par value.
     Authorized 20,000,000 shares;
     4,880,368 and 4,880,516 shares
     issued and outstanding                             488,037         488,051
   Additional paid-in capital                        18,831,138      18,831,138
   Retained earnings                                 52,719,331      44,768,228
                                                   ------------     -----------
              Total shareholders' equity             72,038,506      64,087,417
                                                   ------------     -----------

Contingencies and commitments (note 10)
                                                  $ 107,233,988    $107,858,187
                                                   ============     ===========

See accompanying Notes to Consolidated Financial Statements.


                       MAYNARD OIL COMPANY AND SUBSIDIARY
                      Consolidated Statements of Operations


                                                      Years ended December 31,
                                          -------------------------------------------
                                               2001           2000            1999
                                               ----           ----            ----
Revenues:
   Oil and gas sales and royalties        $ 53,363,128   $ 52,738,994    $ 23,392,231
   Interest and other                          699,471      1,141,333         794,478
   Gain (loss) on disposition of assets         96,027        (38,070)        312,746
                                          ------------   ------------    ------------
                                            54,158,626     53,842,257      24,499,455
                                          ------------   ------------    ------------

Costs and expenses:
   Operating expenses                       17,953,047     14,168,808       7,839,205
   Exploration, dry holes and
         abandonments                          256,497        449,088         533,608
   General and administrative, net           3,970,886      3,841,919       2,237,260
   Depreciation and amortization            14,079,545     10,120,721       5,848,272
   Impairment of proved oil and gas
         properties                          3,382,741           --              --
   Interest and other                        2,059,087      2,988,628         893,475
                                          ------------   ------------    ------------
                                            41,701,803     31,569,164      17,351,820
                                          ------------   ------------    ------------

   Income before income taxes               12,456,823     22,273,093       7,147,635

Income tax expense                           4,503,000      8,170,000       2,793,000
                                          ------------   ------------    ------------

     Net income                           $  7,953,823   $ 14,103,093    $  4,354,635
                                          ============   ============    ============

Weighted average number of common
   shares outstanding                        4,880,401      4,880,749       4,883,536
                                          ============   ============    ============

Net income per common share
   (basic and diluted)                    $       1.63   $       2.89    $        .89
                                          ============   ============    ============

See accompanying Notes to Consolidated Financial Statements.



                                                           MAYNARD OIL COMPANY
                                        Consolidated Statements of Changes in Shareholders Equity
                                                   Three Years Ended December 31, 2001

                                                                                   Accumulated
                                                                                      Other      Additional                Common
                                                      Comprehensive   Retained    Comprehensiv    Paid-in       Common     Stock
                                           Total          Income      Earnings        Income      Capital       Stock      Shares
                                           -----          ------      --------        ------     -------       -----       ------

Balance at December 31, 1998           $45,646,943                   $26,327,345                $18,831,138   $488,460    4,884,597
     Net income                          4,354,635                     4,354,635                       --        --            --
     Purchase and retirement
       of common stock                     (10,873)                      (10,502)                     --          (371)      (3,710)
                                         ----------                    ----------                ----------     -------    ---------

Balance at December 31, 1999            49,990,705                    30,671,478                 18,831,138    488,089    4,880,887
     Net income                         14,103,093                    14,103,093                       --          --          --
     Purchase and retirement
       of common stock                      (6,381)                       (6,343)                     --           (38)        (371)
                                         ----------                    ----------                ----------     -------    ---------

Balance at December 31, 2000            64,087,417                    44,768,228                 18,831,138    488,051    4,880,516

Comprehensive Income
     Net Income                          7,953,823      $7,953,823     7,953,823
     Cumulative effect of adopting
       SFAS 133                             86,757          86,757                   $86,757
     Reclassification adjustments
       for contract settlements            (86,757)        (86,757)                  (86,757)
                                                         ---------

     Comprehensive Income               $7,953,823
                                         =========

Purchase and retirement of
   common Stock                             (2,734)                       (2,720)                     --           (14)        (148)
                                        ----------                    ----------   ---------    ----------     -------     ---------

Balance at December 31, 2001           $72,038,506                   $52,719,331         --     $18,831,138   $488,037    4,880,368
                                        ==========                    ==========    =========    ==========    =======    =========




See accompanying Notes to Consolidated Financial Statements.



                       MAYNARD OIL COMPANY AND SUBSIDIARY
                      Consolidated Statements of Cash Flows

                                                                        Years ended December 31,
                                                                        ------------------------
                                                                   2001            2000            1999
                                                                   ----            ----            ----
Cash flows from operating activities:
     Net income                                                $  7,953,823    $ 14,103,093    $  4,354,635
     Adjustments to reconcile net income
       to net cash provided by
       operating activities:

       Depreciation and amortization                             14,079,545      10,120,721       5,848,272
       Impairment of proved oil and gas
         properties                                               3,382,741            --              --
       Allowance for doubtful accounts                              259,949            --              --
       Deferred income tax expense                                1,931,000       1,527,000         333,000
       Exploration, dry holes and
         abandonments                                               212,720         429,424         451,688
       Current year costs of dry holes and
         abandonments                                              (213,599)          1,031        (424,077)
       (Gain) loss on disposition of assets                         (96,027)         38,070        (312,746)
     (Increase) decrease in current assets:
       Accounts receivable                                        2,055,823      (2,744,481)     (3,460,381)
       Income taxes receivable                                     (332,341)       (687,587)        227,587
       Other current assets                                          (7,167)        395,527        (357,874)
     Increase (decrease) in current liabilities:
     Accounts payable                                            (2,387,819)      4,100,919       1,666,367
     Accrued expenses                                              (181,022)       (329,790)        415,250
       Income taxes payable                                        (287,447)       (159,413)        919,413
                                                               ------------    ------------    ------------

       Net cash provided by operating
         activities                                              26,370,179      26,794,514       9,661,134
                                                               ------------    ------------    ------------

Cash flows from investing activities:
     Proceeds from disposition of assets                            103,496         780,447         555,022
     Additions to property and equipment                        (25,771,862)    (13,513,361)    (45,184,704)
                                                               ------------    ------------    ------------

       Net cash used by
         investing activities                                   (25,668,366)    (12,732,914)    (44,629,682)
                                                               ------------    ------------    ------------

Cash flows from financing activities:
     Proceeds from issuance of long-term debt                          --              --        32,000,000
     Principal payments on long-term debt                        (7,650,000)     (5,737,500)     (5,000,000)
     Purchase of common stock                                        (2,734)         (6,381)        (10,873)
                                                               ------------    ------------    ------------

       Net cash provided (used) by
         financing activities                                    (7,652,734)     (5,743,881)     26,989,127
                                                               ------------    ------------    ------------

Net increase (decrease) in cash
 and cash equivalents                                            (6,950,921)      8,317,719      (7,979,421)
Cash and cash equivalents at beginning
  of year                                                        21,228,040      12,910,321      20,889,742
                                                               ------------    ------------    ------------
Cash and cash equivalents at end of year                       $ 14,277,119    $ 21,228,040    $ 12,910,321
                                                               ============    ============    ============


See accompanying Notes to Consolidated Financial Statements


                       MAYNARD OIL COMPANY AND SUBSIDIARY
                   Notes to Consolidated Financial Statements


(1)       Summary of Significant Accounting Policies
          ------------------------------------------

          Business Activity
          -----------------

          Maynard Oil Company (the Company) is engaged in the acquisition, exploration, development, production and sale of crude oil and natural gas in the Continental United States, primarily in the states of Texas, Oklahoma, Louisiana, New Mexico and Arkansas.

          Principles of Consolidation
          ---------------------------

          The consolidated financial statements include the accounts of Maynard Oil Company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

          Cash Equivalents
          ----------------

          Cash equivalents are highly liquid investments purchased with an original maturity of three months or less.

          Property and Equipment
          ----------------------

          The Company follows the successful efforts method of accounting for its oil and gas properties. Intangible drilling and development costs related to development wells and successful exploratory wells are capitalized, whereas the costs of exploratory wells which do not yield economic proved reserves are expensed. All geological and geophysical costs not reimbursed are expensed as incurred. Costs of acquiring unproved leases are evaluated for impairment until such time as the leases are proved or abandoned. In addition, unamortized costs at a field level are reduced to discounted fair value if the net book value exceeds the sum of expected undiscounted future cash flows.

          Depreciation and amortization of producing properties is computed using the unit of production method based upon estimated proved reserves. Depreciation of other property and equipment is calculated using the straight-line method based upon estimated useful lives ranging from two to ten years.

          Maintenance and repairs are charged to expense as incurred. Renewals and betterments are capitalized. When assets are sold, retired or otherwise disposed of, the applicable costs and accumulated depreciation and amortization are removed from the accounts, and the resulting gain or loss is recognized.

          Revenue Recognition
          -------------------

          The Company accounts for oil and gas sales from its interests in producing wells under the sales method. Under the sales method, the Company recognizes revenues based on the amount of natural gas sold to purchasers, which may be different from the Company's entitled production based on its interest in the properties. Gas balance obligations as of December 31, 2001, 2000 and 1999 were not significant.

          Overhead Reimbursement Fees
          ---------------------------

          The Company reduces general and administrative expenses by only the amounts actually due from outside working interest owners for overhead charges.

          Deferred Income Taxes
          ---------------------

          The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the tax and financial reporting bases of the Company's assets and liabilities by applying enacted tax rates. A valuation allowance is established to reduce deferred tax assets if it is more likely than not that the related tax benefits will not be realized.

          Derivative Financial Instruments
          --------------------------------

          The Company periodically enters into commodity hedge contracts, including caps and floors which may require payments to (or receipts from) counterparties based on the differential between a fixed price and a variable price for a fixed quantity of crude oil or natural gas without the exchange of underlying volumes. The notional amounts of these derivative financial instruments are based on expected production from existing wells. The Company uses these derivative financial instruments to manage cash flow risks resulting from fluctuations in commodity prices. The derivative financial instruments held by the Company are not leveraged and are held for purposes other than trading.

          Correlation of the hedge contracts is determined by evaluating whether hedge contract gains and losses will substantially offset the effects of price changes on the underlying crude oil and natural gas sales volumes. To the extent that correlation exists between the hedge contracts and the underlying crude oil and natural gas sales volumes, realized gains or losses and related cash flows arising from the hedge contracts are recognized as a component of oil and natural gas sales in the same period as the sale of the underlying volumes. To the extent that correlation does not exist between the hedge contracts and the underlying crude oil and the natural gas sales volumes, realized gains or losses and related cash flows arising from the hedge contracts are recognized in the period as a component of other income. The fair market value of any hedge contract that does not meet the correlation test outlined above is recorded as a deferred gain or loss on the balance sheet and is adjusted to current market value at each balance sheet date with any deferred gains or losses recognized as a component of other income.

          In the event that management decides to terminate a hedge contract, generally accepted accounting principles require that any gains or losses upon termination be carried forward and recognized as a component of oil and natural gas sales in the period in which the underlying volumes are sold.

          The Company is not currently a party to any derivative instrument.

          Income per Common Share
          -----------------------

          The Company does not have a complex capital structure, and consequently, net income per common share is computed using the weighted average number of common shares outstanding during each year. Basic and diluted earnings per share were the same for 2001, 2000 and 1999 as the Company has no potentially dilutive securities.

          Segment Information
          -------------------

          All of the Company's oil and gas properties and related operations are located in the United States and management has determined that the Company has one reportable segment.

          The Use of Estimates in Preparing Financial Statements
          ------------------------------------------------------

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, disclosures of gain and loss contingencies at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Since estimates are made based on all information available at the time, it is reasonably possible in the near term a change in an estimate may occur or actual amounts may differ from estimated amounts.

          Reclassifications
          -----------------

          Certain reclassifications of prior period statements have been made to conform with the 2001 presentation.

          Recent Accounting Pronouncements
          --------------------------------

          In June 2001, the Financial Accounting Standards Board (FASB) issued Statement No. 141 (SFAS 141), "Business Combinations", and also Statement No. 142 (SFAS 142), "Goodwill and Other Intangible Assets."

          SFAS 141 requires all business combinations, as defined by the standard, initiated after June 30, 2001 to be accounted for using the purchase method. Companies may no longer use the pooling method to account for future combinations.

          SFAS 142 is effective for fiscal years beginning after December 15, 2001 and will be adopted by the Company as of January 1, 2002. SFAS 142 requires that goodwill no longer be amortized over an estimated useful life as previously required. Instead, goodwill amounts will be subject to a fair-value-based annual impairment assessment. The standard also requires acquired intangible assets to be recognized separately and amortized as appropriate. The Company expects that the adoption of SFAS 142 will not have a significant impact on the Company's future financial statements.

          In July 2001, the FASB issued SFAS 143 "Accounting for Obligations Associated with the Retirement of Long-Lived Assets". SFAS 143 is effective for fiscal years beginning after June 15, 2002, and early adoption is permitted. The Company is currently assessing the new standard and has not determined the impact on its consolidated results of operations, cash flows or financial position.

          In August, 2001, the FASB issued SFAS 144 "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 is effective for fiscal years beginning after December 15, 2001, and early adoption is permitted. The Company expects that the adoption of SFAS No. 144 will not have a significant impact on the Company's future financial statements.

(2)       Fair Value of Financial Instruments, Risk Management, and
          ---------------------------------------------------------
          Concentrations of Credit Risk
          -----------------------------

          Fair Value of Financial Instruments

          The carrying amounts of cash and cash equivalents, accounts receivable, and accounts payable approximate fair value because of the short maturity of these instruments. The carrying amount of long-term debt, including the current portion, approximates fair value because the interest rate on this instrument changes with market interest rates.

          Risk Management
          ---------------

          Effective March 1, 2001, the Company entered into a derivative financial instrument whereby 2,000 barrels of daily production was hedged with a ceiling price of $28.18 per barrel and a floor price of $24.00 per barrel. This hedging arrangement was due to expire on February 28, 2002. However, the Company exercised its ability to terminate the contract during March, 2001 via payment of $803,000, which reduced oil and gas revenues for the first quarter of 2001.

          During  2000,  the  Company   entered  into  a  derivative   financial
          instrument whereby the Company hedged 1,000 barrels of daily production from September 1, 2000 through February 28, 2001 with a ceiling price of $36.50/bbl and a floor price of $24.00/bbl. The contract called for a monthly settlement such that if the average WTI for the month was greater than $36.50/bbl, Maynard would remit to the counterparty the excess multiplied by the number of barrels hedged during the month. Conversely, if the average WTI for the month was less than $24.00/bbl, the counterparty would pay Maynard for the difference multiplied by the number of barrels hedged during the month. If the average WTI for the month fell between $24.00/bbl and $36.50/bbl, no settlement would be made. As a result of this arrangement, no monies were exchanged.

          A second derivative instrument was entered into effective October 1, 2000 through March 31, 2001 which mirrored the first except the ceiling and floor amounts were $37.20 and $25.00 per barrel, respectively. Over the life of this contract, average WTI fell between $25.00 per barrel and $37.20 per barrel, so no cash was exchanged.

          The Company adopted Statement of Financial Accounting Standard No. 133 (SFAS 133), "Accounting for Derivative Instruments and Hedging Activities", on January 1, 2001 and recorded a cumulative effect adjustment of approximately $87,000 to earnings to recognize the fair market value of all derivative instruments as a result of adopting SFAS 133. The hedging related components of other comprehensive income have been recorded net of income tax effects using the effective income tax rate for 2001.

          Concentration of Credit Risks
          -----------------------------

          Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and cash equivalents and accounts receivable. The Company places its cash and cash equivalents with high credit quality institutions. With respect to accounts receivable, these financial instruments primarily pertain to oil and gas sales and joint interest billings. These accounts receivable are due from small to mid-size companies engaged principally in oil and gas activities. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. Payment terms are on a short-term basis and in accordance with industry standards. During 2001, the Company recorded a bad dept allowance of $259,949 to recognize potentially uncollectible accounts receivable.

          During the year ended December 31, 2001, oil and gas sales to two purchasers amounting to approximately $9,041,000 and $6,867,000 each accounted for more than 10% of total consolidated revenues.

          During the year ended December 31, 1999, oil and gas sales to three customers, amounting to approximately $4,143,000, $2,868,000, and $2,457,000 respectively, each accounted for more than 10% of total consolidated revenues. During the year ended December 31, 2000, no single purchaser accounted for 10% of consolidated revenues.

(3)       Strategic Alternatives
          ----------------------

          On July 23, 2001, the Company announced that it was exploring strategic alternatives including the possible sale or merger of the Company. In December, 2001, the Company reported that it had received expressions of interest from a number of potential buyers, but that the valuations were disappointing. Management was instructed by the Board to continue to evaluate the proposals to maximize shareholder value.

          In connection with these transactions, the Company entered into contracts with its personnel which provide incentive bonuses and retention arrangements that total approximately $5,100,000 to be paid out within one year after a merger agreement is signed.

(4)       Impairment of Long-Lived Assets
          -------------------------------

          Oil prices fell from an average of $27.36 per barrel for 2000 to an average of $23.26 per barrel for 2001, while gas prices averaged $4.00 per thousand cubic feet (mcf) for 2001 compared with $3.90 per mcf for 2000. Because the Company is significantly impacted by the crude oil markets, the Company performed an impairment evaluation of its oil and gas properties and recognized a non-cash impairment of $3,382,741 in December 2001 to account for those properties whose investment would not be recoverable under current pricing assumptions, as defined by Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of ("SFAS 121"). Although the reduction in oil pricing impacted this evaluation, the specific properties involved in the writedown had minimal volumes of hydrocarbons and little chance of recovery from any future price increases. Because no event occurred in 2000 or 1999 which would trigger an impairment evaluation, no such evaluation was performed for those years.

(5)       Cash Flow Data
          --------------

          Supplemental cash flow information for the three years ended December 31, 2001 is summarized as follows:

                                             2001        2000            1999
                                             ----        ----            ----
          Cash paid for
            Interest net of $65,314,
                  $28,448 and $7,954
                  capitalized             $2,034,152    $3,015,276    $  758,695
                                           =========     =========     =========

            Income taxes                  $3,191,788    $7,490,000    $1,279,111
                                           =========     =========     =========

(6)       Long-term Debt
          --------------

          Long-term debt at December 31, 2001 and 2000 is summarized as follows:

                                                             2001       2000
                                                             ----       ----
          Term note due in 20 equal quarterly
            installments of $1,912,500 commencing
            April 1, 2000. Interest paid quarterly
            at varying rates.  Certain oil and gas
            properties are pledged as collateral.      $24,862,500   $32,512,500
          Less current installments                      7,650,000     7,650,000
                                                        ----------    ----------

            Long-term debt                             $17,212,500   $24,862,500
                                                        ==========    ==========

          The term note permits the Company to choose between three interest rate options and to specify what portion of the loan is covered by a specific interest rate option and the applicable funding period to which the interest rate option is to apply. The interest rate options are as follows:

                  (1)      Bank's prime lending rate
                  (2)      Bank's certificate of deposit rate
                  (3)      London interbank eurodollar rate (Eurodollar)

          At December 31, 2001 and 2000, interest on the bank term loan approximated 3.67% and 8.05%, respectively.

          The credit agreement contains various financial covenants related to working capital, net worth, and cash flow, and places certain limitations on the incurrence of additional debt and prohibits the payment of dividends.

(7)       Employee Incentive Plans
          ------------------------

          During 2000, the Company's Board of Directors approved an amendment to an employee incentive plan in which officers and key employees had been awarded stock participation units in 1989 and 1993 that entitled them to a cash payment equal to the excess of the fair market value of one share of the Company's common stock over a specified share price at the grant date times the number of vested shares. Under the original terms of this plan, no units could be exercised until the employee terminated his employment with the Company. Pursuant to terms of the amended plan, each employee holding stock participation units was given the opportunity to cash out all, or a portion, of the units held. At the time of the plan amendment, there were a total of 95,500 stock participation units outstanding with option prices of $4.50 and $5.625 per share. For 2000, general and administrative expense includes $1,020,023 for the 95,500 stock participation units. A total of 84,500 units were exercised under the amended plan at $20.81 per share. As a result of the exercise of these units, the Company made a cash payment of $1,332,835 to those electing employees. Additionally, at December 31, 2000, the Company had a liability of approximately
          $136,000 attributable to the remaining 11,000 stock participation units.

          In anticipation of a potential merger or sale of the Company, the remaining 11,000 stock participation units were exercised at $26.00 per share with the Company making a cash payment of $230,313. For 2001, general and administrative expense includes $93,500 for these remaining stock participation units and there is no remaining financial liability in connection with this plan.

(8)       Income Taxes
          ------------

          Income tax expense consists of the following:

                                               Years ended December 31,
                                               ------------------------
                                    2001              2000                1999
                                    ----              ----                ----
            Federal
              Current           $2,100,000        $5,898,000          $2,227,000
              Deferred           1,931,000         1,527,000             333,000
            State                  472,000           745,000             233,000
                                 ---------         ---------           ---------
                                $4,503,000        $8,170,000          $2,793,000
                                 =========         =========           =========

          Income tax expense for the three years ended December 31, 2001 differs from the amount computed by applying the applicable U.S. corporate income tax rate of 34% in 2001 and 1999 and 35% in 2000 to income before income taxes. The reasons for this difference are as follows:


                                                        Years ended December 31,
                                                        ------------------------
                                                  2001             2000            1999
                                                  ----             ----            ----
          Income tax expense at
           U.S. statutory rate               $4,235,320       $7,795,583       $2,430,196
          State income taxes net
            of Federal income
            tax effects                          297,000          484,250          153,780
          Allowable depletion in
            excess of cost depletion             (32,109)          (8,750)        (135,215)
          Items not related to current
            year earnings                          -0-           (109,484)         305,751
          All other items                          2,789            8,401           38,488
                                                --------        ---------        ---------

            Income tax expense                $4,503,000       $8,170,000       $2,793,000
                                               =========        =========        =========


          The components of the net deferred tax liability were as follows:

                                                              December 31,
                                                     2001                 2000
                                                     ----                 ----

          Oil and gas property assets            $3,110,000          $1,227,000
          Employee incentive plan                     -0-               (48,000)
                                                  ---------            ---------

          Net deferred tax liability             $3,110,000          $1,179,000
                                                  =========           =========

(9)       Employee Benefit Plans
          ----------------------

          The Company adopted a noncontributory defined contribution retirement plan for all full-time employees age 21 or older who have completed one year of service. The plan provides for a minimum annual contribution by the Company equal to 3% of an employee's base salary plus overtime compensation. At its discretion, the Company may also make supplemental contributions to the plan. For calendar 1999, 2000 and 2001, the Company elected to contribute 5% for each employee covered by this plan. Under this plan, amounts equal to retirement plan expense are funded annually, which amounted to $129,551, $108,406, and $106,462, and respectively, for 2001, 2000 and 1999.

          The Company also has a profit sharing plan pursuant to Section 401 of the Internal Revenue Code, whereby participants may contribute a percentage of their compensation up to 15%. The Plan provides for a matching contribution by the Company equal to one-half of the employee's percentage contribution up to 10% of the employee's compensation. During 2001, 2000 and 1999, the Company's matching portion amounted to $113,281, $97,228 and $93,823 respectively.

(10)      Contingencies and Commitments
          -----------------------------

          The Company is a defendant in certain non-environmental litigation arising from operations in the normal course of business. While it is not feasible to determine the outcome of these actions, it is the Company's opinion that the ultimate outcome of the litigation will not have a material adverse effect on the financial position or results of operations of the Company.

          All of the Company's operations are generally subject to Federal, state and local environmental regulations. To the best of management's knowledge, the Company is in substantial compliance with such laws and regulations.

          The Company leases office space and certain equipment under various operating leases which expire over the next four years. All leases require the payment of taxes and insurance, and the office lease requires the Company to pay its pro rata share of increases in maintenance expense above that prevailing in base years. Management expects that, in the normal course of business, leases will be renewed or replaced by other leases. Rent expense for the three years ended December 31, 2001 was $561,272, $453,440 and $362,443, respectively.

          Minimum payments for operating leases having initial or noncancellable terms in excess of one year are as follows:

                                                   2002               $  386,968
                                                   2003                  367,510
                                                   2004                  342,435
                                                   2005                  264,365
                                                                       ---------

                  Total minimum payments                              $1,361,278
                                                                       =========

(11)  Quarterly Financial Data (Unaudited)
      -----------------------------------

         Summarized quarterly financial data for the years ended December 31, 2001 and 2000 as follows:


                                                        First             Second              Third             Fourth
                                                       Quarter            Quarter            Quarter            Quarter
                                                       -------            -------            -------            -------
         Year Ended December 31, 2001
               Revenues                             $17,520,111        $14,190,988        $12,848,953       $ 9,598,574
               Operating Income (a)                   8,926,226          4,657,499          3,193,878         (2,961,164)
               Net Income                             5,673,213          2,803,627          2,004,257         (2,527,274)
               Net Income per common share                 1.16                .57                .41               (.51)

         Year Ended December 31, 2000
               Revenues                             $11,020,146        $11,566,965        $15,205,773        $16,049,373
               Operating Income (a)                   4,224,089          4,347,088          7,413,165          8,136,046
               Net Income                             2,475,864          2,601,185          4,623,290          4,402,754
               Net Income per common share                  .51                .53                .95                .90

         (a) Operating income excludes interest income and expense from pre-tax income.


(12)     Supplemental Oil and Gas Disclosures (Unaudited)
         ------------------------------------------------

         Capitalized Costs
         -----------------

         A summary of the Company's aggregate capitalized property and equipment costs relating to oil and gas exploration and development activities follows:
                                                           December 31,
                                                       -------------------
                                                       2001              2000
                                                       ----              ----
               Proved undeveloped leaseholds      $  3,960,520      $  1,945,518
               Producing properties                184,285,648       160,626,821
                                                   -----------       -----------
                                                   188,246,168       162,572,339
               Accumulated depreciation and
                 amortization                      104,165,363        86,828,540
                                                   -----------       -----------

               Net capitalized costs              $ 84,080,805      $ 75,743,799
                                                   ===========       ===========

         Costs Incurred
         --------------

         A summary of costs incurred in oil and gas acquisition, exploration and development activities follows:
                                                  Years ended December 31,
                                                  ------------------------
                                             2001           2000          1999
                                             ----           ----          ----
              Acquisition of properties
                Proved undeveloped       $ 2,015,003   $   243,885   $ 2,691,308
                Proved                    11,108,791     7,531,915    40,589,276
              Exploration costs              257,394       531,192     1,091,521
              Development costs           12,469,097     5,058,262     1,010,969
                                          ----------    ----------     ---------

                                         $25,850,285   $13,365,254   $45,383,074
                                          ==========    ==========    ==========

(12)     Supplemental Oil and Gas Disclosures (Unaudited) continued
         ----------------------------------------------------------

         Results of Operations
         ---------------------

              The results of operations from oil and gas producing activities are as follows:


                                                         Years ended December 31,
                                                         ------------------------
                                                2001                 2000                  1999
                                                ----                 ----                  ----

              Sales                         $53,363,128          $52,738,994            $23,392,231
              Production costs (a)          (17,953,047)         (14,168,808)            (7,839,205)
              Exploration expenses           (2,434,535)          (2,228,067)            (1,668,191)
              Depreciation and
                amortization                (13,998,648)         (10,053,256)            (5,780,413)
              Impairment of proved
                oil and gas
                properties                   (3,382,741)              --                     --
                                             ----------           ----------             ----------
                                             15,594,157           26,288,863             8,104,422
              Income tax expense             (5,302,013)          (9,201,101)            (2,744,385)
                                             ----------           ----------             ----------

              Results of operations
                from oil and gas
                producing activities        $10,292,144          $17,087,762            $ 5,360,037
                                             ==========           ==========             ==========

              (a)          Includes lifting costs, severance taxes and advalorem taxes.


         Oil and Gas Reserve Quantities
         ------------------------------

         The following unaudited tables represent the Company's estimates of its proved oil and gas reserves. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, the estimates are expected to change as future information becomes available. The estimates were evaluated by the Company's staff of petroleum engineers and audited by independent petroleum engineers. It is their opinions that the reserve quantity and present value information in the following tables complies with the applicable rules and regulations of the SEC. All of the Company's reserves are located within the United States.

(12)     Supplemental Oil and Gas Disclosures (Unaudited) continued
         ----------------------------------------------------------

Proved Developed and                                 Oil                Gas
Undeveloped Reserves                               (Barrels)           (MCF)
--------------------                               ---------           -----
Total as of December 31, 1998                      5,019,452         12,904,100
         Revisions of previous estimates           1,874,514            559,013
         Purchases of reserves                     4,706,560         18,008,548
         Extensions and discoveries                  930,732          2,928,373
         Production                                 (990,877)        (2,289,564)
         Sales of reserves in place                  (20,351)          (183,610)
                                                   ----------         ----------

Total as of December 31, 1999                     11,520,030         31,926,860
         Revisions of previous estimates           1,549,760          1,146,955
         Purchases of reserves                       760,874          1,498,830
         Extensions and discoveries                1,230,077          2,196,522
         Production                               (1,369,456)        (3,915,325)
         Sales of reserves in place                  (80,935)          (776,122)
                                                   ----------         ----------

Total as of December 31, 2000                     13,610,350         32,077,720
         Revisions of previous estimates          (2,469,412)        1,478,240
         Purchases of reserves                     1,037,087          1,345,844
         Extensions and discoveries                  268,690            849,327
         Production                               (1,446,375)        (4,931,751)
                                                  ----------         ----------

Total as of December 31, 2001                     11,000,340         30,819,380
                                                  ==========         ==========

Proved Developed Reserves
-------------------------
December 31, 1999                                 10,072,772         28,917,190
December 31, 2000                                 11,085,442         29,362,127
December 31, 2001                                  9,423,192         27,524,641

Standardized Measure
--------------------

     The standardized measure of discounted future cash flows from proved oil and gas reserves determined in accordance with rules prescribed by the Financial Accounting Standards Board is summarized as follows:

                                                  Years ended December 31,
                                                  ------------------------
                                              2001         2000          1999
                                             (000's)      (000's)       (000's)
                                             -------      -------      -------
Future cash inflows                         $ 270,608    $ 655,640    $ 338,098
Future production costs                      (125,842)    (201,244)    (134,474)
Future development costs                      (14,816)     (17,611)     (11,605)
                                            ---------    ---------    ---------
                                              129,950      436,785      192,019
Future income tax (expense)                   (19,177)    (127,452)     (39,884)
                                            ---------    ---------    ---------
Future net cash flows                         110,773      309,333      152,135
10% annual discount for estimated
  timing of cash flows                        (39,390)    (117,755)     (54,926)
                                            ---------    ---------    ---------
Standardized measure of discounted
  future net cash flows                     $  71,383    $ 191,578    $  97,209
                                            =========    =========    =========

(12)     Supplemental Oil and Gas Disclosures (Unaudited) continued
         ----------------------------------------------------------

The average prices for oil and gas used to calculate future cash inflows at December 31, 2001 were $17.62 per barrel and $2.49 per mcf, respectively.

The following are the principal sources of changes in the standardized measure of discounted future net cash flows.

                                                   Years ended December 31,
                                                   ------------------------
                                                2001         2000         1999
                                              (000's)      (000's)       (000's)
                                              -------      -------       -------

Standardized measure - beginning of year    $ 191,578    $  97,209    $  24,490
Sales of oil and gas produced,
  net of production costs                     (35,410)     (38,570)     (15,553)
Net changes in prices and production
  costs                                      (164,336)     115,134       35,657
Extensions, discoveries, and improved
  recovery, less related costs                  1,709       20,979        9,151
Changes in future development costs            (9,968)      (3,336)        (228)
Development costs incurred                      4,097        2,137           60
Revisions of previous quantity estimates      (14,200)      26,108       15,202
Accretion of discount                          27,051        9,721        2,416
Purchase of proved reserves                     4,645       16,399       52,739
Sale of proved reserves                           -0-         (799)        (394)
Net change in income taxes                     66,577      (53,449)     (25,817)
Other                                            (360)          45         (514)
                                            ---------    ---------    ---------

Standardized measure - end of year          $  71,383    $ 191,578    $  97,209
                                            =========    =========    =========

                                                                     Schedule II
                                                                     -----------


                       MAYNARD OIL COMPANY AND SUBSIDIARY
                        Valuation and Qualifying Accounts
                       Three Years Ended December 31, 2001





                                              Charged to
                                Beginning      Cost and                  Ending
Description                      Balance       Expenses    Deductions   Balance
-----------                     ---------     ----------   ----------   --------

Allowance for Doubtful Accounts - (a)
-------------------------------------



December 31, 1999               $ 53,000           --         --        $ 53,000
                                ========      =========      =====      ========

December 31, 2000               $ 53,000           --         --        $ 53,000
                                ========      =========      =====      ========

December 31, 2001               $ 53,000      $ 259,949      $--        $312,949
                                ========      =========      =====      ========


(a) Valuation account deducted in the balance sheet from trade accounts receivable.

                      MAYNARD OIL COMPANY AND SUBSIDIARIES

                                Index to Exhibits


                                                                    Sequentially
Exhibit                                                               Numbered
Number                                                                  Page
-------                                                             ------------

21.1              List of subsidiaries of the Company as
                  of December 31, 2001                                       44

                                                                    EXHIBIT 21.1



                              LIST OF SUBSIDIARIES
                              OF THE COMPANY AS OF
                                December 31, 2001




                                                                 Percentage of
                                     Jurisdiction of           Voting Securities
     Name                             Incorporation            Owned by Company
     ----                            ---------------           -----------------

     M.O.C. Resources, Inc.               Nevada                     100%

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 10-K/A
                                (Amendment No. 1)


[x] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 for the fiscal year ended December 31, 2001 or
                                                        -----------------

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 for the transition period from
                            to                    Commission file number 0-5704
         ------------------    -------------------                       ------

                                MAYNARD OIL COMPANY
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

           Delaware                                               75-1362284
---------------------------------------------------          -------------------
(State of other jurisdiction                                   (I.R.S. Employer
of incorporation or organization)                            Identification No.)


8080 N. Central Expressway, Suite 660, Dallas, TX                 75206
---------------------------------------------------           ------------------
(Address of principal executive offices)                       (Zip Code)

              Registrant's telephone number, including area code: (214) 891-8880
                                                                  --------------

Securities registered pursuant to Section 12(b) of the Act:  NONE

Securities registered pursuant to Section 12(g) of the Act:

                          Common Stock - $.10 Par Value
               ------------------------------------------------
                                (Title of class)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months, and (2) has been subject to such filing requirements for the past 90 days.
                                                               Yes x   No
                                                                  ---    ---

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant's knowledge, in any amendment to this Form 10-K. [ x ]

The number of shares outstanding of the Registrant's $.10 par value common stock as of April 15, 2002 was 4,880,368 shares.

Pursuant to this Form 10-K(A), the registrant provides Part III of Form 10-K for 2001. Besides this addition of Part III information, no other changes have been made to the Form 10-K for 2001.

                                    Part III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF
          MAYNARD OIL COMPANY

Information about each director of the Company follows:

                                      Position with Company, Business
      Names                   Age     Experience and other Directorships
      -----                   ---     ----------------------------------

Ralph E. Graham               82      Director of the Company since 1993.
                                      Independent oil and gas producer.

James G. Maynard              76      Chief  Executive  Officer and Chairman of
                                      the Board of the Company  since its
                                      incorporation in 1971.

Robert B. McDermott           74      Director of the Company since 1971.
                                      Business Consultant.

Fred L. Oliver                78      Director of the Company  since 2001.
                                      Independent  consulting  geologist  and
                                      engineer.

Certain information concerning the executive officers of the Company is set forth below:

                      EXECUTIVE OFFICERS OF THE REGISTRANT

         Name                       Position                Age           Since
         ----                       --------                ---           -----

James G. Maynard           Chairman of the Board,            76            1971
                           Chief Executive Officer
                           and Treasurer

Glenn R. Moore             President and Chief               64            1982
                           Operating Officer

L. Brent Carruth           Executive Vice President          68            1984
                           of Operations

Kenneth W. Hatcher         Executive Vice President          58            1983
                           of Finance

Linda K. Burgess           Vice President of                 53            1984
                           Accounting and
                           Corporate Secretary

Cassondra Foster           Vice President of Land            59            1999

Jerry G. Keen              Vice President of                 53            1999
                           Engineering

         Mr. Maynard has been a director since 1971 and engaged in oil and gas exploration as an independent operator and private investor for the past 40 years.

         Mr. Moore has over 35 years experience in domestic and foreign oil and gas exploration and production. Prior to joining the Company in November, 1982, Mr. Moore served as President of Shannon Oil and Gas, Inc. and Hanover Petroleum Corporation.

         Mr. Carruth has over 35 years of petroleum engineering experience. Prior to joining the Company in January, 1984, he served for one year as Vice President of Operations of Cordova Resources. Preceding that, Mr. Carruth was a petroleum consultant for three years and served as Manager of Engineering of Texas Pacific Oil Company for eight years.

         Mr. Hatcher has over 35 years of finance and accounting experience in the oil and gas industry and is a Certified Public Accountant. Prior to joining the Company in February, 1983, Mr. Hatcher served as Controller and Vice President of Finance of Shannon Oil and Gas, Inc. for three years and as Controller and Vice President of Hanover Petroleum Corporation for four years.

         Ms. Burgess has in excess of 30 years of oil and gas accounting experience. Prior to joining the Company in May, 1984, Ms. Burgess served as Controller for Trans-Western Exploration Inc. for four years and as Controller for Energy Resources Oil and Gas for three years.

         Ms. Foster has over 30 years of petroleum land management experience, joining Maynard Oil Company's Land Department in 1974. Prior to that Ms. Foster was a Title Analyst for Texas Oil & Gas.

         Mr. Keen has over 30 years of petroleum engineering experience and has been employed by Maynard Oil Company since 1984.

                         ITEM 11. EXECUTIVE COMPENSATION

         The table below sets forth certain information concerning the annual and long-term compensation for services in all capacities to the Company for the three years ended December 31, 2001, of those persons who were, at December 31, 2001 (i) the chief executive officer, and (ii) its four other most highly compensated executive officers ("named executive officers").


                           SUMMARY COMPENSATION TABLE

                                                            Annual Compensation(1)
                                          -----------------------------------------------------
Name and Principal                        Fiscal                                All Other
Position                                  Year       Salary(2)    Bonus(3)      Compensation(4)
----------------------                    ----       --------     --------      ---------------

James G. Maynard                           2001       $115,500       -0-         $11,550  (5)
Chairman of the Board,                     2000        114,231       -0-          11,424
  Chief Executive                          1999        106,515       -0-          10,652
  Officer and
  Treasurer

Glenn R. Moore                             2001        197,996       9,923        17,000  (6)
President                                  2000        186,923       9,450       473,310
                                           1999        173,892       -0-          16,000

L. B. Carruth                              2001        161,870       8,153        17,000  (7)
Executive Vice President                   2000        153,592       7,765       252,250
  of Operations                            1999        146,785       7,395        14,678

Kenneth W. Hatcher                         2001        152,096       7,602        16,694  (8)
Executive Vice President                   2000        142,308       7,240       228,365
  of Finance                               1999        132,904       6,700        13,290

Jerry G. Keen                              2001        127,416       6,202       244,265  (9)
Vice President of                          2000        116,827       5,906        12,246
  Engineering                              1999        111,653       5,625        11,166


(1) The Company does not maintain a "long term incentive plan" as that term is defined in the applicable rules.

(2)     Includes amounts deferred under the Company's Thrift Investment Plan.

(3) Includes bonus awards earned for performance in the fiscal year even though such amounts could be payable in subsequent years.

(4)     Totals shown  consist of the  Company's  contributions  to (i) the Stock
        Participation Plan as enumerated in the table below, (ii) the Retirement
        Plan in the amount of 5% of annual salary for 1999, 2000 and 2001, unless otherwise specified below and (iii) the Thrift Investment Plan for the remainder.



(5) During 2001, $5,775 was accrued in the Retirement Plan and $5,775 in the Thrift Investment Plan on behalf of Mr. Maynard.

(6) During 2001, $8,500 was accrued in the Retirement Plan and $8,500 in the Thrift Investment Plan on behalf of Mr. Moore.

(7) During 2001, $8,500 was accrued in the Retirement Plan and $8,500 in the Thrift Investment Plan on behalf of Mr. Carruth.

(8) During 2001, $8,347 was accrued in the Retirement Plan and $8,347 in the Thrift Investment Plan on behalf of Mr. Hatcher.

(9) During 2001, $6,976 was accrued in the Retirement Plan and $6,976 in the Thrift Investment Plan on behalf of Mr. Keen.



The table below summarizes the cash amount received by each named executive officer for his stock participation units exercised during the year ended December 31, 2001.

             Aggregated Stock Participation (SPAR) Exercises in 2001

                        Number of Securities Value of
                        Underlying Exercised SPARs
                        SPARs in the year ended              Exercised during
                        12/31/01 Exercised/Remaining         year ended 12/31/01
                        ----------------------------         -------------------
Maynard                            -0-                             $-0-

Moore                              -0-                              -0-

Carruth                            -0-                              -0-

Hatcher                            -0-                              -0-

Burgess                            -0-                              -0-

Keen                            11,000/0                        230,313

There were no awards of stock participation units to any employee in 2001, nor are there any remaining unexercised SPARs due "named executive officers."

                    ITEM 12. SECURITIES BENEFICIALLY OWNED BY
                      PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The table below sets forth each stockholder who, based on public filings, is known to the Company to be the beneficial owner of more than 5% of the Common Stock of the Company as of April 15, 2002. On April 15, 2002, 4,880,368 shares of the Company's Common Stock were issued and outstanding.

         Name of Beneficial Owner          Number of Shares(1)  Percent of Class
         ------------------------          -------------------  ----------------
         James G. Maynard                        2,756,596(2)        56.48
         9933 Lawler Avenue
         Suite 344
         Skokie, IL 60077

         Franklin Resources, Inc. (3)              465,000            9.53
         777 Mariners Island Blvd.
         San Mateo, CA 94404

         Dimensional Fund Advisors Inc. (4)        394,000            8.07
         1299 Ocean Avenue
         11th Floor
         Santa Monica, CA 90401

         FMR Corp. (5)                             488,000           10.00
         82 Devonshire Street
         Boston, MA 02109

         Robert B. McDermott                         5,000            0.10
         Ralph E. Graham                             2,200            0.05
         Fred L. Oliver                              2,000            0.04
         Glenn R. Moore                               --               --
         L. Brent Carruth                             --               --
         Kenneth W. Hatcher                           --               --
         Jerry G. Keen                                --               --
All directors and executive
officers as a group
(10 persons)                                     2,765,796           56.67


(1) In accordance with regulations of the Securities and Exchange Commission, stock ownership reflects shares with respect to which the director, nominee, principal stockholder or executive officer has voting power or investment power, or has a right to acquire such power. Each director, nominee, principal stockholder or executive officer has both sole voting power and sole investment power with respect to the shares set forth in the table. Beneficial ownership is disclaimed by each director, nominee, principal stockholder or executive officer of shares listed of which he or it would not, but for Rule 13d-3 under the Securities Exchange Act of 1934, be deemed to be the beneficial owner.

(2) Includes 300,000 shares held of record by a corporation controlled by Mr. Maynard; 10,000 shares held of record by Joan B. Maynard, spouse of James G. Maynard, as trustee of a trust for her benefit; and 2,446,596 shares held of record by Mr. Maynard, as trustee of a trust for his benefit.

(3) According to a Form 13G dated February 2, 2001 filed with the Securities and Exchange Commission, these shares are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries (the "Adviser Subsidiaries") of Franklin Resources, Inc. ("FRI"). Such advisory contracts grant to such Adviser Subsidiaries all investment and/or voting power over the securities owned by such advisory clients, and therefore, the Adviser Subsidiaries may be deemed to be the beneficial owner of the shares listed above.

         Additionally, Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10% of the outstanding Common Stock of FRI and are the principal shareholders of FRI and may be deemed to be the beneficial
         owner  of  shares  held  by  persons  and   entities   advised  by  FRI
         subsidiaries.

(4) According to a Form 13G dated January 30, 2002 filed with the Securities and Exchange Commission, Dimensional Fund Advisers, Inc. ("Dimensional"), a registered investment adviser, furnishes investment advice to four investment companies and serves as investment manager to certain other investment vehicles, including commingled group trusts and separate accounts(these investment companies, trusts, and accounts are the "Funds"). In its role as investment adviser or manager, Dimensional possesses both voting and/or investment power over the shares owned by the Funds and may be deemed to be the beneficial owner of such shares.

(5) According to a Form 13G dated February 14, 2002 filed with the Securities and Exchange Commission, FMR Corp. is the parent holding company which has the right to receive or the power to direct the receipt of dividends or the proceeds from the sale of the above referenced securities through its wholly-owned subsidiary Fidelity
         Management & Research Company ("Fidelity"), on behalf of Fidelity Low-Priced Stock Fund, a registered investment company, and as such, FMR and Fidelity may be deemed to be the beneficial holder's of such shares. Additionally, Edward C. Johnson, 3d, Abigail P. Johnson, and members of the Edward C. Johnson, 3d family are the predominant owners of common stock of FMR Corp. and may be deemed to be the beneficial owners of shares held by persons and/or entities advised by FMR Corp.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

         None

                                    SIGNATURE

         Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                  MAYNARD OIL COMPANY


                                                  By    \s\   Kenneth W. Hatcher
                                                     ---------------------------
                                                              Kenneth W. Hatcher
                                                     Executive Vice President of
                                                    Finance (Principal Financial
                                                      and Accounting officer and
                                                        Duly Authorized Officer)


Date:  April 29, 2002

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 10-Q


                QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


For Quarter Ending   March 31, 2002                      Commission File #0-5704
                    ------------------------------------                 -------


                               MAYNARD OIL COMPANY
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



      Delaware                                             75-1362284
--------------------------------------------------------------------------------
(State or other jurisdiction                             (IRS Employer
 of incorporation)                                     Identification No.)


           8080 N. Central Expressway, Suite 660, Dallas, Texas 75206
--------------------------------------------------------------------------------

Registrant's telephone number, including area code:               (214) 891-8880
                                                                  --------------


         Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months, and (2) has been subject to such filing requirements for the past 90 days.

                                               Yes   X    No
                                                   -----     -----

Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of May 10, 2002



                4,880,368 shares of common stock, par value $0.10
                -------------------------------------------------

                       MAYNARD OIL COMPANY AND SUBSIDIARY

            Index to Consolidated Financial Statements and Schedules


                                                                           Page
                                                                           ----

Part I.  Financial Information

         Consolidated Balance Sheets
                  March 31, 2002 and December 31, 2001                         3

         Consolidated Statements of Operations
                  Three Months ended March 31, 2002 and 2001                   4

         Consolidated Statement of Changes in Shareholders' Equity
                  Three Months ended March 31, 2002                            5

         Consolidated Statements of Cash Flows
                  Three Months ended March 31, 2002 and 2001                   6

         Notes to Consolidated Financial Statements                            7

         Management's Discussion and Analysis of Financial
                  Condition and Results of Operations                          9

Part II.          Other Information

         Item 6.  Exhibits and Reports on Form 8-K
                                                                              13

Signatures                                                                    14

                       MAYNARD OIL COMPANY AND SUBSIDIARY
                           Consolidated Balance Sheets
                                   (Unaudited)

                                                     March 31,    December 31,
                                                  -------------   --------------
                                                       2002           2001
                                                       ----           ----
ASSETS
Current assets:
   Cash and cash equivalents                      $  14,917,147   $  14,277,119
   Accounts receivable, trade                         5,282,342       6,457,897
   Income taxes receivable                            1,769,928       1,769,928
   Other current assets                                 507,552         448,194
                                                  -------------   -------------
  Total current assets                               22,476,969      22,953,138
                                                  -------------   -------------

Property and equipment, at cost:
   Oil and gas properties, successful
     efforts method                                 188,812,782     188,246,168
   Other property and equipment                         493,090         491,699
                                                  -------------   -------------
                                                    189,305,872     188,737,867
   Less accumulated depreciation and
     amortization                                  (107,604,408)   (104,457,017)
                                                  -------------   -------------
        Net property and equipment                   81,701,464      84,280,850
                                                  -------------   -------------

                                                  $ 104,178,433   $ 107,233,988
                                                  =============   =============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Current installments of long-term debt         $   7,650,000   $   7,650,000
   Accounts payable                                   3,503,109       5,962,824
   Accrued expenses                                   1,031,563         746,806
   Income taxes payable                                 727,352         513,352
                                                  -------------   -------------
        Total current liabilities                    12,912,024      14,872,982
                                                  -------------   -------------

Deferred income taxes                                 3,248,000       3,110,000

Long-term debt                                       15,300,000      17,212,500

Shareholders' equity:
   Preferred stock of $.50 par value
       Authorized 1,000,000 shares; none issued            --              --
   Common stock of $.10 par value
       Authorized 20,000,000 shares;
       4,880,368 shares issued and outstanding          488,037         488,037
   Additional paid-in capital                        18,831,138      18,831,138
   Retained earnings                                 53,399,234      52,719,331
                                                  -------------   -------------
        Total shareholders' equity                   72,718,409      72,038,506
                                                  -------------   -------------

Contingencies and Commitments
                                                  $ 104,178,433   $ 107,233,988
                                                  =============   =============

See accompanying Notes to Consolidated Financial Statements.

                       MAYNARD OIL COMPANY AND SUBSIDIARY
                      Consolidated Statements of Operations
                                   (Unaudited)

                                                    Three Months ended March 31,
                                                    ----------------------------
                                                         2002           2001
                                                         ----           ----
Revenues:
   Oil and gas sales and royalties                   $ 9,500,977     $17,259,059
   Interest and other                                     68,848         247,151
   Gain on disposition of assets                          19,558          13,901
                                                     -----------     -----------
                                                       9,589,383      17,520,111
                                                     -----------     -----------

Costs and expenses:
   Operating expenses                                  4,089,869       4,449,893
   Exploration, dry holes
        and abandonments                                     580           8,956
   General and administrative                          1,050,681         770,980
   Depreciation and amortization                       3,213,549       3,116,905
   Interest and other                                    202,801         603,107
                                                     -----------     -----------
                                                       8,557,480       8,949,841
                                                     -----------     -----------

         Income before income taxes                    1,031,903       8,570,270
                                                     -----------     -----------

Income tax expense                                       352,000       2,897,057
                                                     -----------     -----------

         Net income                                  $   679,903     $ 5,673,213
                                                     ===========     ===========

Weighted average number of common shares
   outstanding                                         4,880,368       4,880,463
                                                     ===========     ===========

Net income per common share                          $      0.14     $      1.16
 (basic and diluted)                                 ===========     ===========



See accompanying Notes to Consolidated Financial Statements


                                               MAYNARD OIL COMPANY
                                    Consolidated Statement of Shareholders' Equity
                                            Three Months Ended March 31, 2002



                                                                                       Additional                        Common
                                                 Comprehensive        Retained           Paid-in          Common          Stock
                                  Total              Income           Earnings           Capital          Stock          Shares
                               -----------------------------------------------------------------------------------------------------

Balance at December 31, 2001     $ 72,038,506                         $ 52,719,331      $ 18,831,138       $488,037       4,880,368
Comprehensive Income:
      Net income                      679,903          $ 679,903           679,903
                               ---------------  =================  ----------------  ----------------  -------------  --------------

Balance at March 31, 2002        $ 72,718,409                         $ 53,399,234      $ 18,831,138       $488,037       4,880,368
                               ===============                     ================  ================  =============  ==============


See accompanying Notes to Consolidated Financial Statements



                              MAYNARD OIL COMPANY
                     Consolidated Statements of Cash Flows
                                   (Unaudited)

                                                                Three Months Ended March 31,
                                                               -----------------------------
                                                                    2002            2001
                                                                    ----            ----
Cash flows from operating activities:
     Net income                                                $    679,903    $  5,673,213
     Adjustments to reconcile net income to net
            cash provided by operating activities:

            Depreciation and amortization                         3,213,549       3,116,905
            Deferred income taxes                                   138,000         841,000
            Dry holes and abandonments                                 (393)           --
            Current year costs of dry holes and
                abandonments                                            393            --
           (Gain) loss on disposition of assets                     (19,558)        (13,901)
     (Increase) decrease in current assets:
                Accounts receivable                               1,175,555         231,553
                Other current assets                                (59,358)         28,123
      Increase (decrease) in current liabilities:
              Accounts payable                                   (2,459,715)     (2,866,828)
              Accrued expenses                                      284,757         864,943
              Income taxes payable                                  214,000       1,847,000
                                                               ------------    ------------

              Net cash provided by operating
                activities                                        3,167,133       9,722,008
                                                               ------------    ------------

Cash flows from investing activities:
      Proceeds from disposition of assets                            20,065          14,859
      Additions to property and equipment                          (634,670)    (12,199,457)
                                                               ------------    ------------

             Net cash used by investing
               activities                                          (614,605)    (12,184,598)
                                                               ------------    ------------

Cash flows from financing activities:
      Principal payments on long-term debt                       (1,912,500)     (1,912,500)
      Purchase and retirement of common stock                          --            (2,140)
                                                               ------------    ------------

            Net cash used by financing
              activities                                         (1,912,500)     (1,914,640)
                                                               ------------    ------------

Net increase (decrease) in cash and cash
   equivalents                                                      640,028      (4,377,230)

Cash and cash equivalents at beginning of year                   14,277,119      21,228,040

Cash and cash equivalents at end of period                     $ 14,917,147    $ 16,850,810
                                                               ============    ============

See accompanying Notes to Consolidated Financial Statements


                       MAYNARD OIL COMPANY AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                                 March 31, 2002

Note 1  Unaudited Financial Statements

         The accompanying consolidated financial statements of Maynard Oil Company (the "Company") have been prepared in accordance with generally accepted accounting principals, pursuant to the rules and regulations of the Securities and Exchange Commission included in the instructions to Form 10-Q and Article 10 of Regulation S-X. The financial information included herein is unaudited but, in the opinion of management, contains all adjustments, consisting of all recurring adjustments, necessary to present fairly the Company's financial position as of March 31, 2002 and the results of operations and cash flows for the three months ended March 31, 2002. The December 31, 2001 consolidated balance sheet data was derived from audited financial statements, but does not include all disclosures required by generally accepted accounting principles.

         The accounting policies followed by the Company are set forth in Note 1 to the Company's financial statements in the 2001 report on Form 10-K filed with the Securities and Exchange Commission.

Note 2  Earnings Per Share

         Net income per common share is based on the weighted average number of shares outstanding in each period. As of March 31, 2002 and 2001, the Company had no potentially dilutive common shares, and therefore, basic and diluted earnings per common share were the same.

Note 3  Potential Merger

         On April 25, 2002, the Company issued a press release announcing that it had signed a merger agreement with Plantation Petroleum Holdings, LLC. Pursuant to this agreement, Maynard Oil stockholders will receive $17.00 cash for each of the 4,880,368 shares outstanding. The boards of both companies have approved the transaction, which is subject to approval by a majority of Maynard stockholders. Stockholders owning approximately 56% of the Company's common shares outstanding have stated their intention to vote in favor of the merger.

         Currently, Maynard Oil stock is listed on NASDAQ. Since all of the Maynard stock outstanding immediately before the merger will be cancelled in exchange for the right to receive cash, Maynard Oil common stock will be delisted from NASDAQ, if the merger is completed. Additionally, Plantation intends to terminate the registration of Maynard Oil common stock under the Securities Exchange Act of 1934, meaning that the Company will no longer be required to file various reports, such as Forms 10-K and 10-Q with the SEC.

Note 4 Income Taxes

         The provision for income taxes consists of the following (thousands of dollars):

                                            Three Months Ended
                                                  March 31
                                                  --------
                                          2002             2001
                                          ---------------------

         Federal:
            Current                     $  214           $2,056
            Deferred                       138              841
                                        ------           ------
                                        $  352           $2,897
                                        ======           ======

Note 5 Commitments and Contingencies

         In connection with the merger agreement referred to in Note 3, the Company had previously entered into contracts with its personnel, which provided incentive bonuses and retention arrangements that total approximately $5,000,000. The incentive bonuses require double triggering events, beginning with the consummation of a merger, at which time, one-half of the incentive bonus becomes payable. The balance due under these incentive bonus contracts, approximately $2,098,000, is to be paid out within one year after the merger.

         On April 1, 2002, the first of six monthly installments was paid to eight Company employees under the Management Retention Agreement. This payment, which totaled $134,167, will be included in the Company's April, 2002 general and administrative expense category. The following five equal monthly payments will be accounted for in the same manner. The six monthly payments total approximately $805,000, which is included in the $5,000,000 referred to in the above paragraph.

         The Company is the defendant in certain non-environmental litigation arising from operations in the normal course of business. While it is not feasible to determine the outcome of these actions, it is the Company's opinion that the ultimate outcome of the litigation will not have a material adverse effect on the financial position or results of the operations of the Company.

         All of the Company's operations are generally subject to Federal, state and local environmental regulations. To the best of management's knowledge, the Company is in substantial compliance with such laws and regulations.

Note 6 Subsequent Events

         During May, 2002, the Company entered into a derivative financial instrument (collar) whereby the Company hedged 2,400 barrels of daily production from June 1, 2002 through May 31, 2003 with a ceiling price of $29.19 per barrel and a floor price of $20.00 per barrel. This agreement provides for monthly financial settlements between the two parties should either the floor or ceiling amounts be exceeded.

--------------------------------------------------------------------------------

ITEM 2. MANAGEMENT'S  DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
--------------------------------------------------------------------------------

OF  OPERATIONS
--------------

Quarter Ended March 31, 2002 Compared to Quarter Ended March 31, 2001
---------------------------------------------------------------------

         For the first quarter of 2002, the Company earned 14 cents per share on revenues of $9,589,383 compared to $1.16 per share during the first quarter of 2001 on revenues of $17,520,111. Current quarter results were unfavorably impacted by reduced revenues from the sale of oil and gas, resulting from lower product pricing and decreased oil production volumes.

Revenues
--------

         Oil and gas revenues declined $7,758,082 between the two quarterly periods, or approximately 45%, due to pricing reductions and lower oil production volumes. Average oil and gas prices were $5.01 per barrel and $5.07 per thousand cubic feet of gas (mcf) lower than the same quarter a year ago. Oil volumes decreased approximately 5% while gas volumes rose over 4% over this same period. Interest income also fell between the two periods because of lower average cash balances available for investment during the 2002 period.

Costs and Expenses
------------------

        On a net equivalent barrel basis (NEB), lease operating expenses were 51 cents per NEB lower during the current quarter than the first quarter of 2001, caused primarily by lower severance taxes, which relate proportionally to reduced oil and gas revenues. Decreases in expense workovers also lowered lease operating costs for the 2002 quarter.

         The general and administrative expense category reflects an increase of $279,701, or approximately 36%, primarily the result of costs incurred in connection with the potential merger referred to in Note 3 to the Financial Statements.

         Per NEB, the current quarter's depreciation and amortization amount increased approximately 5% from $5.59 per NEB during the first quarter of 2001 to $5.87 per NEB during the 2002 quarter. Under the successful efforts method of accounting, costs of oil and gas properties are amortized on a unit of production method based upon estimated proved reserves. The Company calculates and applies this rate on a property by property basis. Fluctuations in depreciation and amortization expense can be caused by variations in the performance of the oil and gas property, the amount invested in the property and the hydrocarbon reserves ultimately recoverable from the property. As the oil and gas properties and their associated reserves age within a company, these rates become more predictable and have less variance.

         Interest expense decreased $400,309 between the two quarterly periods due to scheduled bank note payments and the resulting lower average outstanding principal balance, as well as lower interest rates during the current quarter.

Liquidity and Capital Resources
-------------------------------

         Cash and cash equivalents totaled $14.9 million and $14.3 million at March 31, 2002 and December 31, 2001, respectively. Working capital was $9.6 million at March 31, 2002 compared with $8.1 million at December 31, 2001.

         The following summary table reflects cash flows for the three months ended March 31, 2002 (in thousands):

              Net cash provided by operating activities:               $3,167
              Net cash used by investing activities:                      615
              Net cash used by financing activities:                    1,913

         The funds utilized for investing activities, approximately $635,000, was spent performing development work on various properties.

         At March 31, 2002, the Company's long-term debt was $15,300,000. The Company believes it has sufficient cash being generated from operating activities plus cash currently in the bank, or additional borrowing capacity, to fund its planned drilling activities, to make additional property acquisitions, as well as make scheduled debt repayments.

Certain  Factors that Could Affect Future Operations
----------------------------------------------------

         Certain information contained in this report, as well as written and oral statements made or incorporated by reference from time to time by the Company and its representatives in other reports, filings with the Securities and Exchange Commission, press releases, conferences or otherwise, may be deemed to be "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934 and are subject to the "Safe Harbor"
provisions of that section. Forward-looking statements include statements concerning the Company's and management's plans, objectives, goals, strategies and future operations and performance and the assumptions underlying such forward-looking statements. These statements are based on current expectations and involve a number of risks and uncertainties, including those described in the context of such forward-looking statements. Actual results and developments could differ materially from those expressed in or implied by such statements. Such factors include, among others, the volatility of oil and gas prices, the Company's drilling results, the Company's ability to compete in the acquisition of producing property, the Company's ability to replace reserves, the availability of capital resources, the reliance upon estimates of proved reserves, operating hazards, uninsured risks, competition, government regulation, and other factors referenced in this Form 10-Q.

Recent Accounting Pronouncements
--------------------------------

Statement of Financial Accounting Standards "SFAS" No. 143, "Accounting for Asset Retirement Obligations" addresses accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 will be effective for the Company on January 1, 2003. This Statement will require the fair value of the obligation be recognized in the period in which it is incurred, if a reasonable estimate of fair value can be made, and that the associated asset retirement costs be capitalized as part of the carrying amount of the asset. The Company is currently assessing the impact of this standard.

ITEM 3:  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Commodity Risk
--------------

         The Company's primary commodity market risk exposure is to changes in the pricing applicable to its oil production, which is normally priced with reference to a defined benchmark, such as light, sweet crude oil (WTI) traded on the New York Mercantile Exchange (NYMEX). Actual prices received vary from the benchmark depending on quality and location differentials. The markets for crude oil historically have been volatile and are likely to continue to be volatile in the future.

         From time to time, the Company enters into financial market transactions, including collars, with creditworthy counterparties, primarily to reduce the risk associated with the pricing of a portion of the oil and natural gas that it sells. The policy is structured to underpin the Company's planned revenues and results of operations.

         During 2001, the Company entered into a derivative financial instrument whereby the Company hedged 2,000 barrels of daily production from March 1, 2001 through February 28, 2002 with a ceiling price of $28.18/bbl and a floor price of $24.00/bbl. The Company exercised its right to terminate this contract during March, 2001 via payment of $803,000 which reduced oil and gas revenues for the first quarter of 2001.

         The Company has entered into a derivative instrument whereby the Company hedged 2,400 barrels of daily production from June 1, 2002 through May 31, 2003 with a ceiling price of $29.19 per barrel and a floor price of $20.00 per barrel. As long as the average selling price for crude falls between $20.00 and $29.19 per barrel, no cash will be exchanged. However, should the average selling price for crude oil exceed $29.19 per barrel, Maynard would owe the counterparty the product of the amount in excess of $29.19 multiplied by the number of barrels hedged. Conversely, should the average selling price for crude oil fall below $20.00 per barrel, the counterparty would owe the Company the product of the amount below $20.00 per barrel multiplied by the number of barrels hedged. While the use of these derivative instruments limits the downside risk of adverse price movements, they may also limit future revenues from favorable price movements. The use of derivatives also involves risk that the counterparties to such instruments will be unable to meet the financial terms of such contracts.

                           PART II. OTHER INFORMATION

ITEM 6:  Exhibits and Reports on Form 8-K

                  (a)      Exhibits - None

                  (b) On April 25, 2002, the Company filed a report on Form 8-K reporting that it had signed a merger agreement with Plantation Petroleum Holdings, LLC.

                                   SIGNATURES

    Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                         MAYNARD OIL COMPANY


                                         By: /s/ Glenn R. Moore
                                             ----------------------------------
                                             Glenn R. Moore
                                             President



                                         BY: /s/ Kenneth W. Hatcher
                                             ----------------------------------
                                             Kenneth W. Hatcher
                                             Executive Vice President of Finance



Dated: May 15, 2002

                                                                         ANNEX A


                          AGREEMENT AND PLAN OF MERGER



                                      AMONG



                       PLANTATION PETROLEUM HOLDINGS, LLC,


                     PLANTATION PETROLEUM ACQUISITION CORP.



                                       AND



                               MAYNARD OIL COMPANY



                                 APRIL 25, 2002


                                TABLE OF CONTENTS

                                                                                                              PAGE

ARTICLE I           THE MERGER...................................................................................2

         1.1.     The Merger.....................................................................................2

         1.2.     Closing........................................................................................2

         1.3.     Effective Time.................................................................................2

         1.4.     Certificate of Incorporation; Bylaws; Directors; and Officers..................................2

         1.5.     Dissenter's Rights.............................................................................3

         1.6.     Escrow.........................................................................................3

ARTICLE II          EFFECT OF THE MERGER ON THE STOCK OF THE  CONSTITUENT CORPORATIONS; EXCHANGE
         OF CERTIFICATES.........................................................................................4

         2.1.     Effect on Stock................................................................................4

         2.2.     Exchange of Certificates.......................................................................4

ARTICLE III         REPRESENTATIONS AND WARRANTIES OF THE COMPANY................................................6

         3.1.     Organization...................................................................................6

         3.2.     Capital Structure..............................................................................6

         3.3.     Subsidiaries...................................................................................7

         3.4.     Authority......................................................................................7

         3.5.     Consents and Approvals; No Violations..........................................................7

         3.6.     SEC Documents and Other Reports................................................................8

         3.7.     Absence of Certain Changes.....................................................................8

         3.8.     Information Supplied...........................................................................8

         3.9.     Compliance with Laws...........................................................................9

         3.10.    Tax Matters....................................................................................9

         3.11.    Liabilities...................................................................................10

         3.12.    Litigation....................................................................................10

         3.13.    Benefit Plans.................................................................................10

         3.14.    Brokers.......................................................................................11

         3.15.    Voting Requirements...........................................................................12

         3.16.    Environmental Matters.........................................................................12

         3.17.    Contracts.....................................................................................13

         3.18.    Company Oil and Gas Properties................................................................15


                                      -i-

                               TABLE OF CONTENTS
                                  (continued)

                                                                                                               Page


         3.19.    Intellectual Property.........................................................................17

         3.20.    Reserve Report................................................................................17

         3.21.    Additional Drilling Obligations...............................................................17

         3.22.    Wells.........................................................................................17

         3.23.    Facilities....................................................................................18

         3.24.    Wells to Be Plugged and Abandoned.............................................................18

         3.25.    Asset Value...................................................................................18

         3.26.    Confidentiality Agreements....................................................................18

         3.27.    Insurance.....................................................................................18

ARTICLE IV          REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB............................................18

         4.1.     Organization..................................................................................18

         4.2.     Authority.....................................................................................19

         4.3.     Consents and Approvals; No Violations.........................................................19

         4.4.     Financial Statements..........................................................................20

         4.5.     Absence of Certain Changes....................................................................20

         4.6.     Information Supplied..........................................................................20

         4.7.     Compliance with Laws..........................................................................20

         4.8.     Liabilities...................................................................................21

         4.9.     Interim Operations of Sub.....................................................................21

         4.10.    Litigation....................................................................................21

         4.11.    Brokers.......................................................................................21

         4.12.    Availability of Funds.........................................................................21

         4.13.    Ownership of Shares...........................................................................22

         4.14.    Fair Market Value Determination...............................................................22

ARTICLE V           COVENANTS RELATING TO CONDUCT OF BUSINESS...................................................22

         5.1.     Conduct of Business by the Company Pending the Merger.........................................22

         5.2.     No Solicitation; Acquisition Proposals........................................................24

         5.3.     Modifications to Recommendations; Subsequent Determination....................................26

         5.4.     Hedge.........................................................................................26

ARTICLE VI          ADDITIONAL AGREEMENTS.......................................................................27

                                      -ii-


                               TABLE OF CONTENTS
                                  (continued)

                                                                                                               Page

         6.1.     Employee Benefits.............................................................................27

         6.2.     Stockholder Approval..........................................................................28

         6.3.     Access to Information.........................................................................28

         6.4.     March 2002 Form 10-Q..........................................................................29

         6.5.     Title Defects.................................................................................29

         6.6.     Environmental Defects.........................................................................30

         6.7.     Material Oil and Gas Contract Defects.........................................................30

         6.8.     Termination Fee...............................................................................31

         6.9.     Public Announcements..........................................................................31

         6.10.    Transfer Taxes................................................................................31

         6.11.    State Takeover Laws...........................................................................31

         6.12.    Indemnification; Directors and Officers Insurance.............................................32

         6.13.    Reasonable Best Efforts.......................................................................33

ARTICLE VII         CONDITIONS PRECEDENT........................................................................34

         7.1.     Conditions to Each Party's Obligation to Effect the Merger....................................34

ARTICLE VIII        TERMINATION AND AMENDMENT...................................................................34

         8.1.     Termination...................................................................................34

         8.2.     Effect of Termination.........................................................................36

         8.3.     Amendment.....................................................................................36

         8.4.     Extension; Waiver.............................................................................36

ARTICLE IX          GENERAL PROVISIONS..........................................................................36

         9.1.     Non-Survival of Representations and Warranties and Agreements.................................36

         9.2.     Notices.......................................................................................36

         9.3.     Interpretation; Definitions...................................................................37

         9.4.     Counterparts..................................................................................48

         9.5.     Arbitration...................................................................................48

         9.6.     Entire Agreement; No Third-Party Beneficiaries................................................49

         9.7.     Governing Law.................................................................................49

         9.8.     Assignment....................................................................................49

         9.9.     Severability..................................................................................49


                                     -iii-


                               TABLE OF CONTENTS
                                  (continued)

                                                                                                               Page

         9.10.    Enforcement of this Agreement.................................................................50

         9.11.    Obligations of Subsidiaries...................................................................50


                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER, is made and entered into as of April 25, 2002 (this "AGREEMENT") by and among Plantation Petroleum Holdings, LLC, a Delaware limited liability company ("Parent"), Plantation Petroleum Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("SUB"), and Maynard Oil Company, a Delaware corporation (the "COMPANY") (Sub and the Company being hereinafter collectively referred to as the "CONSTITUENT CORPORATIONS"). Except as otherwise set forth herein, capitalized (and certain other) terms used herein shall have the meanings set forth in Section 9.3.

         WHEREAS, the respective Boards of Directors of Sub and the Company have approved, and deem it to be advisable and in the best interests of their respective stockholders, and the Board of Managers of Parent has approved, and deems it to be advisable and in the best interests of Parent and its members, to consummate the acquisition of the Company by Parent on the terms and conditions set forth herein;

         WHEREAS, the acquisition will be accomplished by Sub merging with and into the Company (the "MERGER") and each share of common stock, par value $0.10 per share, of the Company ("COMPANY COMMON STOCK" or the "SHARES") (other than Dissenting Shares) will be converted in the Merger into the right to receive an amount equal to $17.00 per Share in cash (the "MERGER CONSIDERATION");

         WHEREAS, the Board of Directors of the Company has determined that this Agreement and the Merger are fair to, and in the best interests of, the Company's stockholders and has resolved to recommend that the Company's stockholders adopt this Agreement;

         WHEREAS, the respective Boards of Directors of Sub, Guarantors and the Company, and the Board of Managers of Parent, have each approved this Agreement and the Merger, and the transactions contemplated hereby and thereby;

         WHEREAS, as a condition and an inducement to Parent and Sub entering into this Agreement, James G. Maynard, as trustee, Joan B. Maynard, as trustee, and BCTM, Inc. have entered into a Voting Agreement with Parent (the "VOTING AGREEMENT") pursuant to which each such stockholder has agreed to vote all of their, respective, Company Common Stock in favor of this Agreement and the Merger;


         WHEREAS, as a condition and an inducement to the parties entering into this Agreement, Parent shall, contemporaneously with the execution of this Agreement, pay Two Million Dollars ($2,000,000) into an escrow account pursuant to Section 1.6 in exchange for the right to conduct the additional investigations of the Company's Material Oil and Gas Properties described on Exhibit A attached hereto;


         WHEREAS, as a condition and an inducement to the parties entering into this Agreement, Plantation Petroleum Ventures, Ltd., a Texas limited partnership affiliated with Parent and Sub, and Plantation Petroleum Corp., a Texas corporation affiliated with Parent and

Sub (collectively, "GUARANTORS"), have agreed to unconditionally guarantee the obligations of Parent and Sub under this Agreement and the transactions contemplated hereby.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, Parent, Sub and the Company agree as set forth below.

                                   ARTICLE I

                                   THE MERGER

         1.1. THE MERGER. The Merger shall be effected in accordance with the DGCL. The Sub shall be merged with and into the Company at the Effective Time, and the surviving corporation shall thereby become a wholly-owned subsidiary of Parent. Following the Effective Time, the separate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "SURVIVING CORPORATION") and shall succeed to and assume all the rights and obligations of Sub and the Company in accordance with the DGCL. The Merger shall have the effects set forth in the DGCL.

         1.2. CLOSING. The closing of the Merger will take place at 10:00 a.m. on a date mutually agreed to by Parent and the Company, which shall be as soon as practicable after satisfaction or waiver of the conditions set forth in
Article VII (the "CLOSING DATE"), at the offices of McDermott, Will & Emery, 227 West Monroe Street, Chicago, Illinois 60606, unless another date, time or place is agreed to in writing by the parties hereto.

         1.3. EFFECTIVE TIME. Sub and the Company will cause a Certificate of Merger (the "CERTIFICATE OF MERGER") to be executed and filed on the Closing Date. The Merger shall become effective when the Certificate of Merger, executed in accordance with the relevant provisions of the DGCL, is duly filed with the Secretary of State of the State of Delaware, or at such other time as Sub and the Company shall agree, as specified in the Certificate of Merger. When used in this Agreement, the term "EFFECTIVE TIME" shall mean the later of the date and time at which the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or such later time established by the Certificate of Merger.

         1.4. CERTIFICATE OF INCORPORATION; BYLAWS; DIRECTORS; AND OFFICERS.

         (a) At the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

         (b) The Bylaws of Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided by the Certificate of Incorporation of the Surviving Corporation or by applicable law.

         (c) The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

         (d) The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

         1.5. DISSENTER'S RIGHTS. Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has properly exercised the holder's appraisal rights in accordance with Section 262 of the DGCL or any successor provision ("DISSENTING SHARES"), shall not be converted into, or represent the right to receive, the Merger Consideration, unless and until such holder fails to perfect or effectively withdraws or otherwise loses his right to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration to which such holder is entitled, without interest or dividends thereon, upon the surrender of the certificate(s) which formerly represented Shares, in the manner provided in Section 2.2. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares.

         1.6. ESCROW. Parent, Company and Bank One, a national association (the "ESCROW AGENT") shall execute an Escrow Agreement substantially in the form attached hereto as Exhibit C (the "ESCROW AGREEMENT"), and Parent shall pay and deliver to the Escrow Agent, either by cashier's check or wire transfer of immediately available funds, an earnest money deposit (the "DEPOSIT") of $2,000,000 (Two Million Dollars). Parent and the Company agree to execute written instructions to the Escrow Agent in accordance with the Escrow Agreement to release the Deposit as follows:

               (i) to Parent at Closing;

               (ii) unless the Company has also breached this Agreement, to Company, if (A) the Company terminates this Agreement pursuant to
          Section 8.1(e) or (B) the Merger is not consummated on or before the Outside Date and the failure to consummate the Merger is the result of a breach of this Agreement by Parent; and

               (iii) to Parent, if Parent terminates this Agreement pursuant to
          Section 8.1(c), 8.1(f) or 8.1(g), if Company terminates this Agreement pursuant to Section 8.1(d), or if Closing does not otherwise occur on or before the Outside Date for any reason other than (ii) above.

The fees of the Escrow Agent shall be borne by Parent.

                                   ARTICLE II

                    EFFECT OF THE MERGER ON THE STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

         2.1. EFFECT ON STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of any of Sub, the Company or the holders of any securities of the Constituent Corporations:

         (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, $0.10 par value, of the Surviving Corporation;

         (b) Treasury Stock and Parent Owned Stock. Each Share that is owned by the Company, Parent, Sub or any other Subsidiary of Parent shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

         (c) Conversion of Shares. Each Share issued and outstanding (other than Shares to be cancelled in accordance with Section 2.1(b)) shall be converted into the right to receive the Merger Consideration. As of the Effective Time, all such Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

         2.2. EXCHANGE OF CERTIFICATES.

         (a) Exchange Agent. At or before the Effective Time, Parent or Sub shall deposit, or shall cause to be deposited, with a banking or other financial institution mutually acceptable to Parent and the Company (the "EXCHANGE AGENT"), for the benefit of the holders of Shares, cash in an amount equal to the product of the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (reduced by the sum of the number of Shares owned by Parent, Sub or the Company) times the Merger Consideration for exchange in accordance with this Article II. Such funds shall be invested by the Exchange Agent as directed by Parent. Parent shall pay all charges and expenses of the Exchange Agent.

         (b) Exchange Procedure. As soon as practicable after the Effective Time, Parent or the Surviving Corporation shall cause the Exchange Agent to mail and make available to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented Shares (the "CERTIFICATES"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates for payment of the Merger Consideration. Upon surrender of a Certificate to the Exchange Agent, together with a duly executed letter of transmittal, the Exchange Agent shall, and the Parent shall cause the Exchange Agent to, promptly pay out to the holder of such Certificate a check representing the Merger Consideration that such holder has the right to receive in respect of the Certificate surrendered, after giving effect to any required withholding tax. Shares represented by the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable to holders of Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, Merger Consideration to be paid pursuant to this Section 2.2 may be paid to a transferee, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the transferee shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent or the Surviving Corporation that such tax has been paid or is not applicable. Parent or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent or the Exchange Agent. Until surrendered as contemplated by this Section 2.2, each Certificate (other than Certificates representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2.

         (c) No Further Ownership Rights in Shares. The Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Parent, the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II. (d) No Liability. At any time following one (1) year after the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Exchange Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, none of Parent, Sub, the Company or the Exchange Agent shall be liable to any Person in respect of any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         (e) Lost Certificates. If any Certificate shall have been lost, stolen, mislaid or destroyed, then, upon receipt of (i) an affidavit of that fact from the holder claiming such Certificate to be lost, mislaid, stolen or destroyed, and (ii) such bond, security or indemnity as Parent or the Exchange Agent may reasonably require, the Merger Consideration with respect to the Shares of Company Common Stock represented by such Certificate may be paid. Each lost, stolen, mislaid or destroyed Certificate with respect to which any Merger Consideration shall be paid in accordance with the provisions of this Section 2.2(e) shall forthwith be deemed surrendered and cancelled.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth in the Company SEC Documents or in the disclosure letter of even date herewith delivered by the Company (the "COMPANY DISCLOSURE LETTER"), the Company represents and warrants to Parent and Sub as set forth below as of the date of this Agreement and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date):

         3.1. ORGANIZATION. Each of the Company and MOC Resources, Inc., a Nevada corporation and wholly owned Subsidiary of the Company (the "COMPANY SUBSIDIARY"), is validly existing and in good standing under the laws of the jurisdiction of its organization and has requisite power and authority to carry on its business as now being conducted, except where the failure to be so existing and in good standing or to have such power and authority would not have a Material Adverse Effect on the Company. Each of the Company and the Company Subsidiary is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger. The Company has made available to Parent complete and correct copies of its certificate of incorporation and bylaws and the articles of incorporation and bylaws of the Company Subsidiary, in each case as amended through the date hereof.

         3.2. CAPITAL STRUCTURE. The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $.50 per share (the "COMPANY PREFERRED STOCK"). At the close of business on the date hereof, (i) 4,880,368 shares of Company Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights, (ii) no shares of Company Common Stock were held by the Company in its treasury, (iii) no shares of Company Common Stock or Company Preferred Stock were reserved for issuance pursuant to outstanding options or warrants to purchase, and (iv) no shares of Company Preferred Stock were issued or outstanding. Except as set forth above, no shares of capital stock were issued, reserved for issuance or outstanding. There are no outstanding stock appreciation rights, phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any capital stock of the Company ("STOCK EQUIVALENTS"). There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the Company's stockholders may vote. There are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or the Company Subsidiary is a party or by which any of them is bound obligating the Company or the Company Subsidiary to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, or evidencing any right to subscribe for, additional shares of capital stock or other voting securities or Stock Equivalents of the Company or the Company Subsidiary or obligating the Company or the Company Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding rights, commitments, agreements or undertakings of any kind obligating the Company or the Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock or other voting securities of the Company or the Company Subsidiary or any securities of the type described in the two immediately preceding sentences.

         3.3. SUBSIDIARIES. Except for the capital stock of the Company Subsidiary, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any Person. All of the outstanding shares of capital stock or ownership interest of the Company Subsidiary have been validly issued and are fully paid and nonassessable, and are owned by the Company free and clear of all Liens (including any restriction on the right to vote, sell or otherwise dispose of such capital stock). The Company Subsidiary holds assets of approximately $190,000 in the form of cash or cash equivalents, has no liabilities (whether fixed or contingent) or employees and is not actively engaged in any operations.

         3.4. AUTHORITY. The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to Company Stockholder Approval, to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and of the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

         3.5. CONSENTS AND APPROVALS; NO VIOLATIONS. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the respective certificate or articles of incorporation or respective by-laws or of the Company or the Company Subsidiary,
(b) require any Consent of, or filing with or notification to, any Governmental Entity, except (i) a proxy or information statement relating to the Company Stockholders' Meeting (as amended or supplemented from time to time, the "PROXY STATEMENT"), (ii) pursuant to the applicable requirements of the Exchange Act,
(iii) the filing of the Certificate of Merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which the Company is authorized to do business, (iv) as may be required by any applicable state securities or "blue sky" laws or state takeover laws or (v) where the failure to obtain such Consents, or to make such filings or notifications, would not have a Material Adverse Effect on the Company, or (c) assuming the Consents, filings or notifications referred to in this Section 3.5 are duly and timely obtained or made and Company Stockholder Approval has been obtained, violate any order, writ, injunction, decree, statute, rule or regulation in effect as of the date of this Agreement and applicable to the Company, except for violations which would not have a Material Adverse Effect on the Company.

         3.6. SEC DOCUMENTS AND OTHER REPORTS. The Company has timely filed with the SEC all required reports, schedules, forms, statements and other documents required to be filed by it since December 31, 2001 through the date of this Agreement under the federal securities laws and the SEC rules and regulations thereunder (the "COMPANY SEC DOCUMENTS"). As of their respective filing dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date so filed, and at the time filed with the SEC none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company (including the related notes thereto) included in the Company SEC Documents complied in form and substance as of their respective dates in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except in the case of the unaudited statements, as permitted by Form 10-Q under the Exchange Act) applied on a basis consistent with prior periods (except as may be indicated therein or in the notes thereto) and fairly present, in conformity with GAAP, in all material respects the consolidated financial position of the Company and the Company Subsidiary as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

         3.7. ABSENCE OF CERTAIN CHANGES. Since December 31, 2001, the Company has conducted its business in all material respects only in the ordinary course and in a manner consistent with past practice and there has not been (i) any changes, circumstances or events which have had a Material Adverse Effect on the Company, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to its capital stock or any redemption, purchase or other acquisition of any of its capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) any change in accounting methods, principles or practices by the Company, except insofar as may have been required by a change in GAAP, (v) any increase in compensation, severance or termination pay to any current or former director, officer or employee of the Company or (vi) any damage, destruction or loss (whether or not covered by insurance) that has had a Material Adverse Effect on the Company.

         3.8. INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Proxy Statement, will, at the time the Proxy Statement is first mailed to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference therein.

         3.9. COMPLIANCE WITH LAWS. The Company and the Company Subsidiary are in compliance in all material respects with all applicable Laws, except for any non-compliance that would not have a Material Adverse Effect on the Company, and neither the Company nor the Company Subsidiary has received any notice from any Governmental Entity or any other Person that either the Company or the Company Subsidiary is in violation of, or has violated, any applicable Laws, except for violations that would not have a Material Adverse Effect on the Company. The Company has in effect all Federal, state and local governmental Permits necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the absence of Permits and for defaults under Permits, which absence or defaults, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to a right of termination or cancellation) of any Permit.

         3.10. TAX MATTERS. Each of the Company and the Company Subsidiary has filed (after taking into account any extensions to file) all Tax Returns required to be filed by it either on a separate or combined or consolidated basis, except where the failure to timely file a Tax Return (other than a Federal or state income Tax Return) would not have a Material Adverse Effect on the Company. All such Tax Returns are complete and accurate, except where the failure to be complete or accurate would not have a Material Adverse Effect on the Company. Each of the Company and the Company Subsidiary has paid and discharged or caused to be paid and discharged all Taxes reflected on such Tax Returns which have become due and payable by it (except Taxes being contested in good faith and reserved against, and has made adequate provision in reserves established in its financial statements and accounts for all Taxes which have accrued but are not yet due and payable, except where the failure to file Tax Returns, pay Taxes or provide reserves for Taxes would not have a Material Adverse Effect on the Company. Neither the Company nor the Company Subsidiary has waived any statute of limitations in respect of the assessment and collection of Taxes. Neither the Company nor the Company Subsidiary is a party to any Tax allocation or sharing agreement outside the ordinary course of business, other than between themselves. Neither of the Company or the Company Subsidiary has been a member of an affiliated group filing a consolidated U.S. federal Tax Return, other than Tax Returns as to which the Company is the common parent. As of the date of this Agreement, there are no pending or, to the Knowledge of the Company, threatened in writing audits, examinations, investigations or other proceedings with respect to Taxes relating to the Company or the Company Subsidiary, which, if determined adversely to the Company or the Company Subsidiary, would have a Material Adverse Effect on the Company. Neither the Company nor the Company Subsidiary is or was either a "distributing corporation" or "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement. No written requests for waivers of the time to assess any material Taxes of the Company or the Company Subsidiary are pending.

         None of the Company's assets constitutes either an interest in, or property of, an unincorporated organization that files a Tax Return as a partnership for federal income tax purposes. The Company does not own any interest in any controlled foreign corporation (as defined in section 957 of the Code), passive foreign investment company (as defined in section 1296 of the Code) or other entity the income of which is required to be included in the income of the Company.

         3.11. LIABILITIES. Neither the Company nor the Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) whether or not any such liability or obligation would have been required by GAAP to be set forth on a consolidated balance sheet of the Company or in the notes thereto, other than (i) liabilities and obligations set forth on the audited consolidated balance sheet of the Company and the Subsidiary as of December 31, 2001 (or in the notes thereto) contained in the Company SEC Documents, (ii) liabilities or obligations under this Agreement or incurred in connection with the transactions contemplated hereby (iii) liabilities and obligations incurred since December 31, 2001 in the ordinary course of business (none of which is a material liability for breach of contract, breach of warranty, tort or infringement) or (iv) liabilities which would not have a Material Adverse Effect on the Company.

         3.12. LITIGATION. Except as disclosed in the Company SEC Reports or as set forth in the Company Disclosure Letter, as of the date of this Agreement, there is no, nor has there been since December 31, 2001 any, suit, action, claim, audit, proceeding or investigation pending or, to the Knowledge of the Company, threatened against the Company or the Company Subsidiary or to the Knowledge of the Company against any member of the Company's Board of Directors or any of the Company's officers in their capacity as such, by or before any Governmental Entity or by any third party that, individually or in the aggregate, would (i) have a Material Adverse Effect on the Company, (ii) impair the ability of the Company to perform its obligations under this Agreement or
(iii) prevent or delay the Merger; nor is there any outstanding judgment, order, writ, injunction, rule or decree of any Governmental Entity or arbitrator outstanding against the Company or the Company Subsidiary that would have any such effect, and neither the Company nor the Company Subsidiary has any Knowledge of any fact or circumstance that the Company believes, or reasonably should believe, would be likely to form the basis for any such claim, suit, proceeding, audit or governmental investigation.

         3.13. BENEFIT PLANS.

         (a) The Company Disclosure Letter sets forth a complete and accurate list of all Benefit Plans of the Company. The Company Subsidiary does not have, and, since January 1, 1997, has not had, any Benefit Plans. Except as required by law, the Company has not adopted or amended in any material respect any Benefit Plan since December 31, 2001. The Company has made available to Parent a copy of each Benefit Plan.

         (b) Except as would not have a Material Adverse Effect on the Company, each ERISA Benefit Plan maintained by the Company has been maintained and operated in compliance with its terms, the applicable requirements of applicable law, including the Code and ERISA. Each ERISA Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code has received a current favorable determination letter from the IRS. None of the Company, the Company Subsidiary or any other Person or entity that together with the Company is treated as a single employer under Section 414 of the Code (each, an "ERISA AFFILIATE") has at any time during the five-year period preceding the date hereof contributed to any ERISA Benefit Plan that is a "multiemployer plan" (as defined in Section 3(37) of ERISA) or maintained any ERISA Benefit Plan that is subject to Title IV of ERISA or Section 412 of the Code.

         (c) No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability. Insofar as the representation made in this Section 3.13(c) applies to Sections 4064, 4069 or 4204 of Title IV of ERISA, it is made with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which the Company or any ERISA Affiliate made, or was required to make, contributions during the five-year period ending on the last day of the most recent plan year ending prior to the Closing Date.

         (d) No Benefit Plan provides medical, surgical, hospitalization or death benefits (whether or not insured) for employees or former employees of the Company for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan," or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary) or (iv) exceptions which would not have a Material Adverse Effect on the Company.

         (e) The Company is not a party to any collective bargaining or other labor union contract. There is no pending or, to the Knowledge of the Company, threatened in writing labor dispute, strike or work stoppage against the Company which would have a Material Adverse Effect on the Company, nor is the Company aware of any labor organization activity involving its employees. The employment of each officer and employee of the Company is terminable at the will of the Company.

         (f) The consummation of the transactions contemplated by this Agreement will not give rise to an obligation on behalf of the Company to make severance or change of control payments to any employees or directors of the Company or the Company Subsidiary, or increase benefits or accelerate vesting or payments under any Benefit Plans.

         (g) No payments made to any employees or directors of the Company or the Company Subsidiary by the Company or the Company Subsidiary as a result of the consummation of the transactions contemplated by this Agreement would be non-deductible under Section 280G of the Code, except as would not have a Material Adverse Effect on the Company.

         (h) Neither the Company nor the Company Subsidiary has taken any action or failed to take any action which would result in the imposition of an excise tax on the Company pursuant to Sections 4975, 4980B and 4999 of the Code that would have a Material Adverse Effect on the Company.

         3.14. BROKERS. No broker, investment banker, financial advisor or other Person, other than William Blair & Company LLC ("WILLIAM BLAIR"), the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or the Company Subsidiary.

         3.15. VOTING REQUIREMENTS.

         (a) Approval of the Merger requires the affirmative vote of a majority of the outstanding Shares (the "COMPANY STOCKHOLDER APPROVAL"). The Company Stockholder Approval is the only vote of the holders of the Company's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby.

         (b) The Board of Directors of the Company, at a meeting duly called and held, has unanimously duly adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and are fair to and in the best interest of the Company's stockholders, (ii) approving this Agreement and the transactions contemplated hereby, including the Merger (and for purposes of Section 203 of the DGCL, the Voting Agreement) which approval satisfies in full the requirements of the DGCL that the Agreement be approved by the Company's Board of Directors, and (iii) resolving to recommend approval and adoption of this Agreement by the Company's stockholders at the Company Stockholders Meeting (the recommendations referred to in this clause (iii) are collectively referred to in this Agreement as the "RECOMMENDATIONS" and are subject to the right of the Board of Directors of the Company to make Subsequent Determinations in accordance with Section 5.3 below). The Company has received the opinion, dated the date hereof, of William Blair that, as of such date and on the basis of and subject to the matters described therein, the Merger Consideration was fair to the Company's stockholders (other than Parent and Sub) from a financial point of view. The Company has been advised that all of its directors who hold Company Common Stock intend to vote in favor of the Merger.

         3.16. ENVIRONMENTAL MATTERS.

         (a) The Company is in compliance with all applicable Environmental Laws, including possessing or filing all Permits, exemptions and other governmental authorizations required for its operations under applicable Environmental Laws, except for such non-compliance that would not have a Material Adverse Effect on the Company.

         (b) There is no pending or, to the Knowledge of the Company, threatened claim, lawsuit or administrative proceeding against the Company or the Company Subsidiary, under or pursuant to any Environmental Law. The Company has not received written notice from any Person, including any Governmental Entity, alleging that the Company has been or is in violation or potentially in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved. The Company has not received any written request for information from any Person, including any Governmental Entity, related to liability under or compliance with any applicable Environmental Law.

         (c) With respect to the real property that is currently owned, leased or operated by the Company, there have been no spills, discharges or releases (as such term is defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42, U.S.C. 9601, et seq.) of Hazardous Substances or any other contaminant or pollutant on or underneath any of such real property that would have a Material Adverse Effect on the Company.

         (d) With respect to real property that was formerly owned, leased or operated by the Company or any of its predecessors in interest, to the Knowledge of the Company, there were no spills, discharges or releases (as such term is defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42, U.S.C. 9601, et seq.) of Hazardous Substances or any other contaminant or pollutant on or underneath any of such real property during or prior to the Company's ownership or operation of such real property that would have a Material Adverse Effect on the Company.

         (e) The Company has not entered into any written agreement to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any Person from or against any liabilities or costs arising out of or related to the generation, manufacture, use, transportation or disposal of Hazardous Substances, or otherwise arising in connection with or under Environmental Laws, which would have a Material Adverse Effect on the Company.

         (f) To the Knowledge of the Company, the Company has not disposed or arranged for the disposal of Hazardous Substances (or any waste or substance containing Hazardous Substances) at any location that is: (i) listed on the Federal National Priorities List ("NPL") or identified on the Comprehensive Environmental Response, Compensation and Liability Information System ("CERCLIS"), each established pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42, U.S.C. 9601, et seq.; (ii) listed on any state list of hazardous waste sites that is analogous to the NPL or CERCLIS; or (iii) has been subject to environmental investigation or redemption, other than, in each case, exceptions which would not have a Material Adverse Effect on the Company.

         (g) The Company has made available to Parent all material environmental audits and studies which are in the Company's possession or control.

         3.17. CONTRACTS.

         (a) The Company Disclosure Letter and the Company's Annual Report on Form 10-K for the year ended December 31, 2001 and the exhibits contained or incorporated by reference therein together set forth a complete and accurate list of all material agreements to which the Company is a party, as of the date of this Agreement and the Closing Date, including: (i) any contract covering compensation and employment or service of any officer, employee or consultant or relating to any loan from the Company to an officer, director or Affiliate; (ii) any indenture, mortgage, loan, credit or similar contract under which the Company has borrowed any money or issued any note, bond, indenture or other evidence of indebtedness for borrowed money, sold and leased back assets or guaranteed indebtedness for others (including hedge, swap, exchange or similar contracts entered into in the ordinary course of business), whether or not reflected in the Company SEC Documents; (iii) any guarantee by the Company of any obligation of another or any Hedge; (iv) any agreement under which it has granted any individual or entity any registration rights (including demand and piggyback registration rights); (v) any agreement between the Company and its stockholders or among its stockholders (of which the Company has Knowledge) concerning corporate governance or related matters; (vi) any agreement respecting any partnership, joint venture or right of first refusal; (vii) any agreement requiring capital expenditures, other than those on the capital expenditure budget for 2002 in the form included in the Company Disclosure Letter (the "2002 CAPITAL EXPENDITURE BUDGET") in excess of $100,000; (viii) any contract (A) by which the Company or the Company Subsidiary is obligated to make future payments in excess of $50,000 or sell assets with a book value in excess of $50,000 in the aggregate, and (B) which is not entered into in the ordinary course of the conduct of its business consistent with past practices; (ix) any non-competition agreements or any other agreements or obligations which purport to limit in any material respect the manner in which, or the localities in which, all or any substantial portion of the business of the Company is conducted; (x) any contract not terminable at will without penalty with any stockholder of the Company or any affiliate of any stockholder of the Company; (xi) any plan, contract or arrangement providing for bonuses, pensions, deferred compensation, retirement plan payments, profit sharing, incentive pay or any other employee right or benefit (the agreements, contracts and obligations specified above, collectively the "COMPANY Contracts").

         (b) The Company has made, and, prior to the Closing Date, will continue to make, available to Parent at the Company's offices for copying each Lease, and each agreement or other contract related to the Oil and Gas Properties listed in the Reserve Report as having a PW 10 Value of $100,000 or greater (each of such Oil and Gas Properties a "MATERIAL OIL AND GAS PROPERTY" of a type described below which it has in its possession or control (collectively with each Lease related to the Material Oil and Gas Properties, "MATERIAL OIL AND GAS CONTRACTS"):

               (i) for the future sale, lease, farmout or other disposition of any Lease or Wells;

               (ii) under which exists a gas or oil imbalance;

               (iii) which constitutes a partnership, joint venture or agreement pursuant to which the Company has granted any Person a right of first refusal, preemptive rights of purchase, or other option to acquire any Material Oil and Gas Property;

               (iv) which constitutes a farmin or farmout agreement, participation agreement or other contract that will increase or decrease the Company's Working Interest or Net Revenue Interest in any Lease or Well from the Working Interest or Net Revenue Interest set forth in the Reserve Report including any such increase or decrease resulting from any reversion, "back-in," "carried" interest arrangement, non-consent arrangement, conversion option or other similar provision; and

               (v) (A) joint and other operating agreements; (B) exploration agreements; (C) participation agreements; (D) area of mutual interest agreements; (E) agreements for the purchase of producing properties;
          (F) unitization agreements; (G) assessment agreements; (H) any prepayment arrangement; (I) agreements containing a "take-or-pay" or similar provision; (J) agreements providing for a production payment;
          (K) "gas balancing" agreements; (L) any other arrangement to deliver hydrocarbons at some future time; (M) bottom hole agreements; (N) acreage contribution agreements; (O) pooling and communitization agreements; (P) processing agreements; or (Q) agreements containing seismic licenses, permits and other rights to geological and/or geophysical data and information directly or indirectly relating to the leases held by the Company.

         (c) All Company Contracts and Material Oil and Gas Contracts are valid and binding, in full force and effect and, to the Company's Knowledge, enforceable against the parties thereto in accordance with their respective terms, except where the failure to be so valid and binding, in full force and effect or enforceable would not have a Material Adverse Effect on the Company. The Company has performed all material obligations and is not in breach or default under any Company Contract or Material Oil and Gas Contract and no event has occurred, which after notice or lapse of time, or both, would constitute a default by the Company, or to the Company's Knowledge, any other party, other than any such defaults or events which would not have a Material Adverse Effect on the Company. Neither the execution of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration of lien, other charge or encumbrance or preferential right to purchase or trigger any change in operator provisions) under any Company Contract or any Material Oil and Gas Contract, except for such violations, breaches and defaults (or rights of termination, cancellation or acceleration or liens or other charges or Liens) as to which Consents have been obtained or which would not have a Material Adverse Effect on the Company. There are no Consents related to the Material Oil and Gas Properties required in connection with the Merger. There are no preferential purchase rights or (with respect to the Material Oil and Gas Properties operated by the Company) change in operator provisions related to the Material Oil and Gas Properties that would be triggered by the Merger.

         3.18. COMPANY OIL AND GAS PROPERTIES. (a) Except for goods and other property sold, used or otherwise disposed of since December 31, 2001, without breaching any Company warranty, representation or covenant set forth in this Agreement, the Company has Defensible Title in and to all the Wells, Units and Leases as to the Working Interests and Revenue Interests described in the Reserve Report, as owned by the Company, free and clear of Liens, except Permitted Encumbrances.

         (b) The Company's interest in production from each Well, Unit or Lease included in the Oil and Gas Properties entitles the holder thereof to receive not less than the Net Revenue Interest set forth in the Reserve Report hereto with respect to such Well, Unit or Lease under the caption "Revenue Interest" or "NRI" without reduction during the life of such Well, Unit or Lease, except as set forth in the Reserve Report, and obligates the holder thereof to pay costs and expenses relating to each such Well, Unit or Lease in an amount not greater than the Working Interest set forth in the Reserve Report with respect to such Well, Unit or Lease, without increase over the life of such Well, Unit or Lease.

         (c) As to Oil and Gas Properties operated by the Company, and to the Knowledge of the Company as to Oil and Gas Properties operated by third parties, all Leases and other agreements pursuant to which the Company leases or otherwise acquires or obtains operating rights affecting real or personal property are in good standing, valid and effective, and all royalties, rentals and other payments and expenses due by the Company to any lessor of any such Leases have been timely paid by the Company. The Company Disclosure Letter sets forth all suspense funds held by the Company for the account of a third party or an Affiliate that are associated with the Oil and Gas Properties.

         (d) Except for Hydrocarbon sales contracts with a term not greater than ninety (90) days, no Hydrocarbons produced from the Oil and Gas Properties are subject to a sales contract or other agreement relating to the marketing of Hydrocarbons, and no Person has any option to purchase or similar rights with respect to Hydrocarbons produced from such Oil and Gas Properties at less than market value.

         (e) The Company has, and to the Knowledge of the Company as to Oil and Gas Properties operated by third parties the operator has, the ability and right to obtain access to, produce, treat, compress, dehydrate, transport, process, or otherwise market Hydrocarbons from the Wells, Units, Lands and Leases related to the Oil and Gas Properties without the need for any additional agreements.

         (f) The Company Disclosure Letter sets forth all of the Company's gas or oil imbalances. Except for gas balancing agreements containing customary provisions, the Company is not obligated, by virtue of a prepayment arrangement, a "take or pay" arrangement, a production payment or any other arrangement, to deliver Hydrocarbons produced from the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, and no take or pay credits must be provided before gas can be transported through any interstate carrier under FERC Order 500, et al, and there are no obligations on the Oil and Gas Properties under FERC Order 451.

         (g) The Company has not entered into any Hedges.

         (h) As to Oil and Gas Properties operated by the Company, the Company has caused the Oil and Gas Properties to be maintained and operated in a reasonable and prudent manner in accordance with typical and customary standards of the oil and gas industry.

         (i) The Company Disclosure Letter sets forth, as of the date set forth for each Well included in the Oil and Gas Properties, to the Knowledge of the Company and for purposes of this representation such Knowledge is based on the information given to the Company by third-party operators for all Wells not operated by the Company, the Payout Balances for each Well included in the Oil and Gas Properties. "PAYOUT BALANCES" means the status, as of the date of the Company's calculations, of the recovery in the contract relating to a Well out of the revenue from such Well where the Net Revenue Interest of the Company therein will be reduced or increased when such amount has been recovered.

         (j) The Company is currently receiving from all purchasers of production from the Wells or Leases included in the Oil and Gas Properties revenues not less than the Net Revenue Interest described in the Reserve Report with respect thereto without suspense or any indemnity other than the normal division order warranty of title.

         (k) The Company Disclosure Letter sets forth, as of the date of this Agreement, all currently outstanding and expected internal Company and third party authorizations for expenditures (commonly known as "AFE's") which require a future expenditure in excess of $25,000.

         (l) Except as set forth in the Company Disclosure Letter, since the effective date of the Reserve Report, the Company has not sold or abandoned any Wells included in the Oil and Gas Properties listed in the Reserve Report.

         3.19. INTELLECTUAL PROPERTY. The Company and the Company Subsidiary either own or have valid licenses or other rights to use all patents, copyrights, trademarks, software, databases, geological data, geophysical data, engineering data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of oil, gas, condensate and other hydrocarbons, with such exceptions as would not result in a Material Adverse Effect on the Company. There are no limitations contained in the agreements of the type described in the immediately preceding sentence which, upon consummation of the transactions contemplated by this Agreement, will alter or impair any such rights, breach any such agreement with any third party vendor, or require payments of additional sums thereunder, except any such limitations that would not have a Material Adverse Effect on the Company.

         3.20. RESERVE REPORT. The Estimates of Oil & Gas Reserves as of December 31, 2001 (in both paper and ARIES database formats, a copy of each of which has been provided to Parent) prepared by the Company and audited by Netherland, Sewell & Associates, Inc. (the "RESERVE REPORT"), list all producing Oil and Gas Properties, and are accurate and complete in all material respects. The Company has good and defensible title to all of the Oil and Gas Properties, free and clear of all Liens, except for Permitted Encumbrances and Title Defects and Liens that would not have a Material Adverse Effect on the Company. The Company enjoys and is in peaceful and undisturbed possession of the Oil and Gas Properties. The estimates of future capital expenditures and other exploration and development costs were prepared in good faith and with a reasonable basis.

         3.21. ADDITIONAL DRILLING OBLIGATIONS. There are no current obligations or assessments of the Company (other than implied obligations under the Leases concerning protection from drainage and further development that is customary in the oil and gas industry) that require the drilling of additional Wells or other material development operations (including re-entry of existing wells) in order to earn or to continue to hold all or any portion of the Oil and Gas Properties, and the Company has never been advised by a lessor of any requirements or demands to drill additional Wells on any of the Land (whether pursuant to any implied covenant to protect from drainage, further development, or otherwise), which requirements or demands have not been resolved.

         3.22. WELLS . To the Knowledge of the Company, all Wells have been located, drilled and completed on the Land in substantial accordance with all Laws applicable thereto. To the Knowledge of the Company, there are no Permits required to be obtained by the Company to discharge, dispose of or transport water, whether or not across lease lines, with respect to the operation of its Wells, other than Well Permits obtained by the Company from the jurisdictions where the Well is located or the United States Environmental Protection Agency in connection with the normal drilling and operation of each Well.

         3.23. FACILITIES. To the Knowledge of the Company, (i) the Facilities owned by the Company which are material to the operation of the Company are in good working order, are in a state of good repair subject to ordinary wear and tear, and are suitable for the purposes for which such Facilities are being used, and (ii) the Company has all material easements, rights of way, licenses and Consents from appropriate property owners and all licenses and Consents from appropriate Governmental Entities necessary to access, construct, operate, maintain and repair the Facilities owned by the Company in material compliance with all applicable Laws. Except for gathering systems for the Company production associated with the Leases, the Company does not own any downstream transportation or gas processing facilities.

         3.24. WELLS TO BE PLUGGED AND ABANDONED. As to Wells operated by the Company, and to the Knowledge of the Company, as to Wells operated by third parties, there are no Wells that: (i) the Company is currently obligated by Law or contract to plug and abandon; (ii) are subject to exceptions to a requirement to plug and abandon issued by a Government Entity; or (iii) have been plugged and abandoned in a manner that does not comply in all material respects with applicable Law.

         3.25. ASSET VALUE. The aggregate fair market value (without netting liabilities) of the reserves of oil, natural gas, shale or tar sands (or the rights thereto) and associated exploration or production assets, held by the Company in the aggregate is less than $500 million and the aggregate fair market value (without netting liabilities) of all other assets held by Company is less than $50 million. For these purposes associated exploration or production assets has the meaning set out in 16 C.F.R. ss. 802.3 (2001).

         3.26. CONFIDENTIALITY AGREEMENTS. The confidentiality agreements entered into with any other potential purchasers of the Company are in substantially the same form as the Confidentiality Agreement, and all benefits under such agreements shall inure to the Company as of the Effective Time.

         3.27. INSURANCE. The Company and the Company Subsidiary maintain, and there are currently in full force and effect, policies of insurance with respect to their respective assets and operations against casualties and contingencies of such types and such amounts as is customary for corporations of similar size engaged in similar lines of business.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

         Parent and Sub represent and warrant to the Company as set forth below as of the date of this Agreement and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date):

         4.1. ORGANIZATION. Each of Parent and Sub is validly existing and in good standing under the laws of the jurisdiction of its organization and has requisite power and authority to carry on its business as now being conducted, except where the failure to be so existing and in good standing or to have such power and authority would not have a Material Adverse Effect on Parent. Each of Parent and Sub is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on Parent or prevent or materially delay the consummation of the Merger. Parent has delivered to the Company complete and correct copies of its certificate of formation and limited liability company agreement, and Sub has delivered to the Company complete and correct copies of its certificate of incorporation and bylaws. Sub is a wholly-owned subsidiary of Parent.

         4.2. AUTHORITY. Parent has requisite limited liability company power and authority, and Sub has requisite corporate power and authority, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Sub and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Parent and Sub. This Agreement has been duly executed and delivered by each of Parent and Sub and (assuming the valid authorization, execution and delivery of this Agreement by the Company) constitutes the valid and binding obligation of each of Parent and Sub enforceable against each of them in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

         4.3. CONSENTS AND APPROVALS; NO VIOLATIONS.

         (a) The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Sub under, (i) the certificate of formation or limited liability company agreement of Parent or the certificate of incorporation or bylaws of Sub, (ii) any loan or credit agreement, mortgage, indenture, lease, license, contract or other agreement to which Parent or Sub is a party or by which any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 4.3(b), any judgment, order, injunction, decree, statute, law, ordinance, rule or regulation applicable to Parent or Sub or their respective properties or assets, other than, in the case of clauses (ii) and
(iii), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have a Material Adverse Effect on Parent, (y) materially impair Parent's or Sub's ability to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the Merger.

         (b) No Consent by a Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent or Sub or the consummation by Parent or Sub of the transactions contemplated by this Agreement, except for (i) the filing with the SEC of such reports, schedules, forms and statements under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) such filings as may be required under state securities or "blue sky" laws, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, and (iv) such other Consents and filings the failure of which to be made or obtained individually or in the aggregate would not (x) have a Material Adverse Effect on Parent, (y) impair Parent's or Sub's ability to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of the Merger.

         4.4. FINANCIAL STATEMENTS. Parent has delivered to the Company accurate and complete copies of its unaudited statements for the period ended April 23, 2002 ("PARENT FINANCIAL STATEMENTS"). The Parent Financial Statements were prepared in accordance with GAAP and fairly present the consolidated financial position of Parent and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

         4.5. ABSENCE OF CERTAIN CHANGES. Since April 23, 2002, Parent and its subsidiaries have conducted their respective businesses in all material respects only in the ordinary course consistent with past practice, and there has not been (i) any changes, circumstances or events which have, had or would reasonably be expected to have, a Material Adverse Effect on the Parent or its subsidiaries, (ii) except for ordinary quarterly distributions paid or payable to members of Parent, any declaration, setting aside or payment of any distribution with respect to its membership interests or any redemption, purchase or other acquisition of any of its membership interests, (iii) any split, combination or reclassification of any of its membership interests or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for its membership interests, or (iv) any change in accounting methods, principles or practices by Parent, except insofar as may have been required by a change in GAAP.

         4.6. INFORMATION SUPPLIED. None of the information supplied or to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement will at the respective times they are filed with the SEC or first published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Sub in connection with any of the foregoing with respect to statements made or incorporated by reference therein based on information supplied by the Company or any of its representatives specifically for inclusion or incorporation by reference therein.

         4.7. COMPLIANCE WITH LAWS. Parent and its subsidiaries are in compliance in all material respects with all applicable Laws, except for any non-compliance that would not have a Material Adverse Effect on Parent, and neither Parent nor any of its subsidiaries has received any notice from any Governmental Entity or any other Person that either Parent or any of its subsidiaries is in violation of, or has violated, any applicable Laws, except for violations that would not have a Material Adverse Effect on Parent. Each of Parent and its subsidiaries has in effect all Federal, state, local and foreign governmental Permits necessary for it to own, lease or operate properties and assets and to carry on its business as now conducted, and there has occurred no default under any such Permit, except for the absence of Permits and for defaults under Permits, which absence or defaults would not have a Material Adverse Effect on Parent.

         4.8. LIABILITIES. Neither Parent nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) whether or not any such liability or obligation would have been required by GAAP to be set forth on a consolidated balance sheet of Parent and its subsidiaries or in the notes thereto, other than (i) liabilities and obligations set forth on the Parent Financial Statements, (ii) liabilities or obligations under this Agreement or incurred in connection with the transactions contemplated hereby, (iii) liabilities and obligations incurred since December 31, 2001 in the ordinary course of business (none of which is a material liability for breach of contract, breach of warranty, tort or infringement) or
(iv) liabilities which would not reasonably be expected to have a Material Adverse Effect on Parent.

         4.9. INTERIM OPERATIONS OF SUB. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

         4.10. LITIGATION. There is no suit, action, proceeding or investigation pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that would (i) have a Material Adverse Effect on Parent, (ii) materially impair the ability of Parent or Sub to perform their respective obligations under this Agreement, or (iii) prevent or materially delay the Merger; nor is there any outstanding judgment, order, writ, injunction or decree of any Governmental Entity or arbitrator outstanding against Parent or Sub that would have such effect.

         4.11. BROKERS. No broker, investment banker, financial advisor or other Person, other than Simmons & Company International, the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

         4.12. AVAILABILITY OF FUNDS.

         (a) Parent has received and executed a commitment letter, dated the date of this Agreement, from EnCap Energy Capital Fund IV, L.P., EnCap Energy Acquisition IV-B, Inc. and Bank of Texas, N.A. (collectively, the "COMMITMENT LETTERS"), pursuant to which each of the foregoing have separately committed, subject to the terms and conditions set forth therein, to provide financing for the transactions contemplated hereby (the "FINANCING"). Correct and complete copies of the Commitment Letters are attached hereto as Exhibit B. Parent has fully paid any and all commitment fees or other fees required by the Commitment Letters to be paid as of the date hereof (and will duly pay any such fees after the date hereof). The Commitment Letters are valid and in full force and effect, have not been amended, modified or revoked, and no event has occurred which (with or without notice, lapse of time or both) would constitute a default thereunder on the part of Parent or Sub.

         (b) Each of the Commitment Letters has been obtained, subject to the terms and conditions thereof, to pay in part the aggregate Merger Consideration, to pay all related fees and expenses, and to provide additional financing for future working capital and general corporate needs of the Parent and its Subsidiaries. The obligations to fund under the Commitment Letters are not subject to any conditions, other than as set forth in the Commitment Letter. It is the good faith belief of Parent and Sub, that the Financing will be obtained. Each of Parent and Sub will use its reasonable best efforts to cause the Financing to be completed.

         (c) The Financing, together with the other funds available to Parent, will provide sufficient funds to consummate the Merger and the other transactions contemplated hereby. Immediately after the consummation of the Merger, the Surviving Corporation (i) will not be insolvent, (ii) will not be left with unreasonably small capital, and (iii) will not have debts beyond its ability to pay such debts as they mature.

         4.13. OWNERSHIP OF SHARES. Neither Parent nor Sub nor Guarantor beneficially owns any Company Common Stock.

         4.14. FAIR MARKET VALUE DETERMINATION. Parent has determined, in accordance with 16 C.F.R. ss. 801.10 (2001), that the aggregate fair market value (without netting liabilities) of the reserves of oil, natural gas, shale or tar sands (or the rights thereto) and associated exploration or production assets to be held as a result of the Merger is less than $500 million and that the aggregate fair market value (without netting liabilities) of all other assets to be held as a result of the Merger is less than $50 million. For these purposes "associated exploration or production assets" has the meaning set out in 16 C.F.R. ss. 802.3 (2001).

                                   ARTICLE V

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         5.1. CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, the Company shall, and shall cause the Company Subsidiary to, in all material respects, carry on its business in the ordinary course in a manner consistent with operations during the prior twelve month period and in compliance with applicable Laws. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement or as disclosed in the Company Disclosure Letter, during such period, the Company shall not, and shall not permit the Company Subsidiary to, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

         (a) split, combine, subdivide or reclassify any Shares or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any Shares or otherwise make any payments to stockholders in their capacity as such, other than dividends by the Company Subsidiary to the Company;

         (b) authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (i) any additional shares of capital stock of any class (including the Shares), or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or (ii) any other securities in respect of, in lieu of, or in substitution for, Shares outstanding on the date hereof;

         (c) adopt any amendments to its certificate of incorporation or by-laws or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of the Company or the Company Subsidiary;

         (d) acquire, or agree to acquire, in a single transaction or series of related transactions, any business or assets having a value in excess of $50,000 individually or $100,000 in the aggregate, other than transactions that are in the ordinary course of business or as permitted under Section 5.1(e);

         (e) make or agree to make any capital expenditure, other than expenditures within the Company's 2002 Capital Expenditure Budget;

         (f) sell, lease, license, farmout, subject to Lien or otherwise dispose of any of its Material Oil and Gas Properties (other than Hydrocarbons in the ordinary course of business);

         (g) enter into any material joint venture agreement, partnership agreement or similar agreement not in conjunction with acquisitions or capital expenditures contemplated in this Section 5.1 or the Company Disclosure Letter;

         (h) except as may be required as a result of a change in law or GAAP, make any material change in its method of accounting;

         (i) make any material Tax election (unless required by law), enter into any settlement or compromise of any material Tax liability or amend any Tax Return;

         (j) (i) incur any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or the Company Subsidiary, guarantee any debt securities of another Person, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, except pursuant to an agreement existing on the date hereof and which is referenced in the Company Disclosure Letter;

         (k) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or the Company Subsidiary (other than the Merger); or redeem, purchase or otherwise acquire any of its outstanding Shares;

         (l) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice in accordance with their terms, or liabilities reflected or reserved against in, or contemplated by, the Company SEC Documents or incurred since December 31, 2001 in the ordinary course of business consistent with past practice, or waive any benefits of, or agree to modify in any respect, any confidentiality, standstill or similar agreements to which the Company, or the Company Subsidiary, is a party;

         (m) modify or amend in any material respect or terminate any Company Contract (including any Hedges) or Material Oil and Gas Contract to which the Company or the Company Subsidiary is a party, or waive, release or assign any rights or claims thereunder;

         (n) except as required to comply with applicable law, (i) adopt, enter into, terminate or amend any Benefit Plans, (ii) increase in any manner the compensation or fringe benefits of any director, officer, employee or consultant (except for normal increases or bonuses to non-officers and non-directors in the ordinary course of business consistent with past practice), (iii) pay any benefit not provided for under any Benefit Plan, (iv) grant any equity-based awards under any Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Benefit Plans or agreement or awards made thereunder), (v) other than in the ordinary course of business consistent with past practice, take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Benefit Plan or (vi) alter the composition of the Board of Directors or change the title of, hire, terminate the employment of, modify the job description or duties of, or waive any material right under any employment or consulting agreement with, any senior management, consultant or employee whose annual compensation rate exceeds $60,000 other than in the ordinary course of business and consistent with past practice);

         (o) allow any insurance policy naming the Company or the Company Subsidiary as beneficiary or loss payee to be cancelled or terminated, other than in the ordinary course, or cause or permit the decrease in any current policy coverage limits;

         (p) settle or compromise any pending or threatened litigation involving the Company or the Company Subsidiary;

         (q) enter into any contract, agreement, arrangement or understanding that materially limits or otherwise materially restricts the Company or the Company Subsidiary or any successor thereto, or that would, after the Effective Time, limit or restrict the Surviving Corporation or any successor thereto, from engaging in or competing in any line of business or in any geographic area (except for confidentiality agreements relating to specific prospects); or

         (r) enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

         5.2. NO SOLICITATION; ACQUISITION PROPOSALS.

         (a) From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement, (i) the Company shall, and shall use its reasonable best efforts to cause its Representatives to, (X) immediately cease and terminate any existing solicitation, discussion or negotiation with any Third Party with respect to any Acquisition Proposal and (Y) use its best efforts to recover or cause to be destroyed all nonpublic information concerning the Company in the possession of such Persons and their Representatives and advisors, and (ii) the Company shall not, nor shall it permit the Company Subsidiary to, nor shall it authorize or permit its Representatives to, directly or indirectly, (A) solicit or initiate the submission of any Acquisition Proposal; (B) enter into any agreement requiring the Company to abandon or terminate its participation in the Merger;
(C) participate in any discussions or negotiations regarding, or furnish any nonpublic information relating to the Company to any Third Party with respect to, or take any other action knowingly to facilitate the making of any proposal that constitutes or would reasonably be expected to lead to any Acquisition Proposal; (D) grant any waiver or release under any standstill or similar agreement with respect to any class of the Company's equity securities; or (E) enter into any letter of intent, agreement or similar document relating to any Acquisition Proposal, other than in the manner contemplated by Section 5.3.

         (b) Notwithstanding the restrictions set forth in Section 5.2(a), if at any time prior to consummation of the Merger, (i) the Company receives an Acquisition Proposal, and (ii) the Board of Directors of the Company concludes in good faith (after consultation with an investment bank of nationally recognized reputation) that such Acquisition Proposal may reasonably be expected to lead to a Superior Proposal, the Company may, subject to its giving Parent 24 hours prior written notice of the terms and conditions of such Acquisition Proposal to the extent known and of the Company's intention to furnish information to, or enter into discussions or negotiations with, a Third Party,
(x) furnish information to any Third Party pursuant to a confidentiality agreement containing terms not materially less restrictive than the terms of the Confidentiality Agreement, dated September 24, 2001, between the Company and Parent (including the standstill provisions), as the same may be amended, supplemented or modified (the "CONFIDENTIALITY AGREEMENT") and (y) participate in discussions or negotiations regarding such proposal or take any of the actions described in Section 5.2(a).

         (c) Nothing contained in this Section 5.2 shall prohibit or restrict the Board of Directors of the Company from taking any action necessary to fulfill its fiduciary duties to the Company's stockholders under applicable law in connection with an Acquisition Proposal, so long as the Board of Directors
(i) receives the advice of outside counsel to the Company that is reasonably competent to render such advice to the effect that taking such action is required to satisfy the fiduciary duties of the Board of Directors under applicable law and (ii) determines in good faith that taking such action is required to satisfy the fiduciary duties of the Board of Directors under applicable law; provided that the Company shall have otherwise complied in all respects with Sections 5.2 and 5.3.

         (d) For purposes of this Agreement,

         "ACQUISITION PROPOSAL" means any inquiry, offer, proposal or indication of interest by a Third Party which relates to a transaction or series of transactions (including any merger, consolidation, recapitalization, liquidation or other direct or indirect business combination) involving the Company or any Subsidiary of the Company or the purchase or acquisition of fifteen percent (15%) or more of the outstanding Shares or any tender or exchange offer that if consummated would result in any Person, together with all affiliates thereof, Beneficially

Owning fifteen percent (15%) or more of the outstanding Shares, or the acquisition, purchase or other disposition of fifteen percent (15%) or more of the assets of the Company or any Subsidiary of the Company immediately prior to such transaction; and

         "SUPERIOR PROPOSAL" means any bona fide written Acquisition Proposal (provided that for the purposes of this definition, the applicable percentages in the definition of Acquisition Proposal shall be fifty percent (50%) as opposed to fifteen percent (15%), which the Board of Directors of the Company determines in good faith, after consultation with an investment banker of nationally recognized reputation and outside legal counsel, taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the Third Party making the proposal (i) would, if consummated, result in a transaction that is more favorable to the Company's stockholders, other than Parent and Sub (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement and (ii) is reasonably capable of being consummated.

         5.3. MODIFICATIONS TO RECOMMENDATIONS; SUBSEQUENT DETERMINATION. Except as permitted by the second sentence of this Section 5.3, neither the Board of Directors of the Company nor any committee thereof shall (a) withdraw or modify, or publicly propose to withdraw or modify, in a manner adverse to Parent, the Recommendations, or make any public statement, filing or release inconsistent with the Recommendations, (b) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal or (c) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement related to any Acquisition Proposal (each such determination, a "SUBSEQUENT DETERMINATION"). The Board of Directors of the Company may make a Subsequent Determination, if the Board of Directors shall have determined (x) to approve or recommend an Acquisition Proposal after concluding that the Acquisition Proposal constitutes a Superior Proposal and (y) to enter into a binding agreement concerning the Acquisition Proposal; provided, however, that the Company shall have provided to Parent at least three (3) Business Days' prior written notice that its Board of Directors intends to make a Subsequent Determination (a "SUBSEQUENT DETERMINATION NOTICE"), which Subsequent Determination Notice shall specify the material terms and conditions of the Acquisition Proposal and identify the person making the Acquisition Proposal. Parent may make, within three (3) Business Days of receiving the notice, an offer such that a majority of the Company's Board of Directors determines that
(x) the foregoing Acquisition Proposal no longer constitutes a Superior Proposal or (y) its fiduciary duties no longer require it to make a Subsequent Determination.

         5.4. HEDGE. The Company agrees to consider a proposal by Parent for entering into a Hedge of certain of the Company's oil and gas production on terms and conditions acceptable to the Company in its sole discretion; provided, however, that the Company shall be under no obligation to enter into a Hedge; and provided, further, that failure to enter into a Hedge shall not constitute a breach of this Agreement or constitute a basis for termination of this Agreement.

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

         6.1. EMPLOYEE BENEFITS.

         (a) Parent shall take all necessary action so that each employee of the Company immediately prior to the consummation of the Merger (including each such Person who is on vacation, temporary layoff, approved leave of absence, sick leave or short- or long-term disability) (a "RETAINED EMPLOYEE") shall remain an employee of Parent, the Company or the Surviving Corporation or a subsidiary of Parent, as the case may be, immediately following the consummation of the Merger. Parent shall take all necessary action so that each Retained Employee shall after the consummation of the Merger continue to be credited with the unused vacation and sick leave credited to such employee under the applicable vacation and sick leave policies of the Company, and Parent shall permit or cause the Company, the Surviving Corporation and their Subsidiaries to permit such employees to use such vacation and sick leave. Parent shall take all necessary action so that, for purposes of eligibility and vesting service under each employee benefit plan and determination of benefits under each paid time off, vacation, severance, short-term disability and service award plans maintained by Parent or any of its subsidiaries in which Retained Employees or former employees of the Company become eligible to participate upon or after the consummation of the Merger, each such Person shall be given credit for all service with the Company and the Company Subsidiary to the same extent as if rendered to Parent or its subsidiaries. The preceding sentence shall not preclude Parent or the Surviving Corporation or its subsidiaries at any time following the Effective Time from terminating the employment of any Company employee.

         (b) Except as otherwise provided in this Section 6.1, nothing in this Agreement shall be interpreted as limiting the power of the Surviving Corporation to amend or terminate any particular Benefit Plan or any other particular employee benefit plan, program, agreement or policy or as requiring the Surviving Corporation to offer to continue (other than as required by its terms) any written employment contract, subject to the terms and conditions of the applicable plan, program, agreement or policies.

         (c) Parent shall honor or cause to be honored by the Company, the Surviving Corporation and their subsidiaries all employment agreements, bonus agreements, severance agreements, indemnification agreements and severance plans with the Persons who are directors, officers and employees of the Company or the Company Subsidiary (it being understood that nothing herein shall be deemed to mean that the Company, the Surviving Corporation and their subsidiaries shall not be required to honor any of their obligations under any such agreement).

         (d) Parent shall, or shall cause the Company and the Surviving Corporation to, (i) waive all preexisting condition limitations and waiting periods with respect to participation and coverage requirements applicable to the Retained Employees and former employees of the Company and the Company Subsidiary under any health or disability plan in which such employees and former employees may be eligible to participate, other than limitations or waiting periods that are in effect with respect to such employees and that have not been satisfied under the corresponding welfare or fringe benefit plan maintained by the Company for the Retained

Employees and former employees prior to the consummation of the Merger, and (ii) provide each Retained Employee and former employee with credit under any welfare plans in which such employee or former employee becomes eligible to participate for any co-payments and deductibles paid by such Retained Employee or former employee for the then current plan year under the corresponding welfare plans maintained by the Company prior to the consummation of the Merger.

         (e) Notwithstanding subsections (a), (b), (c) and (d) of this Section 6.1, nothing contained in this Section 6.1 shall confer upon any former, present or future employee of the Company, or any other Person not a party to this Agreement, any rights or remedies.

         6.2. STOCKHOLDER APPROVAL.

         (a) The Company shall cause a meeting of its stockholders (the "COMPANY STOCKHOLDERS MEETING") to be duly called and held as soon as reasonably practicable following the date upon which all other conditions to the closing of the Merger are expected to be satisfied for the purpose of considering and taking action upon this Agreement and the Merger and (with the consent of Parent) such other matters as may in the reasonable judgment of the Company be appropriate for consideration at the Company Stockholders Meeting. Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders Meeting (other than for the absence of a quorum) without the consent of Parent. Unless otherwise required by its fiduciary duties under applicable law, the Board of Directors of the Company shall include the Recommendations in the Proxy Statement. The Company shall use commercially reasonable efforts to solicit from stockholders of the Company proxies for use at the Company Stockholders Meeting and in favor of this Agreement and the Merger and shall take all other actions reasonably necessary to secure the vote or consent of stockholders required by the DGCL to effect the Merger.

         (b) The Company shall not file the Proxy Statement without consultation with Parent and its counsel. The Company shall notify Parent promptly of the receipt of any comments on, or any requests for amendments or supplements to, the Proxy Statement by the SEC, and the Company shall supply Parent with copies of all correspondence between it and its representatives, on the one hand, and the SEC or members of its staff, on the other, with respect to the Proxy Statement. The Company, Parent, and Sub shall each use its reasonable best efforts to obtain and furnish the information required to be included in the Proxy Statement, and the Company, after consultation with Parent, shall use its reasonable best efforts to respond promptly to any comments made by the SEC with respect to the Proxy Statement. The Company, Parent, and Sub each agrees promptly to correct any information provided by it for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Proxy Statement as so corrected to be filed with the SEC and to be disseminated to holders of shares of Company Stock, in each case as and to the extent required by applicable federal securities laws.

         6.3. ACCESS TO INFORMATION. Upon reasonable notice and subject to the terms of the Confidentiality Agreement, each of Company and Parent shall, and shall cause each of its respective subsidiaries to, afford to the other party, and its respective Representatives, all reasonable access, during normal business hours during the period prior to the Effective Time, to all their respective properties, books, contracts, commitments, records and Representatives. During such period, each of Company and Parent shall (and shall cause each of its respective subsidiaries to) make available to the other party
(a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the Federal or state securities laws or the Federal tax laws and (b) all other information concerning its business, properties and personnel as the other party may reasonably request. All information exchanged pursuant to this Section 6.3 shall be subject to the Confidentiality Agreement. In the event of a termination of this Agreement for any reason, each party shall promptly return or destroy, or cause to be returned or destroyed, all nonpublic information so obtained from the other party or any of its Subsidiaries.

         6.4. MARCH 2002 FORM 10-Q. The Company shall deliver to Parent a copy of its March 2002 Form 10-Q promptly following the date on which the Company files such report with the SEC. The financial statements of the Company (including the related notes thereto) included in the Form 10-Q will comply in form and substance as of their respective dates in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except in the case of the unaudited statements, as permitted by Form 10-Q under the Exchange Act) applied on a basis consistent with prior periods (except as may be indicated therein or in the notes thereto) and fairly present, in conformity with GAAP, in all material respects the consolidated financial position of the Company and the Company Subsidiary as at the date thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein.

         6.5. TITLE DEFECTS. At any time on or before 5:00 P.M. (Dallas time) on June 20, 2002 (the "NOTICE DEADLINE"), Parent may give the Company notice (a "TITLE DEFECT NOTICE") of any Title Defect on the Material Oil and Gas Properties. Such Title Defect Notice shall be in writing and shall include:

         (a) a description of each Material Oil and Gas Property affected by the Title Defect (a "DEFECTIVE INTEREST");

         (b) a statement of the nature of the Title Defect, a statement of the basis for treating such Oil and Gas Property as a Defective Interest and copies of supporting documents reasonably necessary for the Company to verify the existence of the asserted Title Defect;

         (c) the Allocated Value of the affected Oil and Gas Property; and

         (d) Parent's good faith estimate of the amount by which the Allocated Value of a Defective Interest has been reduced by the Title Defect (the "DEFECT VALUE").

         The "ALLOCATED VALUE" of each Material Oil and Gas Property shall be as set forth in Exhibit A attached hereto. In determining which portion of Material Oil and Gas Property is a Defective Interest, the Defect Value may not exceed the Allocated Value and shall be determined by Parent in good faith taking into account all relevant factors, including the following:

                    (i) The potential for or actual reduction in the NRI of the
               Defective Interest, or the potential for or actual increase in the WI to the extent such increase is not accompanied by a corresponding increase in NRI;

                    (ii) The legal effect of the Title Defect and whether
               applicable limitations periods regarding such Title Defect have run; and

                    (iii) If the Title Defect is a Lien (other than a Permitted
               Encumbrance), the cost of removing such Lien.

         6.6. ENVIRONMENTAL DEFECTS. Prior to the Notice Deadline, Parent may give the Company notice (an "ENVIRONMENTAL DEFECT NOTICE") of any violation of Environmental Laws (an "ENVIRONMENTAL DEFECT") related to the Oil and Gas Properties. Such Environmental Defect Notice shall be in writing and shall include:

         (a) a description of each Oil and Gas Property affected by the Environmental Defect (an "ENVIRONMENTAL DEFECTIVE INTEREST");

         (b) a statement of the nature of the Environmental Defect, a statement of the basis for treating such Oil and Gas Property as an Environmental Defective Interest and copies of supporting documents reasonably necessary for the Company to verify the existence of the asserted Environmental Defect;

         (c) a description in reasonable detail of Parent's good faith estimate of the investigation, removal, remediation or other action required to remedy the Environmental Defect (the "CLEANUP") and a calculation of the amount necessary to carry out the Cleanup, itemized in reasonable detail; and

         (d) if applicable, a statement of the amount of losses or liabilities likely to be incurred by the Company on account of the Environmental Defect, including the likely expense of defense in connection with any probable Third Party action. The aggregate of claimed amounts in Section 6.6(c) and (d) is herein called the "ENVIRONMENTAL DEFECT VALUE." The Environmental Defect Value shall be the Lowest Cost Response applicable to such Environmental Defect and shall not include any internal costs of Parent, Guarantor or the Company associated with the Cleanup.

         6.7. MATERIAL OIL AND GAS CONTRACT DEFECTS. Prior to the Notice Deadline, Parent may give the Company notice (a "MATERIAL OIL AND GAS CONTRACT DEFECT NOTICE") of any condition that constitutes a breach of the Company's representations and warranties set forth in Section 3.17 (a "MATERIAL OIL AND GAS CONTRACT Defect") related to the Material Oil and Gas Contracts. Such Material Oil & Gas Contract Defect Notice shall be in writing and shall include:

         (a) a description of each Oil and Gas Property affected by the Material Oil and Gas Contract Defect (an "MATERIAL CONTRACT DEFECTIVE INTEREST");

         (b) the nature of the Material Oil and Gas Contract Defect and the basis for treating such contract as a Material Oil and Gas Contract Defective Interest and copies of supporting documents reasonably necessary for the Company to verify the existence of the asserted Material Contract Defective Interest;

         (c) a description in reasonable detail of Parent's good faith estimate of the action required to remedy the Material Oil and Gas Contract Defect (the "MATERIAL OIL AND GAS CONTRACT CURE"), including a calculation of the amount necessary to effect the carry out the Material Oil and Gas Contract Cure; and

         (d) if applicable, a statement of the amount of losses or liabilities likely to be incurred by the Company on account of the Material Oil and Gas Contract Defect, including the likely expense of defense in connection with any probable Third Party action. The aggregate of claimed amounts in Section 6.7(c) and (d) is herein called the "MATERIAL OIL AND GAS CONTRACT DEFECT VALUE."

         6.8. TERMINATION FEE .

         (a) The Company agrees to pay Parent a termination fee (a "TERMINATION FEE") equal to One Million Five Hundred Thousand Dollars ($1,500,000), if Parent terminates this Agreement pursuant to Section 8.1(c) or if the Company terminates this Agreement pursuant to Section 8.1(d). Upon termination pursuant to Section 8.1(c) and 8.1(d), all fees due hereunder shall be payable in full by wire transfer of same day funds on the date termination becomes effective.

         (b) Parent and the Company agree that the agreements contained in this
Section 6.8 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty and shall be in lieu of any other damages arising out of this Agreement for the termination of this Agreement pursuant to Section 8.1(c) or 8.1(d).

         (c) Except as set forth in this Section 6.8, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring expenses, whether or not the Merger is consummated.

         6.9. PUBLIC ANNOUNCEMENTS. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to Parent and the Company. Thereafter, so long as this Agreement is in effect, neither the Company, Parent nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without prior consultation with the other party and without using reasonable efforts to agree upon the text of any press release, except as may be required by law, the rules and regulations of any national securities exchange or over the counter market or by obligations pursuant to any listing agreement or other requirement of a national market system.

         6.10. TRANSFER TAXES. The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated by this Agreement (together with any related interest, penalties or additions to tax, "TRANSFER TAXES"). Transfer Taxes shall not be a liability of any holder of Company Common Stock.

         6.11. STATE TAKEOVER LAWS. If any "fair price" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, Parent and its Board of Managers and the Company and its Board of Directors shall use best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

         6.12. INDEMNIFICATION; DIRECTORS AND OFFICERS INSURANCE.

         (a) Parent shall, or shall cause the Surviving Corporation to, honor for a period of not less than six (6) years from the Effective Time (or, in the case of matters that have not been resolved prior to the sixth anniversary of the Effective Time, until such matters are finally resolved), all rights to indemnification or exculpation, existing in favor of a director, officer, employee or agent (an "INDEMNIFIED PERSON") of the Company or the Company Subsidiary (including rights relating to advancement of expenses and indemnification rights to which such Persons are entitled because they are serving as a director, officer, agent or employee of another entity at the request of the Company), as provided in the certificate of incorporation of the Company, the bylaws of the Company, or any agreement with any of the foregoing, in each case, as in effect on the date of this Agreement, and relating to actions or events through the Effective Time.

         (b) The indemnification provided for in Section 6.12(a) shall be subject to the following:

                    (i) Any determination required to be made as to whether an
               Indemnified Person's conduct complies with the standards set forth under the DGCL, the certificate of incorporation, the bylaws or other agreement, as the case may be, shall be made by independent legal counsel which is selected by such Indemnified Person reasonably acceptable to Parent, and paid by Parent or Surviving Corporation;

                    (ii) Nothing in this Section 6.12 shall impair any other
               legal or contractual rights of any Indemnified Person;

                    (iii) The Indemnified Person must notify the Surviving
               Corporation of a claim against an Indemnified Person (a "CLAIM") within 30 days of the date on which the Indemnified Person becomes aware of the Claim (failure to provide the notification provided for in this subsection (iii) shall constitute a unconditional bar to indemnification if the Surviving Corporation is materially prejudiced by such failure);

                    (iv) The Surviving Corporation shall have the right to
               control the defense of such Claim with counsel selected by the Surviving Corporation, and reasonably acceptable to the Indemnified Person;

                    (v) The Indemnified Person shall be permitted to participate in the defense of such Claim through counsel reasonably acceptable to the Surviving Corporation selected by the Indemnified Person, at the Surviving Corporation's expense; and

                    (vi) If any Indemnified Person becomes involved in any
               actual or threatened action, suit, claim, proceeding or investigation after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, promptly advance to such Indemnified Person his or her legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to an undertaking by such Indemnified Person to reimburse all amounts so advanced in the event of a non-appealable determination of a court of competent jurisdiction that such Indemnified Person is not entitled thereto.

         (c) The Company shall obtain and pay for in full a "tail" coverage directors' and officers' liability insurance policy ("D&O INSURANCE") covering a period of not less than six (6) years after the Effective Time providing coverage in amounts and on terms consistent with the Company's existing D&O Insurance. In the event the Company is unable to obtain such insurance, Parent shall cause the Surviving Corporation to maintain the Company's D&O Insurance for a period of not less than six (6) years after the Effective Time; provided, that the Surviving Corporation may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers; provided further that if the existing D&O Insurance expires or is cancelled during such period, Parent or the Surviving Corporation shall use its best efforts to obtain substantially similar D&O Insurance; and provided further that neither Parent nor the Surviving Corporation shall be required to expend, in order to maintain or procure an annual D&O Insurance policy, in lieu of a tail policy, an amount per year in excess of $110,000, but in such case shall purchase as much coverage as possible for such amount.

         (d) The provisions of this Section 6.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of Parent, the Company and the Surviving Corporation.

         (e) The Company agrees to consider a proposal by Parent for an alternative to funding a cash escrow under the Company's indemnification agreements with its directors on terms and conditions acceptable to the Company in its sole discretion; provided, however, that the Company shall be under no obligation to enter into any alternative to the cash escrow; and provided, further, that failure to enter into an alternative to the cash escrow shall not constitute a breach of this Agreement or constitute a basis for termination of this Agreement.

         6.13. REASONABLE BEST EFFORTS. Subject to the terms and conditions herein provided, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, and the other transactions contemplated by this Agreement, including (i) promptly effecting all necessary registrations, submissions and filings, which may be necessary or required in connection with the consummation of the transactions contemplated by this Agreement, (ii) defending any lawsuit or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, (iii) preparing and filing the

Proxy Statement, and (iv) taking all other actions and doing all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by, and to fully carry out the purposes of, this Agreement, in each case subject to the Company Board of Director's fiduciary duties under applicable law and the requisite vote of the stockholders of the Company.

                                  ARTICLE VII

                              CONDITIONS PRECEDENT

         7.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

         (a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

         (b) No Injunction or Restraint. There shall not be in effect any temporary restraining order, decree, ruling or injunction or other order of a court or other Governmental Entity of competent jurisdiction directing that the transactions contemplated herein not be consummated, or making such consummation unlawful, or otherwise materially limiting or restricting ownership or operation of the business of the Surviving Corporation; provided, however, that each of the parties shall have used their reasonable best efforts to prevent the entry of any such temporary restraining order, injunction or other order.

                                  ARTICLE VIII

                            TERMINATION AND AMENDMENT

         8.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of the Company or Sub:

         (a) by mutual written consent of Parent, Sub and the Company;

         (b) by either of Parent, Sub or the Company, if:

                    (i) the Merger shall not have been consummated on or before
               October 31, 2002 (the "OUTSIDE DATE"), unless the failure to consummate the Merger is the result of a breach of this Agreement by the party seeking to terminate this Agreement (provided, however, that if any matter or matters have been submitted to arbitration in accordance with Section 9.5, the Outside Date shall mean the date that is October 31, 2002 plus the aggregate number of days that any such matter or matters have been in arbitration); or

                    (ii) if there shall be any law or regulation that makes
               consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Parent, Sub or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable.

         (c) by Parent, if the Company gives a Subsequent Determination Notice that is not withdrawn prior to the third Business Day following delivery thereof;

         (d) by the Company, if the Company makes a Subsequent Determination and has paid the Termination Fee;

         (e) by the Company (i) if Sub or Parent shall have breached in any material respect any of their respective covenants, obligations or other agreements under this Agreement, or (ii) if the representations and warranties of Parent and Sub set forth in this Agreement that are qualified as to materiality shall not be true and correct as of the date of this Agreement and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), or any of the representations and warranties set forth in this Agreement that are not so qualified by materiality shall not be true and correct in any material respect as of the date of this Agreement and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date); provided that this right of termination shall not be deemed to exist unless any such breaches of representation or warranty (without regard to any "Materiality" or "Material Adverse Effect" or similar qualifier or threshold), individually or in the aggregate, has had a Material Adverse Effect on the Parent; provided further that the breach of the covenant, obligation, agreement, representation or warranty is incapable of being or has not been cured by Parent or Sub on or prior to the date which is fifteen (15) Business Days immediately following written notice by the Company to Parent of such breach or failure to perform;

         (f) by Parent (i) if the Company shall have breached in any material respect any of its covenants, obligations or other agreements under this Agreement, or (ii) if the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall not be true and correct as of the date of this Agreement and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such date), or any of the representations and warranties set forth in this Agreement that are not so qualified by materiality shall not be true and correct in any material respect as of the date of this Agreement and as of the Effective Time (except to the extent expressly made as of an earlier date); provided that this right of termination shall not be deemed to exist unless any such breaches of representation or warranty (without regard to any "Materiality" or "Material Adverse Effect" or similar qualifier or threshold), individually or in the aggregate, has had a Material Adverse Effect on the Company; provided further that the breach of the covenant, obligation, agreement, representation or warranty is incapable of being or has not been cured by the Company on or prior to the date which is fifteen (15) Business Days immediately following written notice by Parent to the Company of such breach or failure to perform;

         (g) by Parent on or prior to the Notice Deadline, if the aggregate of the (i) Title Defect Values, (ii) Environmental Defect Values, and (iii) Material Oil and Gas Contract Defect Values exceeds Two Million Five Hundred Thousand Dollars ($2,500,000); provided, that the Company does not request arbitration under Section 9.5 of this Agreement within ten (10) Business Days following written notice by Parent to the Company of its intent to terminate pursuant to this Section 8.1(g), accompanied by the appropriate Title Defect Notices, Environmental Defect Notices, and/or Material Oil and Gas Contract Defect Notices.

         The party desiring to terminate this Agreement pursuant to clauses 8.1(b) through 8.1(g) shall give written notice of such termination to the other parties in accordance with Section 9.2.

         8.2. EFFECT OF TERMINATION. In the event of a termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Sub or the Company, except with respect to
Section 3.14, Section 4.11, the last sentence of Section 6.3, this Section 8.2 and Article IX; provided, however, that nothing herein shall relieve any party for liability for any knowing breach hereof.

         8.3. AMENDMENT. Subject to Section 6.2 and Section 6.12, this Agreement may be amended by the parties at any time prior to the Effective Time, but if the Company Stockholder Approval shall have been obtained, thereafter no amendment shall be made which by law requires further approval by the Company's stockholders without obtaining such further approval. This Agreement may not be amended except by a written instrument signed by each of the parties.

         8.4. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Board of Directors or Board of Managers, as the case may be, subject to Section 6.2 and Section 6.12, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   ARTICLE IX

                               GENERAL PROVISIONS

         9.1. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND AGREEMENTS. None of the representations and warranties in this Agreement or in any instrument or document delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

         9.2. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  if to Parent or Sub, to:

                           Plantation Petroleum Holdings, LLC
                           14520 Wunderlich Drive, Suite 200
                           Houston, Texas 77069
                           Attn: Thomas C. Meneley
                           Facsimile: (281) 880-6065

                  with a copy to:

                           Chamberlain, Hrdlicka, White, Williams and Martin 1200 Smith Street, Suite 1400
                           Houston, Texas 77002
                           Attn: Wilburn O. McDonald, Jr.
                           Facsimile: (713) 658-2553

                  if to the Company, to:

                           Maynard Oil Company
                           8080 North Central Expressway
                           Suite 660
                           Dallas, TX  75206
                           Attn:  President
                           Facsimile:  (214) 891-8484

                  with a copy to:

                           McDermott, Will & Emery
                           227 West Monroe Street
                           Chicago, IL  60606
                           Attn:  Robert A. Schreck, Jr.
                           Facsimile:  (312) 984-7700

         9.3. INTERPRETATION; DEFINITIONS. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

         As used in this Agreement, the following terms have the meanings specified or referred to in this Section 9.3 and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented or modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

         "2002 CAPITAL EXPENDITURE BUDGET" shall have the meaning set forth in
Section 3.17(a). "

         ACQUISITION PROPOSAL" shall have the meaning set forth in Section
5.2(d).

         "AFFILIATE" means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term "control" (including the correlative terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

         "AGREEMENT" shall have the meaning set forth in the introductory paragraph hereof.

         "ALLOCATED VALUE" shall have the meaning set forth in Section 6.5.

         "BENEFICIAL OWNER" or "BENEFICIALLY OWNING" shall have the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

         "BENEFIT PLAN" means any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical, employee stock purchase, stock appreciation, restricted stock or other employee benefit plan, agreement or arrangement, in each case that is maintained, sponsored, contributed to or required to be contributed to by the Company or any ERISA Affiliate for the benefit of providing benefits to any current or former employee, officer, director or consultant of the Company or the Company Subsidiary.

         "BUSINESS DAY" means any day, other than a Saturday, Sunday or one on which banks are authorized to close in Dallas, Texas.

         "CERCLIS" shall have the meaning set forth in Section 3.16 (f).

         "CERTIFICATE OF MERGER" shall have the meaning set forth in Section
1.3.

         "CERTIFICATES" shall have the meaning set forth in Section 2.2(b).

         "CLAIM" shall have the meaning set forth in Section 6.12 (b)(iii).

         "CLEANUP" shall have the meaning set forth in Section 6.6(c).

         "CLOSING DATE" shall have the meaning set forth in Section 1.2.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "COMMITMENT LETTER" shall have the meaning set forth in Section 4.12.

         "COMPANY" shall have the meaning set forth in the introductory paragraph of this Agreement.

         "COMPANY COMMON STOCK" shall have the meaning set forth in the second recital provision of this Agreement.

         "COMPANY CONTRACTS" shall have the meaning set forth in Section
3.17(a).

         "COMPANY DISCLOSURE LETTER" shall have the meaning set forth in Section 3.5.

         "COMPANY PREFERRED STOCK" shall have the meaning set forth in Section 3.2.

         "COMPANY SEC DOCUMENTS" shall have the meaning set forth in Section
3.6.

         "COMPANY STOCKHOLDER APPROVAL" shall have the meaning set forth in
Section 3.15.

         "COMPANY STOCKHOLDERS MEETING" shall have the meaning set forth in
Section 6.2.

         "COMPANY SUBSIDIARY" shall have the meaning set forth in Section 3.1.

         "CONFIDENTIALITY AGREEMENT" shall have the meaning set forth in Section 5.2(b).

         "CONSENTS" means with respect to a Governmental Entity or Person, any consent, approval, waiver, order or authorization of, or registration, declaration or filing with or exemption by such Governmental Entity or Person, as the case may be.

         "CONSTITUENT CORPORATIONS" shall have the meaning set forth in the introductory paragraph of this Agreement.

         "D&O INSURANCE" shall have the meaning set forth in Section 6.12(c).

         "DEFECTIVE INTEREST" shall have the meaning set forth in Section
6.5(a).

         "DEFECT VALUE" shall have the meaning set forth in Section 6.5(d).

         "DEFENSIBLE TITLE" means for each Well, Unit or Lease specified in the Reserve Report, such title (any element of a Net Revenue Interest which is attributable to a non-consent or sole risk election shall be deemed to be record title) that (i) entitles the Company to receive and retain without reduction or termination throughout the life of such Well, Unit or Lease a Net Revenue Interest in, to and from that Well, Unit or Lease not less than the Net Revenue Interest specified for such Well, Unit or Lease in the Reserve Report (except for such reductions or terminations, if any, as are reflected therein), (ii) obligates the Company to pay and bear throughout the life of such Well, Unit or Lease a share of the costs and risks of exploring, drilling, developing, operating and abandoning that Well, Unit or Lease not greater than the Working Interest specified for such Well, Unit or Lease in the Reserve Report (prior to giving effect to rights of non-consents hereafter exercised by others), (iii) does not have a Material Adverse Effect on the Company's ability to obtain access, produce or otherwise market Hydrocarbons from the Well, Unit or Lease at market rates, and (iv) is free and clear of all Liens, except Permitted Encumbrances.

         "DEPOSIT" shall have the meaning set forth in Section 1.6.

         "DGCL" means the General Corporation Law of the State of Delaware, as amended.

         "DISSENTING SHARES" shall have the meaning set forth in Section 1.5.

         "EFFECTIVE TIME" shall have the meaning set forth in Section 1.3.

         "ENVIRONMENTAL DEFECT" shall have the meaning set forth in Section 6.6.

         "ENVIRONMENTAL DEFECTIVE INTEREST" shall have the meaning set forth in
Section 6.6(a).

         "ENVIRONMENTAL DEFECT NOTICE" shall have the meaning set forth in
Section 6.6.

         "ENVIRONMENTAL DEFECT VALUE" shall have the meaning set forth in
Section 6.6(d).

         "ENVIRONMENTAL LAWS" shall mean all Federal, state and local laws, regulations, rules and ordinances relating to pollution or protection of the environment or human health and safety, including laws relating to releases or threatened releases of Hazardous Substances into the indoor or outdoor environment (including ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Substances; all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances; and all laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, together with the rules and regulations promulgated thereunder.

         "ERISA AFFILIATE" shall have the meaning set forth in Section 3.13(b).

         "ERISA BENEFIT PLAN" means a Benefit Plan maintained as of the date of this Agreement which is also an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) or which is also an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA).

         "ESCROW AGENT" shall have the meaning set forth in Section 1.6.

         "ESCROW AGREEMENT" shall have the meaning set forth in Section 1.6.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

         "EXCHANGE AGENT" shall have the meaning set forth in Section 2.2(a).

         "FACILITIES" means gas and water pipelines and gathering systems and water disposal systems, compressors, wellhead equipment and facilities, central production facilities, saltwater disposal wells and facilities, together with all machinery, equipment, pipe, appliances, material, supplies, buildings, structures, improvements and fixtures used in connection with the exploration, development or operation of a Lease, Well or Unit or the production, treatment, storage, dehydrating, compression, sale, marketing, gathering or transportation of Hydrocarbons from a Lease, Well or Unit.

         "FINANCING" shall have the meaning set forth in Section 4.12.

         "GAAP" means United States generally accepted accounting principles.

         "GOVERNMENTAL ENTITY" means any Federal, state, local or tribal government or authority, or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency.

         "GUARANTOR" shall have the meaning set forth in the recitals.

         "HAZARDOUS SUBSTANCES" shall mean (a) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "contaminants" or "pollutants" or words of similar meaning and regulatory effect; or (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any applicable Environmental Law."

         "HEDGES" means any future, derivative, swap, collar, put, call, cap, option or other contract that is intended to benefit from, relate to, or reduce or eliminate the risk of fluctuations in interest rates, basis risk or the price of commodities, including Hydrocarbons or securities, to which either of the Company or the Company Subsidiary is bound.

         "HYDROCARBONS" means oil, gas, other liquid or gaseous hydrocarbons, or any of them or any combination thereof.

         "INDEBTEDNESS" shall mean, with respect to any Person, without duplication, (a) obligations for borrowed money, (b) obligations evidenced by bonds, debentures, notes or similar instruments, (c) letters of credit issued for the account of such Person (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business), (d) capitalized lease obligations, and (e) guarantees and arrangements having the economic effect of a guarantee of any indebtedness of any other Person.

         "INFORMATION" means technical information pertaining to Wells and/or reserves or deposits or potential reserves or deposits of Hydrocarbons, including all geological, geochemical and geophysical information, geographic and structural geological maps, well logs and related analyses and correlations, paleontological data, stratigraphic studies and data pertaining to permeability or porosity, seismic and gravitational data and production records, engineering and geological data, consultants' studies or reports regarding any of the foregoing and any and all interpretative analyses of the foregoing; insurance policies and bonds, all original books, records, files, documents (including, accounts payable and receivable, accounting records, Leases, deeds, and Company Contracts) that pertain to the Material Oil and Gas Properties; all title information (including, but not limited to, title opinions, abstracts, evidence that rentals, royalties and other payments due under the Leases and Company Contracts have been paid, evidence that Taxes have been paid, evidence that Taxes have been paid, maps and surveys, lease records and data sheets), computer-sensible copies of all computer records pertaining to the Material Oil and Gas Properties; and all written plans for exploration and development, applications, inspection reports, environmental impact statements, assessments and studies, permits, licenses, orders, consents, notices, correspondence and other statements and instruments pertaining to environmental matters and requirements that have been filed with or supplied to or by any Governmental Entity.

         "INDEMNIFIED PERSON" shall have the meaning set forth in Section
6.12(a).

         "KNOWLEDGE" shall mean the actual knowledge of the executive officers of the Company or the executive officers of Parent, as the case may be.

         "LAND" means the lands covered by a Lease and lands within an area covered by a unitization, communitization or pooling agreement or order.
         "LAW" means any law, statute, ordinance, decree, order, judgment, rule or regulation of, including the terms of any license or permit issued by, any Governmental Entity.

         "LEASES" means oil, gas and/or mineral leases, leasehold estates, operating rights and other rights authorizing the owner thereof to explore or drill for and produce Hydrocarbons and other minerals, contractual rights to acquire any such of the foregoing interests, which have been earned by performance, and fee mineral, royalty and overriding royalty interests, in each case, in which the Company has an interest.

         "LIENS" means any pledges, security interests, mortgages, claims, liens, charges and encumbrances of any kind or nature whatsoever.

         "LOWEST COST RESPONSE" means the response required or allowed under Environmental Laws that addresses the condition present at the lowest cost considered as a whole as compared to any other response that is consistent with Environmental Laws. Taking no action shall constitute the Lowest Cost Response if, after investigation, taking no action is determined to be consistent with Environmental Laws, any requirements of contracts, leases or other agreements binding on the property and any requirements of any Governmental Entity with jurisdiction (collectively, the "Environmental Requirements"). If taking no action is not consistent with the Environmental Requirements, the least costly non-permanent remedy (such as mechanisms to contain or stabilize Hazardous Substances, including caps, dikes, encapsulation, leachate collection systems, etc.) shall be the Lowest Cost Response, provided that such non-permanent remedy is consistent with the Environmental Requirements and less costly than a permanent remedy.

         "MARCH 2002 FORM 10-Q" means the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

         "MATERIAL ADVERSE EFFECT" means, when used in connection with the Company or Parent, as the case may be, any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that, individually or taken with all other such changes or effects, is materially adverse to the business, properties, assets, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiary taken as a whole, or Parent and its Subsidiaries taken as a whole, as the case may be; provided, however, that any adverse change, effect or development that is caused by or results from (i) conditions affecting the United States economy generally or the economy of any region in which the Company or Parent, as the case may be, or any of its Subsidiaries conducts business, (ii) conditions generally affecting the oil and gas industry, including the market price for Hydrocarbons, and (iii) the announcement or pendency of this Agreement, the Merger or the transactions contemplated hereby shall not be taken into account in determining whether there has been (or whether there could reasonably be foreseen) a "Material Adverse Effect" with respect to the Company or Parent, as the case may be.

         "MATERIAL OIL AND GAS CONTRACT CURE" shall have the meaning set forth in Section 6.7(c).

         "MATERIAL OIL AND GAS CONTRACT DEFECT" shall have the meaning set forth in Section 6.7.

         "MATERIAL OIL AND GAS CONTRACT DEFECTIVE INTEREST" shall have the meaning set forth in Section 6.7(a).

         "MATERIAL OIL AND GAS CONTRACT DEFECT NOTICE" shall have the meaning set forth in Section 6.7.

         "MATERIAL OIL AND GAS CONTRACT DEFECT VALUE" shall have the meaning set forth in Section 6.7(d).

         "MATERIAL OIL AND GAS CONTRACTS" shall have the meaning set forth in
Section 3.17(b).

         "MATERIAL OIL AND GAS PROPERTY" shall have the meaning set forth in
Section 3.17(b).

         "MERGER" shall have the meaning set forth in the recitals of this Agreement.

         "MERGER CONSIDERATION" shall have the meaning set forth in the recitals of this Agreement.

         "NET REVENUE INTEREST" or "NRI" means the interest (expressed as a percentage or decimal fraction) of the Company listed in the Reserve Report in and to Hydrocarbons produced from or allocated to a Well or Unit, as the case may be, after deducting all applicable Production Burdens.

         "NOTICE DEADLINE" shall have the meaning set forth in Section 6.5.

         "NPL" shall have the meaning set forth in Section 3.16(f).

         "OIL AND GAS PROPERTIES" means, with respect to Company, all of Company's right, title and interest in, to and under, or derived from, Leases, Wells and Units listed in the Reserve Report together with all property, whether real, personal or mixed, used in or related to the operation and maintenance of Leases, Wells and Units, including its right, title and interest in Land, Facilities, Company Contracts and Information pertaining or relating thereto.

         "OUTSIDE DATE" shall have the meaning set forth in Section 8.1(b)(i).

          "PARENT" shall have the meaning set forth in the introductory paragraph of this Agreement.

         "PARENT FINANCIAL STATEMENTS" shall have the meaning set forth in
Section 4.4.

         "PAYOUT BALANCES" shall have the meaning set forth in Section 3.18(i).

         "PERMITS" means approvals, authorizations, certificates, filings, franchises, licenses or permits.

         "PERMITTED ENCUMBRANCES" means the following:

                    (i) liens for Taxes or assessments or charges of any
               Governmental Entity (A) not yet due and payable and (B) to the extent identified in the Company Disclosure Letter, Taxes and assessments and charges due but being contested in good faith, and for which adequate reserves have been established in accordance with GAAP;

                    (ii) materialmen's, mechanics', repairmen's, employees',
               contractors', operators', or other similar liens or charges arising in the ordinary course of business incidental to construction, maintenance or operation of the Oil and Gas Properties (A) if they have not been filed pursuant to law and the time for filing them has expired, (B) if filed, they have not yet become due and payable or payment is being withheld as provided by law, (C) to the extent identified in the Company Disclosure Letter, or (D) if their validity is being contested in good faith by appropriate action and for which adequate reserves have been established in accordance with GAAP;

                    (iii) Production Burdens which do not operate to reduce the
               Company's Net Revenue Interest in a Well, Lease or Unit below the Net Revenue Interest set forth in the Reserve Report for such Well, Lease or Unit;

                    (iv) Liens under contracts (excluding area of mutual
               interest agreements) and pooling and unitization orders of a scope and nature customary in the oil and gas industry and Liens customarily acceptable to prudent oil and gas operators in the area where the Well, Unit, Land, or Lease is located, insofar as they: (A) do not cause the Company's Net Revenue Interest in a Well, Lease or Unit to be less than the Net Revenue Interest set forth in the Reserve Report for such Well, Lease or Unit; (B) do not cause the Company to bear more than the share of the costs and risks of exploring, drilling, developing, operating and abandoning such Well, Lease or Unit equal to the Working Interest set forth in the Reserve Report for such Well, Lease or Unit (prior to giving effect to rights of non-consent hereafter exercised by others and claims with respect to non-payment by defaulting parties other than the Company to operating agreements and similar contracts); and (C) do not materially and adversely affect the Company's ability to access, produce and market Hydrocarbons from a Well, Lease or Unit at market rates.

                    (v) statutory liens securing the payment of production
               proceeds to Persons entitled thereto;

                    (vi) all Consents by any Governmental Entity (if any) in
               connection with the change of ownership or control of an interest in any federal, state or other Lease if the same are customarily obtained after such change of ownership or control by timely filings or other actions;

                    (vii) the terms of contracts relating to the Oil and Gas
               Properties insofar as they: (A) do not cause the Company's Net Revenue Interest in a Well, Lease or Unit to be less than the Net Revenue Interest set forth in the Reserve Report for such Well, Lease or Unit; (B) do not cause the Company to bear more than the share of the costs and risks of exploring, drilling, developing, operating and abandoning such Well, Lease or Unit equal to the Working Interest set forth in the Reserve Report for such Well, Lease or Unit (prior to giving effect to rights of non-consent hereafter exercised by others and claims with respect to non-payment by defaulting parties to operating agreements and similar contracts); and (C) do not materially and adversely affect the Company's ability to access, produce and market Hydrocarbons from a Well, Lease or Unit at market rates.

                    (viii) easements, rights of way and the like incidental to the conduct of the Company's business or the ownership of the Oil and Gas Properties;

                    (ix) any preferential rights to purchase and required Third
               Party Consents to assignments of contracts or property and similar agreements that are not triggered by or required in connection with, the Merger or the Financing;

                    (x) such Title Defects set forth in the Company Disclosure
               Letter or as Parent has waived in writing pursuant to the execution of this Agreement;

                    (xi) rights reserved to or vested in any Governmental Entity to control or regulate any of the assets in any manner; and all applicable laws, rules, regulations and orders of general applicability in the area of the assets;

                    (xii) the litigation and claims set forth in the Company
               Disclosure Letter; and

                    (xiii) liens arising under operating agreements, unitization and pooling agreements and production sales contracts securing amounts not yet due or, if set forth in the Company Disclosure Letter as due, being contested in good faith in the ordinary course of business and for which adequate reserves have been established in accordance with GAAP.

         "PERSON" means an individual, corporation, partnership, association, limited liability company, joint venture, association, trust, unincorporated organization or other entity (including any Person as defined in Section 13(d)(3) of the Exchange Act) or Governmental Entity.

         "PROXY STATEMENT" shall have the meaning set forth in Section 3.5(b).

         "PRODUCTION BURDENS" means all royalty interests, overriding royalty interests, production payments, net profit interests or other similar non-operating interests that constitute a burden on, and are measured by or are payable out of, the production of Hydrocarbons or the proceeds realized from the sale or other disposition thereof, other than Taxes and assessments of Governmental Entities.

         "RECOMMENDATIONS" shall have the meaning set forth in Section 3.15.

         "REPRESENTATIVE" means with respect to any Person, its officers, directors, investment bankers, attorneys, accountants, consultants or other agents, advisors or representatives.

         "RESERVE REPORT" shall have the meaning set forth in Section 3.20.

         "RETAINED EMPLOYEE" shall have the meaning set forth in Section 6.1(a).

         "SEC" means the Securities and Exchange Commission.

         "SECURITIES ACT" means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

         "SHARES" shall have the meaning set forth in the second recital provision of this Agreement.

         "STOCK EQUIVALENTS" shall have the meaning set forth in Section 3.2.

         "SUB" shall have the meaning set forth in the introductory paragraph of this Agreement.

         "SUBSEQUENT DETERMINATION" shall have the meaning set forth in Section 5.3.

         "SUBSEQUENT DETERMINATION NOTICE" shall have the meaning set forth in
Section 5.3.

         "SUBSIDIARY" or "SUBSIDIARY" of any person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which is owned directly or indirectly by such first person).

         "SUPERIOR PROPOSAL" shall have the meaning set forth in Section 5.2(d).

         "SURVIVING CORPORATION" shall have the meaning set forth in Section
1.1.

         "TAX" and "TAXES" means any Federal, state or local net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum or any other tax, custom, duty, levy, tariff, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity.

         "TAX RETURN" means any return, report or similar statement (including any related or supporting information) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

         "TERMINATION FEE" shall have the meaning set forth in Section 6.8.

         "THIRD PARTY" means any Person (or group of Persons) other than Parent and its affiliates.

         "TITLE DEFECT" means any lien, encumbrance, adverse claim, encroachment, irregularity, defect in or objection to real property title, excluding Permitted Encumbrances, that alone or in combination with other defects renders the title of the Company to a Material Oil and Gas Property to be less than Defensible Title. Notwithstanding the foregoing, the following shall not be considered Title Defects:

                    (i) defects based solely on lack of information in the
               Company's files provided that the public records contain such information;

                    (ii) defects in the early chain of title consisting of the mere failure to recite marital status in a document or omissions of successors of heirship or estate proceedings, unless Parent provides affirmative evidence that such failure or omission has resulted in another party's actual and superior claim of title to the relevant Material Oil and Gas Property;

                    (iii) defects arising out of lack of survey, unless a survey is required by applicable laws or regulations; and

                    (iv) defects that are shown by the Company by a
               preponderance of evidence to be defensible by possession under applicable statutes of limitation for adverse possession or for prescription.

         "TITLE DEFECT NOTICE" shall have the meaning set forth in Section 6.5.

         "TRANSFER TAXES" shall have the meaning set forth in Section 6.10.

         "TREASURY REGULATIONS" means the final and temporary (but not proposed) income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

         "UNITS" means the area covered by a unitization, communitization or pooling agreement or order applicable to Leases (or any portion thereof) or Wells in which the Company has an interest, but only as to those formations in which a Well or Wells are currently completed and producing Hydrocarbons.

         "VOTING AGREEMENT" shall have the meaning set forth in the recitals of this Agreement.

         "WELL" means a well for the purpose of producing Hydrocarbons or disposing of fluids produced in connection with the production of Hydrocarbons, in which the Company has an interest.

         "WILLIAM BLAIR" shall have the meaning set forth in Section 3.14.

         "WORKING INTEREST" or "WI" means the interest (expressed as a percentage or decimal fraction) of the Company in any Lease, Well or Unit listed in the Reserve Report before giving effect to any applicable Production Burdens which equals the percentage of all costs and expenses associated with the exploration, drilling, development, operation and abandonment of such Well or Unit required to be borne by the Company or any of its Subsidiaries (prior to giving effect to rights of non-consent hereafter exercised by others and claims with respect to non-payment by defaulting parties to operating agreements and similar contracts).

         9.4. COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed counterpart by facsimile shall be effective to the fullest extent permitted by applicable law.

         9.5. ARBITRATION. Disputes arising concerning whether Parent has the right to terminate this Agreement pursuant to Section 8.1(g) shall be resolved by arbitration as set forth herein and shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16, and with any disputes over the scope of discovery to be determined by the arbitrators. The party hereto desiring arbitration shall commence arbitration by written notice to the other party setting forth its claim or its understanding of the dispute in reasonable detail with supporting documentation as necessary for an arbitrator to understand the dispute.

         (a) The chief executive officer of each of Parent and the Company shall select independent and impartial arbitrators pursuant to the following provisions: (i) for disputes concerning Environmental Defect Values or Lowest Cost Responses, the arbitrator shall be an environmental engineer (ii) for disputes concerning Title Defect Values, the arbitrator shall be an oil and gas title expert and (iii) for disputes concerning Material Oil and Gas Contract Defect Values, the arbitrator shall be an attorney selected by the United States District Judge then senior in service for the Southern District of Texas, Houston Division. Each arbitrator shall be generally familiar with the oil and gas industry, preferably with no fewer than ten years of practical experience in the relevant field of the oil and gas industry in dispute. In the event that the parties fail to select arbitrators as required above, the arbitrator shall be selected by the United States District Judge then senior in service for the Southern District of Texas, Houston Division.

         (b) All matters arbitrated hereunder shall be arbitrated in Dallas, Texas.

         (c) The arbitrator(s) shall conduct a hearing no later than fifteen
(15) days after initiation of arbitration, and a decision shall be rendered within fifteen (15) days following the hearing. At the hearing, the parties shall present such evidence and witnesses as they may choose, with or without counsel. Adherence to formal rules of evidence shall not be required, but arbitrators shall consider any evidence and testimony deemed relevant, in accordance with procedures that it determines to be appropriate. The arbitration award shall be in writing and shall specify the factual and legal bases for the award. The role of the arbitrator(s) shall be the determination of the amount in controversy for any given dispute and arbitrators may not award any other remedy or relief, whether legal or equitable.

         (d) The arbitrator(s) shall be entitled to a fee commensurate with their fees for professional services requiring similar time and effort. The fees of the arbitrator(s) and other costs of the arbitration shall be borne 50% by the Company and 50% by Parent.

         (e) The submission and agreement to arbitrate shall be governed by and specifically enforceable in accordance with the laws of the State of Delaware. Arbitration may proceed in the absence of any party if notice of the proceedings has been given to such party. Each of the Company and Parent agrees to abide by all awards rendered in such proceedings and such awards shall be final and binding on each of the Company and Parent.

         (f) The arbitration procedures provided by this Section 9.5 are provided for the limited purpose of resolving the types of disputes enumerated above and no party hereto shall have the right to cause the other party to arbitrate a dispute pursuant to the provisions hereof if such dispute does not stem from one of the types of express claims for which dispute resolution is provided under this Section 9.5, or if such claim is not brought within the specified time frame for such claim as provided for herein.

         9.6. ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement, including the Company Disclosure Letter and all exhibits and schedules hereto, and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement, except for the provisions of Section 6.12, is not intended to confer upon any Person other than the parties any rights or remedies.

         9.7. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof; provided, however, that issues related to Land shall be governed by the laws of the state in which the Land in question is located.

         9.8. ASSIGNMENT. Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned in whole or in party by any party (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

         9.9. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

         9.10. ENFORCEMENT OF THIS AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, such remedy being in addition to any other remedy to which any party is entitled at law or in equity. It is further agreed that the Company may enforce this Agreement and seek damages for and on behalf of its stockholders.

         9.11. OBLIGATIONS OF SUBSIDIARIES. Whenever this Agreement requires any subsidiary of Parent (including Sub) or of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of Parent or the Company, as the case may be, to cause such Subsidiary to take such action.

                                SIGNATURE PAGE TO
                       MAYNARD/PLANTATION MERGER AGREEMENT

         IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

PLANTATION PETROLEUM                               MAYNARD OIL COMPANY
HOLDINGS, LLC


By:                                                By:
     --------------------------------------           --------------------------
         Thomas C. Meneley, President                 James G. Maynard, Chairman


PLANTATION PETROLEUM ACQUISITION CORP.


By:
     --------------------------------------
         Thomas C. Meneley, President



                                    GUARANTEE

         Plantation Petroleum Corp. and Plantation Petroleum Ventures, Ltd. hereby jointly and severally unconditionally guarantee the prompt payment and performance of all liabilities and obligations of Parent and Sub under this Agreement.

                                       PLANTATION PETROLEUM CORP.

                                       By:
                                          --------------------------------------
                                                Thomas C. Meneley, President


                                       PLANTATION PETROLEUM VENTURES, LTD., by
                                       Plantation Petroleum Management, LLC, its general partner


                                       By:
                                            ------------------------------------
                                                Thomas C. Meneley

                                                                         ANNEX B


                                VOTING AGREEMENT


         THIS VOTING AGREEMENT ("AGREEMENT") is made and entered into as of the 25th day of April, 2002, by and between Plantation Petroleum Holdings, LLC, a Delaware limited liability company ("PARENT"), and the stockholders listed on the signature page hereof (the "STOCKHOLDERS").

         WHEREAS, Maynard Oil Company, a Delaware corporation (the "COMPANY"), and Parent have entered into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or supplemented, the "MERGER AGREEMENT"), providing for the merger of a wholly-owned subsidiary of Parent with and into the Company (the "MERGER") upon the terms and subject to the conditions set forth in the Merger Agreement;

         WHEREAS, each Stockholder beneficially owns the number of shares of common stock, par value $.10 per share ("COMPANY COMMON STOCK"), of the Company set forth opposite its name on the signature page hereof (the "SUBJECT SHARES"); and

         WHEREAS, as a condition to entering into the Merger Agreement, Parent has requested that the Stockholders enter into this Agreement, pursuant to which each Stockholder shall vote to approve and adopt the Merger Agreement and the Merger in accordance with the terms hereof and thereof.

         NOW, THEREFORE, in consideration of the premises and promises contained herein, the parties agree as set forth below.

         1. The Subject Shares. Each Stockholder is the record owner of, and has good and marketable title to, the Subject Shares, free and clear of any Liens (as defined in the Merger Agreement) whatsoever. The Stockholder does not own, of record or beneficially, any shares of capital stock of the Company, other than the Subject Shares set forth opposite its name on the signature page. Each Stockholder has full power to vote and dispose of the Subject Shares registered in its name and there are no restrictions on any Stockholder's voting rights or rights of disposition with respect to the Subject Shares, except as set forth herein or imposed by federal or state securities laws. No Stockholder owns any options to purchase or rights to subscribe for or otherwise acquire any capital stock of the Company or has any voting rights with respect to capital stock of the Company, other than the Subject Shares.

         2. Covenants of Stockholders. Subject to Section 5 hereof, and without in any way limiting a Stockholder's right to vote the Subject Shares in its sole discretion on any other matters that may be submitted to a stockholder vote, consent or other approval (including by written consent), each Stockholder shall vote (or cause to be voted) the Subject Shares in favor of the Merger and for the approval and adoption by the Company of the Merger Agreement. Prior to termination of the Merger Agreement, the Stockholders agree not to vote these Subject Shares in favor of an Acquisition Proposal (as defined in the Merger Agreement). Each of the Stockholders agrees that during the term of this Agreement, the Stockholder shall attend or otherwise participate in all duly called stockholder meetings and any adjournments thereof and in all actions by written consent of stockholders.

         3. No Proxies or Encumbrances. Except as otherwise provided herein, no Stockholder shall, directly or indirectly, grant any proxies or powers of attorney with respect to the Subject Shares, deposit the Subject Shares into a voting trust, or enter into any other voting agreement with respect to the Subject Shares. No Stockholder shall sell, assign, transfer, encumber or dispose of any Subject Shares, unless the recipient or party to the encumbrance agrees to the covenants set forth herein. There are no restrictions on the Stockholder's voting rights or rights of disposition pertaining thereto except as set forth in this Agreement or imposed by federal and state securities law. None of the Subject Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such shares.

         4. Non-contravention. The execution and delivery of this Agreement by each Stockholder and the compliance by each Stockholder with the provisions hereof will not (i) result in, or give rise to, a violation or breach of or a default under any of the terms of any contract, agreement or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or any of its Subject Shares may be bound, or (ii) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation which would reasonably be expected to adversely affect the Stockholder's ability to perform its obligations under this Agreement.

         5. Authorization. The execution, delivery and performance by each Stockholder of this Agreement and the consummation by the Stockholder of the transactions contemplated hereby are within the Stockholder's powers and have been duly authorized by all necessary actions, if any, including all necessary actions by the trustees of the Stockholder, if the Stockholder is a trust. This Agreement constitutes a valid and binding agreement of each Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors rights generally, or general equitable principles.

         6. Certain Events. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Subject Shares and shall be binding upon any person or entity to which ownership of its Subject Shares shall pass, whether by operation of law or otherwise, including the Stockholder's successors. In the event of any stock split, stock dividend, reorganization, recapitalization or other change in the capital structure of the Company affecting the Company Common Stock, or the acquisition of additional shares of Company Common Stock by the Stockholder (whether by purchase or otherwise), the number of Subject Shares listed on the signature page hereof beside the name of the Stockholder shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional or decreased shares of Company Common Stock issued to or acquired or disposed of by the Stockholder.

         7. Termination. This Agreement shall terminate, and the provisions hereof shall be of no further force or effect, upon the earlier of the effectiveness of the Merger or the termination of the Merger Agreement in accordance with its terms.

         8. Action as Director. Nothing in this Agreement shall restrict any Stockholder or affiliate of a Stockholder from taking any action in the capacity of a director of the Company or from fulfilling his fiduciary duties under Delaware law.

         9. Filing of Agreement with Registered and Principal Office. The Stockholders shall promptly cause a copy of this Agreement to be filed with the Company at its registered office and its principal place of business.

         10. General Provisions.

         (a) Amendments. This Agreement may not be amended, except by an instrument in writing signed by each of the parties hereto.

         (b) Notice. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Parent in accordance with Section 9.2 of the Merger Agreement and to the Stockholder at its address set forth on the signature page hereof (or at such other address for a party as shall be specified by like notice).

         (c) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the Stockholders, on the one hand, without the prior written consent of Parent nor by Parent, on the other hand, without the prior written consent of the Stockholders. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         (d) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other parties. Signatures may be by facsimile or other electronic means.

         (e) Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and is not intended to confer any rights or remedies upon any person other than the parties hereto.

         (f) Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

         (g) Publication. Each Stockholder hereby permits Parent and the Company to publish and disclose in all documents and schedules filed with the Securities and Exchange Commission the Stockholder's identity and ownership of shares of stock of the Company and the nature of its commitments, arrangements, and understandings pursuant to this Agreement.

         (h) Specific Enforcement; Remedies Cumulative. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

         (i) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

         IN WITNESS WHEREOF, the undersigned here caused this Agreement to be executed and the date first written above.


                                                                        SUBJECT
PARENT:                      STOCKHOLDERS:                               SHARES
By:                          BCTM, INC.                                  300,000
   ------------------------                                              Shares
Name:
Title:                       ------------------------------
                             By: James G. Maynard
                                  As: President

                             JOAN B. MAYNARD TRUST DATED
                             APRIL 30, 1976                        10,000 Shares

                             ------------------------------
                             By: Joan B. Maynard
                             As: Trustee

                             JAMES G. MAYNARD TRUST DATED             2,446,596
                             APRIL 30, 1976                            Shares


                             ------------------------------
                             By: James G. Maynard
                             As: Trustee

                                                                         ANNEX C




                                 April 23, 2002


Board of Directors
Maynard Oil Company
8080 N. Central Expressway Suite 660
Dallas, TX 75206

Gentlemen:

         You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock (individually, a "Stockholder," and collectively, the "Stockholders") of Maynard Oil Company (the "Company") of the $17.00 per share in cash (the "Merger Consideration ") proposed to be paid to the Stockholders pursuant to the draft Agreement and Plan of Merger (the "Merger Agreement") by and among Plantation Petroleum Holdings, LLC, a Delaware limited liability company ("Parent"), Plantation Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), and the Company. Pursuant to the terms of and subject to the conditions set forth in the Merger Agreement, the Sub will merge with and into the Company (the "Merger") and each share of common stock, par value $0.10 per share, of the Company ("Company Common Stock") (other than Dissenting Shares (as defined in the Merger Agreement)) will be converted in the Merger into the right to receive an amount equal to the Merger Consideration.

         In connection with our review of the proposed Merger and the preparation of our opinion herein, we have examined: (a) a draft of the Merger Agreement; (b) certain audited historical financial statements of the Company for the three years ended December 31, 2001; (c) the Company's December 31, 2001 reserve engineering report prepared by the Company's management and audited by Netherland, Sewell and Associates, Inc. an independent petroleum consulting firm (the "Engineering Consultant"), relating to estimates of the proved oil and gas reserves of the Company as of December 31, 2001 (the "Reserve Report"); (d) certain internal business, operating and financial information and forecasts (the "Forecasts") of the Company, prepared by the senior management of the Company; (e) the publicly available financial terms of certain other business combinations that we deemed relevant; (f) the financial position and operating results of the Company compared with those of certain other publicly traded companies that we deemed relevant; (g) current and historical market prices and trading volumes of the Company Common Stock; and (h) certain other publicly available information relating to the Company. We have also held discussions with members of the senior management of the Company and representatives of the Company to discuss the foregoing, the past and current business operations, the financial condition and the future prospects of the Company. We have also held discussions with you and the Company's legal counsel to discuss the proposed Merger and the results of our analysis and examination, and have considered other matters which we have deemed relevant to our inquiry and have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant or appropriate. In connection with our engagement, we were requested by the Company to approach, and held discussions with, third parties to both solicit and respond to indications of interest in a possible acquisition of the Company. We were not requested to consider, and our opinion does not address, any term of the Merger or the Merger Agreement other than the Merger Consideration to be paid to the Stockholders in the Merger pursuant to the Merger Agreement.

         In rendering our opinion, we have assumed and relied, without any duty of independent verification, upon the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with us for purposes of our opinion, including without limitation the Forecasts and the Reserve Report provided to us by senior management. We have not made or obtained an independent valuation or appraisal of the assets, liabilities or solvency of the Company. We have been advised by the senior management of the Company that the Forecasts examined by us have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of the Company. With respect to the estimates of proved oil and gas reserves of the Company contained in the Reserve Report, we have assumed that such estimates have been reasonably prepared on bases reflecting the best available estimates and judgments of the Company's management and/or the Engineering Consultant. In that regard, we have assumed, with your consent, that (i) the Forecasts will be achieved and (ii) all material assets and liabilities (contingent or otherwise) of the Company are as set forth in the Company's financial statements or other information made available to us. We express no opinion with respect to the Forecasts, the Reserve Report or the estimates and judgments on which they are based. Our opinion herein is based upon economic, market, financial and other conditions existing on, and other information disclosed to us as of, the date of this letter. It should be understood that, although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion herein. We have relied as to all legal matters on advice of counsel to the Company, and have assumed that the Merger will be consummated on the terms described in the Merger Agreement, without any waiver of any material terms or conditions by the Company, and that the executed form of the Merger Agreement will be in substantially the form of the last draft of the Merger Agreement reviewed by us.

         William Blair & Company has been engaged in the investment banking business since 1935. We continually undertake the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. We have acted as an investment banker to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon consummation of the Merger. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement. In the ordinary course of our business, we may beneficially own or actively trade the common shares and other securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

         We are expressing no opinion herein as to the prices at which the Company Common Stock has traded or will trade following the announcement of the proposed Merger. Such trading price may be affected by a number of factors, including but not limited to (i) changes in prevailing interest rates and other factors which generally influence the price of securities, (ii) adverse changes in the current capital markets, (iii) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of the Company specifically, or in the oil and gas markets in general, (iv) any necessary actions by or restrictions of federal, state or other governmental agencies or regulatory authorities, and (v) timely completion of the Merger on terms and conditions that are acceptable to all parties at interest.

         Our investment banking services and our opinion were provided for the use and benefit of the Board of Directors of the Company in connection with its consideration of the proposed Merger contemplated by the Merger Agreement. Our opinion is limited to the fairness, from a financial point of view, to the Stockholders of the Merger Consideration to be paid to the Stockholders in the Merger pursuant to the Merger Agreement, and we do not address the merits of the underlying decision by the Company to engage in the Merger. Furthermore, our opinion does not constitute a recommendation to any Stockholder as to how such Stockholder should vote with respect to the proposed Merger or any matter related thereto. It is understood that this letter may not be disclosed or otherwise referred to without our prior written consent, except that this letter may be reproduced in its entirety in a proxy statement mailed to the Stockholders by the Company in connection with the Merger.

         Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the Merger Consideration to be paid to the Stockholders in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to the Stockholders.

                                                 Very truly yours,



                                                 -------------------------------
                                                 WILLIAM BLAIR & COMPANY, L.L.C.

                                                                         ANNEX D

                    THE FOLLOWING IS THE TEXT OF SECTION 262
                    OF THE DELAWARE GENERAL CORPORATION LAW:

SS. 262. APPRAISAL RIGHTS.


(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.


(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss. 251 (other than a merger effected pursuant to ss. 251(g) of this title), ss. 252, ss. 254, ss. 257, ss. 258, ss. 263 or ss. 264 of this title:


         (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss. 251 of this title.


         (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:


                  a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

                  b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;


                  c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or


                  d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and
                  c. of this paragraph.


         (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.


(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.


(d)  Appraisal rights shall be perfected as follows:


         (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

         (2) If the merger or consolidation was approved pursuant to ss. 228 or ss. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.


(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares.

Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.


(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.


(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.


(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.


(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.


(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.


(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.


(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                        -------------------------------
                                  VOTE BY MAIL
                        -------------------------------
                     Please mark,  sign and date your proxy
                     card and return it in the POSTAGE-PAID
                     ENVELOPE  provided  or  return  it to:
                     [Mellon Investor Services].






      PLEASE SIGN AND DATE THIS PROXY WHERE INDICATED BELOW BEFORE MAILING.
         / PLEASE FOLD AND DETACH CARD AT PERFORATION BEFORE MAILING. /
--------------------------------------------------------------------------------





PROXY                        MAYNARD OIL COMPANY                          PROXY
--------------------------------------------------------------------------------
           PROXY FOR SPECIAL MEETING OF STOCKHOLDERS ON JULY 17, 2002
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints James G. Maynard and Glenn R. Moore proxies, each with the power to appoint his substitute and with authority in each to act in the absence of the other, to represent and to vote all shares of stock of Maynard Oil Company which the undersigned is entitled to vote at the Special Meeting of Stockholders of Maynard Oil Company to be held at the offices of Maynard Oil Company on July 17, 2002 at 9:30 a.m., local time, and any adjournments or postponements thereof, as indicated on the proposals described in the Proxy Statement, and all other matters properly coming before the Special Meeting of Stockholders of Maynard Oil Company, or any adjournment or postponement thereof. This proxy revokes all prior proxies given by the undersigned.

                                               ---------------------------------
                                               Signature(s)


                                               ---------------------------------
                                               Signature(s)

                                               Date:                      , 2002
                                                    ----------------------------

                                               Please sign  exactly as your name
                                               or names appear hereon. For joint
                                               accounts,   both  owners   should
                                               sign.  When  signing as executor,
                                               administrator,  attorney, trustee
                                               or  guardian,  etc.,  please give
                                               your full title.

================================ADMISSION CARD==================================


                              MAYNARD OIL COMPANY
                        SPECIAL MEETING OF STOCKHOLDERS
                            JULY 17, 2002 - 9:30 A.M.




                 PLEASE BRING THIS CARD TO THE SPECIAL MEETING.
       IT WILL EXPEDITE YOUR ADMITTANCE WHEN PRESENTED UPON YOUR ARRIVAL.



                              MAYNARD OIL COMPANY
                    8080 NORTH CENTRAL EXPRESSWAY, SUITE 660
                              DALLAS, TEXAS 75206
================================================================================


                         / PLEASE FOLD AND DETACH HERE /













        / PLEASE FOLD AND DETACH CARD AT PERFORATION BEFORE MAILING. /
-------------------------------------------------------------------------------


PROXY                          MAYNARD OIL COMPANY                        PROXY
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THE BOARD OF DIRECTORS  RECOMMENDS A VOTE FOR THE PROPOSAL.  PLEASE MARK VOTE IN
BOX IN THE FOLLOWING MANNER |X| USING DARK INK ONLY. THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE. IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR THE PROPOSAL.
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         Authorization  and adoption of the Agreement and Plan of Merger,  dated as of April 25, 2002, by and among Maynard Oil Company, a Delaware corporation, Plantation Petroleum Holdings, LLC, a Delaware limited liability company, and Plantation Petroleum Acquisition Corp., a
         Delaware   corporation  and   wholly-owned   subsidiary  of  Plantation
         Petroleum Holdings, LLC.

                      / / FOR         / / AGAINST      / / ABSTAIN

    / / Mark here if you plan to attend the Special Meeting.

       IMPORTANT--THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.